Filed by Maplebear Inc.

Pursuant to Rule 425 under the Securities Act of 1933

and deemed filed pursuant to Rule 14a-12

under the Exchange Act of 1934

Subject Company: Maplebear Inc.

Commission File No.: 001-41805

The following communications are being filed in connection with the acquisition of Maplebear Inc. (“Instacart” or the “Company”) by DoorDash, Inc. (“DoorDash”)

Instacart Blog Post

The following blog post was made available in connection with the transaction beginning on October 29, 2026.

Advancing the Future of Grocery with DoorDash

Today, we announced that Instacart has signed a definitive agreement to be acquired by DoorDash, marking an exciting new chapter for our company.

I’ve said many times that grocery is an enormous category, and we’re still in the early stages of realizing what technology can do to transform it and help the entire industry grow. By bringing together DoorDash’s global consumer reach and logistics capabilities with Instacart’s purpose-built grocery technology and trusted retailer and brand relationships, we have the potential to accelerate our impact in a really meaningful way.

Over the past year, we’ve made incredible progress across our business. We’ve strengthened our marketplace, increased adoption of our enterprise technologies, and grown the breadth and depth of our ads and data ecosystem. We enter this next chapter well-positioned for success, with even greater opportunities ahead.

I want to thank our incredible employees, retail and brand partners, and shoppers for everything they’ve done to bring us to this moment. You can read more about today’s announcement in the joint press release here.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or the future financial or operating performance of DoorDash, Inc. (“DoorDash”) or Maplebear Inc. (the “Company”). In some cases, you can identify forward-looking statements because they contain words such as “may,” “aim,” “will,” “should,” “expect,” “plan,” “try,” “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “toward,” or “continue” or the negative of these words or other similar terms or expressions that concern DoorDash’s or the Company’s expectations, strategies, plans, or intentions. Forward-looking statements in this communication include, but are not limited to, statements regarding the proposed acquisition of the Company by DoorDash pursuant to the Agreement and Plan of Merger among DoorDash, Ibiza Merger Sub, Inc., a wholly owned subsidiary of DoorDash, and the Company (the “Merger Agreement” and such transaction, the “Proposed Transaction”); the expected financing of the Proposed Transaction; the expected timing and likelihood of completion of the Proposed Transaction on the terms contemplated or at all; the expected benefits, synergies, and strategic value of the Proposed Transaction, including the future financial and operating performance of the combined company; DoorDash’s plans and expectations regarding the integration of the Company; and the plans, objectives, expectations, and intentions of DoorDash and the Company with respect to the Proposed Transaction, the period of pendency of the Proposed Transaction, and the combined company. These expectations and beliefs may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay a termination fee or reimburse expenses; the ability to obtain, or delays in obtaining, governmental and regulatory approvals required for the Proposed Transaction, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any required clearance or approval under the Competition Act (Canada) or under the Israeli Economic Competition Law-1988, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Proposed Transaction; the ability to obtain the requisite approval of the Company stockholders; the satisfaction or waiver of the other conditions to the closing of the Proposed Transaction; delays in completing the Proposed Transaction, or the failure to complete the Proposed Transaction at all; the ability to obtain adequate financing or financings on satisfactory terms and the effect of any indebtedness incurred in connection with the Proposed Transaction on the combined company’s credit ratings; the ability to successfully integrate the Company’s business and to realize the anticipated cost savings, synergies, and other benefits of the Proposed Transaction within the expected timeframe or at all; the effect of any announcement relating to the Proposed Transaction on the market price of DoorDash’s or the Company’s common stock; fluctuations in the market price of DoorDash common stock and the possibility that the Company stockholders may receive a form of consideration different from what they elect as a result of proration; the nature, cost, and outcome of any litigation related to the Proposed Transaction; the risk that the Proposed Transaction disrupts current plans and operations or diverts management’s attention from ongoing business operations and opportunities; adverse reactions or changes to business or employee relationships resulting from the announcement, pendency, or completion of the Proposed Transaction; the ability of DoorDash and the Company to retain and hire key personnel; economic, financial, social, or political conditions that could adversely affect DoorDash or the Company; the macroeconomic environment and geopolitical uncertainty; competition; changes in legislation or governmental regulations; legal proceedings and regulatory matters and developments; and DoorDash’s and the Company’s respective brands and reputations. The forward-looking statements contained in this communication are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in the filings of DoorDash and the Company with the Securities and Exchange Commission (the “SEC”), including DoorDash’s and the Company’s respective Annual Reports on Form 10-K for the year ended December 31, 2025 and quarterly reports on Form 10-Q filed thereafter, as well as in the registration statement on Form S-4 and the proxy statement/prospectus described below when they become available. All forward-looking statements in this communication are based on information available to DoorDash and the Company and assumptions and beliefs as of the date hereof, and each of DoorDash and the Company disclaims any obligation to update any forward-looking statements, except as required by law.

Important Additional Information Will Be Filed with the SEC and Where to Find It

In connection with the Proposed Transaction, DoorDash intends to file with the SEC a registration statement on Form S-4 (the “Registration Statement”) to register the shares of DoorDash common stock to be issued in connection with the Proposed Transaction. The Registration Statement will include a proxy statement of the Company that also constitutes a prospectus of DoorDash (the “proxy statement/prospectus”). Each of DoorDash and the Company may also file other relevant documents with the SEC regarding the Proposed Transaction. After the Registration Statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to stockholders of the Company as of the record date established for voting on the Proposed Transaction. This communication is not a substitute for the Registration Statement, the proxy statement/prospectus, or any other document that DoorDash or the Company may file with the SEC in connection with the Proposed Transaction. INVESTORS AND SECURITY HOLDERS OF DOORDASH AND THE COMPANY ARE URGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE PROXY STATEMENT/PROSPECTUS AND DOCUMENTS INCORPORATED THEREIN BY REFERENCE, AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DOORDASH, THE COMPANY, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO, AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the Registration Statement and the proxy statement/prospectus (when available), as each may be amended or supplemented from time to time, and other documents containing important information about DoorDash, the Company, and the Proposed Transaction, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by DoorDash, including the proxy statement/prospectus (when available), will be available free of charge on DoorDash’s investor relations website at ir.doordash.com. Copies of the documents filed with the SEC by the Company, including the proxy statement/prospectus (when available), will be available free of charge on the Company’s investor relations website at investors.instacart.com.

Participants in the Solicitation

DoorDash, the Company, and certain of their respective directors, executive officers, and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the Proposed Transaction under the rules of the SEC. Information about the directors and executive officers of DoorDash, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in DoorDash’s Annual Report on Form 10-K for the year ended December 31, 2025, its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, and its definitive information statement on Schedule 14C filed with the SEC on August 27, 2026 (including the beneficial ownership information set forth therein), each filed with the SEC. Information about the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, each filed with the SEC. To the extent holdings of securities by the directors and executive officers of DoorDash or the Company have changed from the amounts reflected therein, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3, Statements of Changes in Beneficial Ownership on Form 4, or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5 subsequently filed with the SEC.

Other information regarding the interests of participants in the proxy solicitation, which may differ from the interests of DoorDash and the Company stockholders generally, will be contained in the Registration Statement, the proxy statement/prospectus, and other relevant materials to be filed with the SEC regarding the Proposed Transaction when they become available. Investors and security holders should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from DoorDash or the Company using the sources indicated above.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute an offer to sell, buy, or exchange, or the solicitation of an offer to sell, subscribe for, buy, or exchange any securities, or a solicitation of any vote or approval, in any jurisdiction, nor shall there be any sale, issuance, exchange, or transfer of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities, including the shares of DoorDash common stock to be issued as part of the merger consideration in the Proposed Transaction, shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Email from Instacart’s CEO to All Instacart Employees

The following email was sent to Instacart employees on October 29, 2026.

Subj: A New Chapter for Instacart

Confidential - Do Not Forward

Hi Team,

I have some big news to share with you today. We have just announced that Instacart signed an agreement to be acquired by DoorDash.

This is a significant moment for our company, and I’m really excited about the opportunity ahead of us.

Over the past year, we’ve made incredible progress across our business. We’ve strengthened our marketplace, increased adoption of our enterprise technologies, and grown the breadth and depth of our ads and data ecosystem. We’re announcing our Q3 results alongside the acquisition announcement this morning, and I’m proud to share that Q3 was our best quarter ever as a public company. Our fundamentals keep getting stronger, and we’ve got solid consumer demand, improving customer engagement, and expanding profitability.

I’ve said many times that grocery is an enormous category, and we’re still in the early stages of realizing what technology can do to transform it and help the entire industry grow. By bringing together DoorDash’s global consumer reach, local delivery network, and logistics capabilities with Instacart’s purpose-built grocery technology and trusted retailer and brand relationships, we have the potential to accelerate our impact in a really meaningful way.

Together, we expect consumers will have access to faster delivery options and more selection and savings, retailers and brands will have better tools to compete and grow, and shoppers will have more ways to earn. And importantly, we can bring our technology and innovation to more people, in more places, faster.

I’ve gotten to know the DoorDash team well throughout this process. They have deep admiration and respect for our business and understand that Instacart’s success is the result of your collective contributions. I’m excited about what we can accomplish together and the opportunities to extend our reach and expand our collective impact on our stakeholders.

I want to be clear about what happens next. While today marks an important milestone, it is the first of many steps required to officially combine our two companies. We expect the transaction to close by the end of 2027 or in the first half of 2028, subject to customary closing conditions, including regulatory and shareholder approvals.

Instacart and DoorDash will continue to operate as separate, independent companies until the transaction is closed. There will be no immediate changes to your day-to-day responsibilities, and our focus remains on executing on our strategy and delivering for the customers, retailers, brands, and shoppers who rely on us.

I also know an announcement like this naturally raises a lot of questions. I’ll be hosting a Town Hall at 10:00 am PT / 1:00 pm ET today to discuss and begin to answer your questions. We won’t have time to get to every single question, but we’re committed to being as transparent and supportive as we can throughout the process. Also, Tony Xu, the co-founder and CEO of DoorDash, will join us for a Fireside Chat early next week to meet the team and share why he is personally excited about what we can do together.

We’ll also share an FAQ resource shortly that will live on Wiki and establish regular opportunities to answer your questions and provide updates. We’ll be sharing more on all of this soon.

This announcement is a testament to what we have accomplished and the hard work that brought us here. I’m incredibly proud of what we’ve built together, and excited about the opportunity to take it even further. Thank you, as always, for your dedication and commitment.

Chris

[Important Information]

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or the future financial or operating performance of DoorDash, Inc. (“DoorDash”) or Maplebear Inc. (the “Company”). In some cases, you can identify forward-looking statements because they contain words such as “may,” “aim,” “will,” “should,” “expect,” “plan,” “try,” “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “toward,” or “continue” or the negative of these words or other similar terms or expressions that concern DoorDash’s or the Company’s expectations, strategies, plans, or intentions. Forward-looking statements in this communication include, but are not limited to, statements regarding the proposed acquisition of the Company by DoorDash pursuant to the Agreement and Plan of Merger among DoorDash, Ibiza Merger Sub, Inc., a wholly owned subsidiary of DoorDash, and the Company (the “Merger Agreement” and such transaction, the “Proposed Transaction”); the expected financing of the Proposed Transaction; the expected timing and likelihood of completion of the Proposed Transaction on the terms contemplated or at all; the expected benefits, synergies, and strategic value of the Proposed Transaction, including the future financial and operating performance of the combined company; DoorDash’s plans and expectations regarding the integration of the Company; and the plans, objectives, expectations, and intentions of DoorDash and the Company with respect to the Proposed Transaction, the period of pendency of the Proposed Transaction, and the combined company. These expectations and beliefs may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay a termination fee or reimburse expenses; the ability to obtain, or delays in obtaining, governmental and regulatory approvals required for the Proposed Transaction, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any required clearance or approval under the Competition Act (Canada) or under the Israeli Economic Competition Law-1988, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Proposed Transaction; the ability to obtain the requisite approval of the Company stockholders; the satisfaction or waiver of the other conditions to the closing of the Proposed Transaction; delays in completing the Proposed Transaction, or the failure to complete the Proposed Transaction at all; the ability to obtain adequate financing or financings on satisfactory terms and the effect of any indebtedness incurred in connection with the Proposed Transaction on the combined company’s credit ratings; the ability to successfully integrate the Company’s business and to realize the anticipated cost savings, synergies, and other benefits of the Proposed Transaction within the expected timeframe or at all; the effect of any announcement relating to the Proposed Transaction on the market price of DoorDash’s or the Company’s common stock; fluctuations in the market price of DoorDash common stock and the possibility that the Company stockholders may receive a form of consideration different from what they elect as a result of proration; the nature, cost, and outcome of any litigation related to the Proposed Transaction; the risk that the Proposed Transaction disrupts current plans and operations or diverts management’s attention from ongoing business operations and opportunities; adverse reactions or changes to business or employee relationships resulting from the announcement, pendency, or completion of the Proposed Transaction; the ability of DoorDash and the Company to retain and hire key personnel; economic, financial, social, or political conditions that could adversely affect DoorDash or the Company; the macroeconomic environment and geopolitical uncertainty; competition; changes in legislation or governmental regulations; legal proceedings and regulatory matters and developments; and DoorDash’s and the Company’s respective brands and reputations. The forward-looking statements contained in this communication are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in the filings of DoorDash and the Company with the Securities and Exchange Commission (the “SEC”), including DoorDash’s and the Company’s respective Annual Reports on Form 10-K for the year ended December 31, 2025 and quarterly reports on Form 10-Q filed thereafter, as well as in the registration statement on Form S-4 and the proxy statement/prospectus described below when they become available. All forward-looking statements in this communication are based on information available to DoorDash and the Company and assumptions and beliefs as of the date hereof, and each of DoorDash and the Company disclaims any obligation to update any forward-looking statements, except as required by law.

Important Additional Information Will Be Filed with the SEC and Where to Find It

In connection with the Proposed Transaction, DoorDash intends to file with the SEC a registration statement on Form S-4 (the “Registration Statement”) to register the shares of DoorDash common stock to be issued in connection with the Proposed Transaction. The Registration Statement will include a proxy statement of the Company that also constitutes a prospectus of DoorDash (the “proxy statement/prospectus”). Each of DoorDash and the Company may also file other relevant documents with the SEC regarding the Proposed Transaction. After the Registration Statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to stockholders of the Company as of the record date established for voting on the Proposed Transaction. This communication is not a substitute for the Registration Statement, the proxy statement/prospectus, or any other document that DoorDash or the Company may file with the SEC in connection with the Proposed Transaction. INVESTORS AND SECURITY HOLDERS OF DOORDASH AND THE COMPANY ARE URGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE PROXY STATEMENT/PROSPECTUS AND DOCUMENTS INCORPORATED THEREIN BY REFERENCE, AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DOORDASH, THE COMPANY, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO, AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the Registration Statement and the proxy statement/prospectus (when available), as each may be amended or supplemented from time to time, and other documents containing important information about DoorDash, the Company, and the Proposed Transaction, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by DoorDash, including the proxy statement/prospectus (when available), will be available free of charge on DoorDash’s investor relations website at ir.doordash.com. Copies of the documents filed with the SEC by the Company, including the proxy statement/prospectus (when available), will be available free of charge on the Company’s investor relations website at investors.instacart.com.

Participants in the Solicitation

DoorDash, the Company, and certain of their respective directors, executive officers, and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the Proposed Transaction under the rules of the SEC. Information about the directors and executive officers of DoorDash, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in DoorDash’s Annual Report on Form 10-K for the year ended December 31, 2025, its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, and its definitive information statement on Schedule 14C filed with the SEC on August 27, 2026 (including the beneficial ownership information set forth therein), each filed with the SEC. Information about the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, each filed with the SEC. To the extent holdings of securities by the directors and executive officers of DoorDash or the Company have changed from the amounts reflected therein, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3, Statements of Changes in Beneficial Ownership on Form 4, or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5 subsequently filed with the SEC.

Other information regarding the interests of participants in the proxy solicitation, which may differ from the interests of DoorDash and the Company stockholders generally, will be contained in the Registration Statement, the proxy statement/prospectus, and other relevant materials to be filed with the SEC regarding the Proposed Transaction when they become available. Investors and security holders should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from DoorDash or the Company using the sources indicated above.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute an offer to sell, buy, or exchange, or the solicitation of an offer to sell, subscribe for, buy, or exchange any securities, or a solicitation of any vote or approval, in any jurisdiction, nor shall there be any sale, issuance, exchange, or transfer of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities, including the shares of DoorDash common stock to be issued as part of the merger consideration in the Proposed Transaction, shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Email from Instacart’s VP of People to All Instacart Employees

The following email was sent to Instacart employees on October 29, 2026.

Subject: Today’s Announcement: Beginning our Employee Education Campaign

Confidential - Do Not Forward

Team,

Chris shared big news this morning, and I know it raises questions for you all. I want to be clear about what we know today, where you can get answers, and what more we expect to know over time.

What stays the same until close

Instacart and DoorDash remain separate, independent companies until the transaction closes. In this interim period, our people programs, including Flex First, performance, promotion and compensation review cycles, and our wide range of benefits and time off programs, will all continue.

We’ll stay focused on delivering the great work we have underway, so please continue working with your teams and managers on your existing responsibilities and priorities.

Recognizing your role in what comes next

Each of you plays a vital role in sustaining Instacart’s momentum and continuing to deliver for the people and partners who count on us. We also recognize that navigating a period of change takes focus and commitment.

To demonstrate our commitment to you and reward the work ahead, we have agreed with DoorDash that every active full-time employee will be eligible for a deal specific cash retention program, sized as a percentage of base salary. Details, including amount and payment dates, will be available at go/dealupdates by Monday, November 2.

What we don’t know yet

Decisions about org structure, roles and reporting lines after the transaction closes haven’t been made and won’t be determined until then.

Our commitment is to communicate openly, distinguish what’s decided from what’s still being worked through, and share updates as we have more information. We won’t speculate or make promises we can’t stand behind.

Where to find information

Today is the beginning of an ongoing conversation. We’re putting several resources in place to help you stay informed and ask questions:

•	Town Hall: Join us today at 10:00 a.m. PT to hear more and ask questions.

•	Employee resource page: Our dedicated transaction page at go/dealupdates is live today with an announcement FAQ. We’ll continue adding information and updating answers over time.

•	Regular touchpoints: We’re planning for a regular cadence of touchpoints to answer questions and provide updates. These details will be added to go/dealupdates once established.

•	Individual support: Please reach out to your manager, HRBP or hrbp-support@ with any other questions.

Thank you for everything you’re doing for Instacart and for one another.

Michael

[Important Information]

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or the future financial or operating performance of DoorDash, Inc. (“DoorDash”) or Maplebear Inc. (the “Company”). In some cases, you can identify forward-looking statements because they contain words such as “may,” “aim,” “will,” “should,” “expect,” “plan,” “try,” “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “toward,” or “continue” or the negative of these words or other similar terms or expressions that concern DoorDash’s or the Company’s expectations, strategies, plans, or intentions. Forward-looking statements in this communication include, but are not limited to, statements regarding the proposed acquisition of the Company by DoorDash pursuant to the Agreement and Plan of Merger among DoorDash, Ibiza Merger Sub, Inc., a wholly owned subsidiary of DoorDash, and the Company (the “Merger Agreement” and such transaction, the “Proposed Transaction”); the expected financing of the Proposed Transaction; the expected timing and likelihood of completion of the Proposed Transaction on the terms contemplated or at all; the expected benefits, synergies, and strategic value of the Proposed Transaction, including the future financial and operating performance of the combined company; DoorDash’s plans and expectations regarding the integration of the Company; and the plans, objectives, expectations, and intentions of DoorDash and the Company with respect to the Proposed Transaction, the period of pendency of the Proposed Transaction, and the combined company. These expectations and beliefs may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay a termination fee or reimburse expenses; the ability to obtain, or delays in obtaining, governmental and regulatory approvals required for the Proposed Transaction, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any required clearance or approval under the Competition Act (Canada) or under the Israeli Economic Competition Law-1988, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Proposed Transaction; the ability to obtain the requisite approval of the Company stockholders; the satisfaction or waiver of the other conditions to the closing of the Proposed Transaction; delays in completing the Proposed Transaction, or the failure to complete the Proposed Transaction at all; the ability to obtain adequate financing or financings on satisfactory terms and the effect of any indebtedness incurred in connection with the Proposed Transaction on the combined company’s credit ratings; the ability to successfully integrate the Company’s business and to realize the anticipated cost savings, synergies, and other benefits of the Proposed Transaction within the expected timeframe or at all; the effect of any announcement relating to the Proposed Transaction on the market price of DoorDash’s or the Company’s common stock; fluctuations in the market price of DoorDash common stock and the possibility that the Company stockholders may receive a form of consideration different from what they elect as a result of proration; the nature, cost, and outcome of any litigation related to the Proposed Transaction; the risk that the Proposed Transaction disrupts current plans and operations or diverts management’s attention from ongoing business operations and opportunities; adverse reactions or changes to business or employee relationships resulting from the announcement, pendency, or completion of the Proposed Transaction; the ability of DoorDash and the Company to retain and hire key personnel; economic, financial, social, or political conditions that could adversely affect DoorDash or the Company; the macroeconomic environment and geopolitical uncertainty; competition; changes in legislation or governmental regulations; legal proceedings and regulatory matters and developments; and DoorDash’s and the Company’s respective brands and reputations. The forward-looking statements contained in this communication are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in the filings of DoorDash and the Company with the Securities and

Exchange Commission (the “SEC”), including DoorDash’s and the Company’s respective Annual Reports on Form 10-K for the year ended December 31, 2025 and quarterly reports on Form 10-Q filed thereafter, as well as in the registration statement on Form S-4 and the proxy statement/prospectus described below when they become available. All forward-looking statements in this communication are based on information available to DoorDash and the Company and assumptions and beliefs as of the date hereof, and each of DoorDash and the Company disclaims any obligation to update any forward-looking statements, except as required by law.

Important Additional Information Will Be Filed with the SEC and Where to Find It

In connection with the Proposed Transaction, DoorDash intends to file with the SEC a registration statement on Form S-4 (the “Registration Statement”) to register the shares of DoorDash common stock to be issued in connection with the Proposed Transaction. The Registration Statement will include a proxy statement of the Company that also constitutes a prospectus of DoorDash (the “proxy statement/prospectus”). Each of DoorDash and the Company may also file other relevant documents with the SEC regarding the Proposed Transaction. After the Registration Statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to stockholders of the Company as of the record date established for voting on the Proposed Transaction. This communication is not a substitute for the Registration Statement, the proxy statement/prospectus, or any other document that DoorDash or the Company may file with the SEC in connection with the Proposed Transaction. INVESTORS AND SECURITY HOLDERS OF DOORDASH AND THE COMPANY ARE URGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE PROXY STATEMENT/PROSPECTUS AND DOCUMENTS INCORPORATED THEREIN BY REFERENCE, AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DOORDASH, THE COMPANY, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO, AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the Registration Statement and the proxy statement/prospectus (when available), as each may be amended or supplemented from time to time, and other documents containing important information about DoorDash, the Company, and the Proposed Transaction, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by DoorDash, including the proxy statement/prospectus (when available), will be available free of charge on DoorDash’s investor relations website at ir.doordash.com. Copies of the documents filed with the SEC by the Company, including the proxy statement/prospectus (when available), will be available free of charge on the Company’s investor relations website at investors.instacart.com.

Participants in the Solicitation

DoorDash, the Company, and certain of their respective directors, executive officers, and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the Proposed Transaction under the rules of the SEC. Information about the directors and executive officers of DoorDash, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in DoorDash’s Annual Report on Form 10-K for the year ended December 31, 2025, its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, and its definitive information statement on Schedule 14C filed with the SEC on August 27, 2026 (including the beneficial ownership information set forth therein), each filed with the SEC. Information about the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, each filed with the SEC. To the extent holdings of securities by the directors and executive officers of DoorDash or the Company have changed from the amounts reflected therein, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3, Statements of Changes in Beneficial Ownership on Form 4, or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5 subsequently filed with the SEC.

Other information regarding the interests of participants in the proxy solicitation, which may differ from the interests of DoorDash and the Company stockholders generally, will be contained in the Registration Statement, the proxy statement/prospectus, and other relevant materials to be filed with the SEC regarding the Proposed Transaction when they become available. Investors and security holders should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from DoorDash or the Company using the sources indicated above.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute an offer to sell, buy, or exchange, or the solicitation of an offer to sell, subscribe for, buy, or exchange any securities, or a solicitation of any vote or approval, in any jurisdiction, nor shall there be any sale, issuance, exchange, or transfer of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities, including the shares of DoorDash common stock to be issued as part of the merger consideration in the Proposed Transaction, shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Instacart Social Media Posts

The following social media posts by Instacart and Instacart executives were made available in connection with the transaction beginning on October 29, 2026.

Corporate LinkedIn Post

We’re excited to announce that Instacart has entered into a definitive agreement to be acquired by DoorDash.

By bringing together @DoorDash’s global consumer reach and logistics capabilities with Instacart’s purpose-built grocery technology and trusted retailer and brand relationships, we will accelerate our transformation of the grocery industry. Retailers and brands will have better tools to compete and grow, consumers will have more access to affordable groceries, and shoppers will have more ways to earn.

We are incredibly proud of what our teams at Instacart have accomplished and look forward, with DoorDash, to accelerating innovation across the grocery industry and making online grocery more seamless and affordable for the millions of households we serve. Read more about today’s announcement here.

CEO LinkedIn Post

Today is an important milestone for Instacart, and one I’m incredibly excited to share. We have just announced that Instacart signed an agreement to be acquired by DoorDash. Having been part of Instacart’s journey for the past seven years, I’ve seen firsthand what makes this company so special.

We’ve built a differentiated grocery technology platform, forged trusted relationships with customers, retailers, and brands, created meaningful work opportunities for shoppers, and brought together an extraordinary team that continues to push the boundaries of what’s possible in grocery.

I want to thank our incredible employees, shoppers, and partners who have helped make Instacart what it is today. Your dedication, innovation, and commitment to serving customers have brought us to this moment. I’m deeply grateful for everything we’ve built together and excited about what lies ahead for Instacart as part of DoorDash.

[LINK TO COMPANY BLOG POST]

CFO LinkedIn Post

A significant milestone for @Instacart! Our purpose-built grocery technology and trusted retailer and brand relationships, combined with @DoorDash’s global consumer reach and logistics capabilities, will position us to increase competition and accelerate innovation across the grocery industry.

Better tools for retailers and brands, more access to affordable groceries for consumers, and more ways for shoppers to earn. Grateful to the team that built the foundation for this moment!

[LINK TO COMPANY BLOG POST]

General Manager of Advertising LinkedIn Post

This is an exciting day for Instacart! I’m incredibly proud of what we’ve built together at this company and on our Ads team. I’m grateful for all of our partners who have played a huge role in this journey. With DoorDash, we will take it even further. Looking forward to what’s ahead!!

[LINK TO COMPANY BLOG POST]

Chief Marketing Officer LinkedIn Post

Big news for @Instacart today: we just announced that we’ve entered into a definitive agreement to be acquired by @DoorDash!

Together with DoorDash, we will be able to create even more opportunities for our retail and brand partners and an even better experience for customers and shoppers. Grateful for the team behind this and excited for what’s next!

[LINK TO COMPANY BLOG POST]

VP of Global Advertising Sales LinkedIn Post

Big news for Instacart today: we just announced that we’ve entered into a definitive agreement to be acquired by DoorDash.

Together with DoorDash, we will be able to create even more opportunities for our Brand and Retail partners — and an even better experience for customers and shoppers. Grateful for the team behind this and excited for what’s next! Here we go!

[LINK TO COMPANY BLOG POST]

VP of Policy & Government Affairs LinkedIn Post

Today marks an important step for @Instacart. Bringing @DoorDash’s global consumer reach together with our grocery technology will accelerate innovation across the grocery industry, giving local businesses the tools they need to compete, creating more earnings opportunities for shoppers and making online grocery more accessible and affordable for millions of households.

[LINK TO COMPANY BLOG POST]

Chief Commercial Officer LinkedIn Post

Proud to share that we’ve entered into a definitive agreement to be acquired by @DoorDash! Retailers have trusted us to help them compete, and together with DoorDash, we will be able to create even more opportunities for our retail partners and advance the future of grocery. Excited for what’s next!

[LINK TO COMPANY BLOG POST]

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or the future financial or operating performance of DoorDash, Inc. (“DoorDash”) or Maplebear Inc. (the “Company”). In some cases, you can identify forward-looking statements because they contain words such as “may,” “aim,” “will,” “should,” “expect,” “plan,” “try,” “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “toward,” or “continue” or the negative of these words or other similar terms or expressions that concern DoorDash’s or the Company’s expectations, strategies, plans, or intentions. Forward-looking statements in this communication include, but are not limited to, statements regarding the proposed acquisition of the Company by DoorDash pursuant to the Agreement and Plan of Merger among DoorDash, Ibiza Merger Sub, Inc., a wholly owned subsidiary of DoorDash, and the Company (the “Merger Agreement” and such transaction, the “Proposed Transaction”); the expected financing of the Proposed Transaction; the expected timing and likelihood of completion of the Proposed Transaction on the terms contemplated or at all; the expected benefits, synergies, and strategic value of the Proposed Transaction, including the future financial and operating performance of the combined company; DoorDash’s plans and expectations regarding the integration of the Company; and the plans, objectives, expectations, and intentions of DoorDash and the Company with respect to the Proposed Transaction, the period of pendency of the Proposed Transaction, and the combined company. These expectations and beliefs may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay a termination fee or reimburse expenses; the ability to obtain, or delays in obtaining, governmental and regulatory approvals required for the Proposed Transaction, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any required clearance or approval under the Competition Act (Canada) or under the Israeli Economic Competition Law-1988, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Proposed Transaction; the ability to obtain the requisite approval of the Company stockholders; the satisfaction or waiver of the other conditions to the closing of the Proposed Transaction; delays in completing the Proposed Transaction, or the failure to complete the Proposed Transaction at all; the ability to obtain adequate financing or financings on satisfactory terms and the effect of any indebtedness incurred in connection with the Proposed Transaction on the combined company’s credit ratings; the ability to successfully integrate the Company’s business and to realize the anticipated cost savings, synergies, and other benefits of the Proposed Transaction within the expected timeframe or at all; the effect of any announcement relating to the Proposed Transaction on the market price of DoorDash’s or the Company’s common stock; fluctuations in the market price of DoorDash common stock and the possibility that the Company stockholders may receive a form of consideration different from what they elect as a result of proration; the nature, cost, and outcome of any litigation related to the Proposed Transaction; the risk that the Proposed Transaction disrupts current plans and operations or diverts management’s attention from ongoing business operations and opportunities; adverse reactions or changes to business or employee relationships resulting from the announcement, pendency, or completion of the Proposed Transaction; the ability of DoorDash and the Company to retain and hire key personnel; economic, financial, social, or political conditions that could adversely affect DoorDash or the Company; the macroeconomic environment and geopolitical uncertainty; competition; changes in legislation or governmental regulations; legal proceedings and regulatory matters and developments; and DoorDash’s and the Company’s respective brands and reputations. The forward-looking statements contained in this communication are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in the filings of DoorDash and the Company with the Securities and Exchange Commission (the “SEC”), including DoorDash’s and the Company’s respective Annual Reports on Form 10-K for the year ended December 31, 2025 and quarterly reports on Form 10-Q filed thereafter, as well as in the registration statement on Form S-4 and the proxy statement/prospectus described below when they become available. All forward-looking statements in this communication are based on information available to DoorDash and the Company and assumptions and beliefs as of the date hereof, and each of DoorDash and the Company disclaims any obligation to update any forward-looking statements, except as required by law.

Important Additional Information Will Be Filed with the SEC and Where to Find It

In connection with the Proposed Transaction, DoorDash intends to file with the SEC a registration statement on Form S-4 (the “Registration Statement”) to register the shares of DoorDash common stock to be issued in connection with the Proposed Transaction. The Registration Statement will include a proxy statement of the Company that also constitutes a prospectus of DoorDash (the “proxy statement/prospectus”). Each of DoorDash and the Company may also file other relevant documents with the SEC regarding the Proposed Transaction. After the Registration Statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to stockholders of the Company as of the record date established for voting on the Proposed Transaction. This communication is not a substitute for the Registration Statement, the proxy statement/prospectus, or any other document that DoorDash or the Company may file with the SEC in connection with the Proposed Transaction. INVESTORS AND SECURITY HOLDERS OF DOORDASH AND THE COMPANY ARE URGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE PROXY STATEMENT/PROSPECTUS AND DOCUMENTS INCORPORATED THEREIN BY REFERENCE, AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DOORDASH, THE COMPANY, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO, AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the Registration Statement and the proxy statement/prospectus (when available), as each may be amended or supplemented from time to time, and other documents containing important information about DoorDash, the Company, and the Proposed Transaction, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by DoorDash, including the proxy statement/prospectus (when available), will be available free of charge on DoorDash’s investor relations website at ir.doordash.com. Copies of the documents filed with the SEC by the Company, including the proxy statement/prospectus (when available), will be available free of charge on the Company’s investor relations website at investors.instacart.com.

Participants in the Solicitation

DoorDash, the Company, and certain of their respective directors, executive officers, and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the Proposed Transaction under the rules of the SEC. Information about the directors and executive officers of DoorDash, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in DoorDash’s Annual Report on Form 10-K for the year ended December 31, 2025, its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, and its definitive information statement on Schedule 14C filed with the SEC on August 27, 2026 (including the beneficial ownership information set forth therein), each filed with the SEC. Information about the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, each filed with the SEC. To the extent holdings of securities by the directors and executive officers of DoorDash or the Company have changed from the amounts reflected therein, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3, Statements of Changes in Beneficial Ownership on Form 4, or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5 subsequently filed with the SEC.

Other information regarding the interests of participants in the proxy solicitation, which may differ from the interests of DoorDash and the Company stockholders generally, will be contained in the Registration Statement, the proxy statement/prospectus, and other relevant materials to be filed with the SEC regarding the Proposed Transaction when they become available. Investors and security holders should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from DoorDash or the Company using the sources indicated above.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute an offer to sell, buy, or exchange, or the solicitation of an offer to sell, subscribe for, buy, or exchange any securities, or a solicitation of any vote or approval, in any jurisdiction, nor shall there be any sale, issuance, exchange, or transfer of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities, including the shares of DoorDash common stock to be issued as part of the merger consideration in the Proposed Transaction, shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Instacart General Frequently Asked Questions

1.	What was announced? What are the terms of the transaction?

•	Instacart has entered into a definitive agreement to be acquired by DoorDash.

•	Stockholders will receive $65 per share and can elect to receive 100% of the aggregate consideration in cash or up to 25% of the aggregate consideration in the form of DASH stock.

•	We expect the transaction to close by the end of 2027 or in the first half of 2028 subject to customary closing conditions, including regulatory and shareholder approvals.

•

Instacart and DoorDash are combining to help advance the future of grocery, giving consumers more access to affordable groceries, retailers and brands better tools to compete and grow, and shoppers more ways to earn.

2.	When is the transaction expected to close? Why such a long timeline?

•	The transaction is expected to close by the end of 2027 or in the first half of 2028, subject to customary closing conditions, including regulatory and shareholder approvals.

•	We look forward to completing the transaction.

3.	Why is DoorDash the right buyer? Did you consider other options? Did you give Uber a chance to make an offer?

•

The Instacart Board carefully evaluated all options to maximize shareholder value and determined that this transaction with DoorDash represents the optimal path for realizing Instacart’s full potential for its shareholders, customers, retailers, brand partners, and shoppers.

•

This transaction is expected to deliver immediate value upon completion to shareholders at a premium, while providing an opportunity to participate in the long-term upside potential of the combined company.

•

DoorDash is a leading global local-commerce platform with extensive consumer reach and logistics capabilities across more than 40 countries, helping restaurants and other businesses serve more customers and making it easier for communities to access the best of their neighborhoods.

•

By bringing together DoorDash’s global consumer reach and logistics capabilities with Instacart’s purpose-built grocery technology and trusted retailer and brand relationships, we can do what neither could do alone.

•

Everyone in the grocery ecosystem benefits. Retailers (especially local and regional grocers) get more customers, lower cost of service and better tools to compete with the retail and ecommerce giants. Consumers get more affordable, convenient, accessible shopping. Shoppers get more access to orders and better density. And brands get retail media at greater scale.

4.	What are the overarching benefits of this transaction? Why not continue to operate as a standalone, public company?

•

The Instacart Board carefully evaluated all options to maximize shareholder value and determined that this transaction with DoorDash represents the optimal path for realizing Instacart’s full potential for its shareholders, customers, retailers, brand partners, and shoppers.

•

This transaction will connect DoorDash’s global consumer reach and logistics capabilities with Instacart’s purpose-built grocery technology and trusted retailer and brand relationships to build a stronger grocery ecosystem and capture untapped opportunity faster.

•	Joining forces with DoorDash creates benefits for everyone in the grocery ecosystem:

•

Retailers (especially local and regional grocers) get more customers and better tools to compete with the retail and ecommerce giants. More capable and competitive retailers, in turn, create more opportunities for their employees and the communities they serve.

•	Consumers get more affordable, convenient, accessible shopping.

•	Shoppers get more access to orders and better density

•	Brands get retail media at greater scale.

•

Instacart is entering the transaction with strong momentum. This transaction is expected to deliver immediate value upon completion to shareholders at a premium, while providing an opportunity to participate in the long-term upside potential of the combined company.

5.	Will Instacart and DoorDash continue operating separate apps? Will Instacart retain its brand and its enterprise technology business?

•

Instacart and DoorDash have built highly successful platforms that millions of consumers rely on daily, and our priority will be to bring the best of both companies together to deliver an even better experience and service for customers, retailers, brand partners, and shoppers.

•	Following closing, DoorDash is expected to keep Instacart’s brand, enterprise technology products, and app.

•	We will share more details on our integration plans over time.

•	Instacart and DoorDash will continue to operate as separate, independent companies until the transaction is closed.

6.	How will the companies integrate their respective enterprise technology offerings? How does Instacart’s Enterprise Platform complement DoorDash’s existing Commerce Platform?

•

Instacart and DoorDash’s enterprise technology systems are complementary. DoorDash’s Commerce Platform largely serves restaurants while Instacart’s Enterprise Platform largely serves grocery retailers.

•	Our priority will be to bring the best of both companies together to deliver an even better experience and service for customers, retailers, brand partners, and shoppers.

•	We will share more details on our integration plans over time.

•	Instacart and DoorDash will continue to operate as separate, independent companies until the transaction is closed.

7.	How does this change Instacart’s partnership with Uber?

•	We value our longstanding relationship with Uber and intend to honor our existing commitments.

•	Instacart and DoorDash will continue to operate as separate, independent companies until the transaction is closed.

8.	Why do you believe regulators will approve this transaction?

•	This deal will support more competition, not less.

•

Major global online retailers capture about half of every dollar Americans spend on online groceries, making it hard for local businesses to keep up. Local grocers and retailers thrive when they have a strong partner to power their business. We work every day to do exactly that, and will be stronger together in our ability to enhance competition.

•

This combination will enable us to invest even more in lowering grocery costs for families and in providing local businesses with the tools they need to compete. Those investments will drive more sales to local businesses and create more earning opportunities for shoppers. By helping local businesses offer faster, more affordable delivery, we’ll help them compete, and keep more dollars in local communities.

•	Retailers will have more customers to cater to and will be able to serve them at a lower cost, with better tools to compete with the retail and ecommerce giants.

•	Consumers will have access to lower prices, more reliable delivery, and easier ways to compare stores and find savings.

•	Long-term, the combined platform will offer one simple way to buy retail media across thousands of retailers, so local and regional grocers can remain competitive.

•	Shoppers will have more opportunities to fill orders near them, which means more earning and less waiting.

•	We look forward to engaging constructively with regulators and completing the transaction.

9.	Will the Instacart leadership team join DoorDash? Will anyone from Instacart join DoorDash’s Board? If so, who?

•

We will take a thoughtful approach to determining the leadership structure of the combined company, with a focus on retaining top talent and bringing together the complementary strengths of both organizations.

•	Details on the leadership structure will be shared in due course.

10.	Is there a “breakup” fee if the deal is not completed?

•

DoorDash has agreed to pay Instacart a $1.25 billion reverse termination fee in certain circumstances relating to regulatory approvals, and the merger agreement sets out DoorDash’s commitments to obtain those approvals.

•	We believe strongly in the competitive benefits of combining the two companies and look forward to engaging constructively with regulators and completing the transaction.

Media

11.	Some deals in recent years have not been approved by regulators. What makes this deal different?

•

This transaction is about combining complementary businesses to help advance the future of grocery, giving retailers and brands better tools to compete and grow, consumers more access to affordable groceries, and shoppers more ways to earn. It is pro-competitive.

•

By connecting DoorDash’s global consumer reach and logistics capabilities with Instacart’s purpose-built grocery technology and trusted retailer and brand relationships, the combined company will give retailers, including local, regional, and national grocers, the tools they need to compete more effectively with large, vertically integrated retail platforms.

•

Major global online retailers capture about half of every dollar Americans spend on online groceries, making it hard for local businesses to keep up. Local grocers and retailers thrive when they have a strong partner to power their business. We work every day to do exactly that, and will be stronger together in our ability to enhance competition.

•

This combination will enable us to invest even more in lowering grocery costs for families and offering local businesses the tools they need to compete. Those investments will drive more sales to local businesses and create more earning opportunities for shoppers. By helping local businesses offer faster, more affordable delivery, we’ll help them compete — and keep more dollars in local communities.

•	Retailers will have more customers to cater to and will be able to serve them at a lower cost, with better tools to compete with the retail and ecommerce giants.

•	Consumers will have access to lower prices, more reliable delivery, and easier ways to compare stores and find savings. Communities with few grocery options will have more choice.

•	The combined platform will offer one simple way to buy retail media across thousands of retailers, so local and regional grocers can remain competitive.

•	Shoppers will have more opportunities to fill orders near them, which means more earning and less waiting.

•	We look forward to engaging constructively with regulators and completing the transaction.

12.	How does this transaction make groceries more affordable for everyday Americans?

•

By connecting more consumers with more retailers through a larger, more efficient delivery network with increased capabilities, the combined company will help customers by lowering costs, improving service reliability, surfacing savings and discounts, enabling retailer loyalty programs, and offering grocery options that fit their budgets.

•

Leveraging DoorDash’s logistics capabilities, the combined company will also help further expand access to groceries and everyday essentials, particularly for communities where transportation barriers or limited grocery options make shopping difficult.

13.	Would you still pursue the deal if regulators required substantial divestitures?

•	We believe strongly in the strategic rationale for this transaction and the benefits it can deliver for consumers, retailers, brands, and shoppers.

14.	How will the companies combine their consumer and retailer data? How will privacy be protected?

•

We recognize the importance of preserving the trust we’ve built with our consumers, retailers, brand partners, and shoppers. Protecting consumer privacy and safeguarding retailer and advertiser data are top priorities for both companies.

•

We remain committed to maintaining appropriate data and security safeguards and complying with any applicable laws and contractual obligations both now, while we operate as separate, independent companies, and after the transaction is closed.

15.	How many jobs will be eliminated as a result of the transaction? Are cost savings expected to come from reducing headcount?

•

Instacart and DoorDash have built highly successful platforms that millions of consumers rely on daily, and our priority will be to bring the best of both companies together to deliver an even better experience and service for customers, retailers, brand partners, and shoppers. Once the transaction is closed, we’ll bring together Instacart’s and DoorDash’s best-in-class teams to take on new challenges and expand our collective impact on our stakeholders.

•	We will share more details on our integration plans in due course.

•	Instacart and DoorDash will continue to operate as separate, independent companies until the transaction is closed.

16.	How do you respond to labor advocates who argue that consolidation weakens worker protections?

•	We expect that this transaction will expand flexible earnings opportunities across the grocery and retail ecosystem.

•

With regards to retail jobs, increased grocery sales can support employment opportunities at independent, regional, and national grocers, strengthening these businesses and the local economies and communities they serve.

•	Through partnerships with more than 2,200 retail banners and nearly 100,000 stores across North America, these local economic benefits will reach communities of every size.

•	Bringing grocery stores to more customers will generate additional demand, helping retailers grow their businesses and creating more opportunities for shoppers to earn.

•

Combining DoorDash and Instacart will drive more orders in concentrated areas, improving order density. Over time, we also see opportunities to improve fulfillment efficiency. Together, this creates the potential for shoppers to access more orders closer to where they are, so they can decide which orders best meet their needs..

17.	Instacart has previously claimed it has a differentiated strategy from DoorDash. What changed?

•

This transaction will combine DoorDash’s and Instacart’s complementary strengths–including DoorDash’s restaurant-focused Commerce Platform and Instacart’s grocery-oriented Enterprise platform–to build a stronger grocery ecosystem and capture untapped opportunity faster.

•

Connecting DoorDash’s global consumer reach and logistics capabilities with Instacart’s purpose-built grocery technology and trusted retailer and brand relationships will enable us to advance the future of grocery: giving retailers and brands better tools to compete and grow, consumers more access to affordable groceries, and shoppers more ways to earn.

18.	Will this transaction be reviewed by the U.S. Department of Justice or the U.S. Federal Trade Commission? Do you have a preference?

•	We believe Instacart and DoorDash joining forces creates benefits for everyone in the grocery ecosystem. We look forward to engaging constructively with regulators and completing the transaction.

19.	Are you concerned that state Attorneys General will sue to block this transaction?

•

We appreciate the important role that state Attorneys General play as advocates for consumers and businesses in their jurisdictions and we look forward to engaging constructively with them and completing the transaction.

•

This transaction is pro-competitive; it’s about combining complementary businesses to help advance the future of grocery, giving retailers and brands better tools to compete and grow, consumers more access to affordable groceries, and shoppers more ways to earn.

Investors / Analysts

20.	What is the proposed deal structure and premium?

•	Stockholders will receive $65 per share and can elect to receive 100% of the aggregate consideration in cash or up to 25% of the aggregate consideration in the form of DASH stock.

•

Specifically, stockholders can elect, for each Instacart share, either (i) $65 in cash, (ii) 0.33725 shares of DoorDash common stock, or (iii) a mix of $48.75 in cash and 0.0843 shares of DoorDash common stock, subject to a cap on stock consideration set at 25% of the aggregate total consideration.

•	This represents a 26% premium to Instacart’s closing price on October 22, 2026, the last trading day before media reports about a possible transaction.

•	The transaction will deliver immediate value upon completion to shareholders at a premium, while providing an opportunity to participate in the long-term upside potential of the combined company.

21.	What is the value of the acquisition?

•	The transaction values Instacart at approximately $17 billion in equity value.

22.	Why is Instacart accepting a novel non-voting Class C stock from DoorDash as currency for the acquisition as opposed to Class A shares?

•	Instacart shareholders who elect stock will receive DoorDash Class A shares unless DoorDash elects to issue Class C shares instead.

•

DoorDash can only make that election before a specified deadline and only if certain conditions are met. These conditions are designed to ensure an established trading market for the Class C shares and that Instacart shareholders receive the same value at closing as they would have received in Class A shares.

•	Class C shares do not have voting rights. Other than with respect to voting and conversion rights, the rights of holders of Class C would be the same as the other classes of DoorDash common stock.

•

If, at closing, the Class C shares trade at a discount to Class A shares, the exchange ratio will be adjusted upward so that Instacart stockholders who elect stock receive the same value as they would have received had DoorDash elected to issue Class A shares.

•	Our focus throughout was on delivering both immediate value and long-term upside potential to Instacart shareholders, and the stock consideration is part of that.

23.	What are the potential synergies? How do you plan to realize them?

•

Our purpose-built grocery technology and trusted retailer and brand relationships, combined with DoorDash’s global consumer reach and logistics capabilities, will create new opportunities for our retail and brand partners and an even better experience for customers, while delivering compelling value for our shareholders.

24.	How does this transaction compare to past transactions in the sector from a valuation multiple perspective?

•	We are confident the transaction reflects the strength of Instacart’s business, its differentiated grocery technology platform, and its long-term growth opportunities.

•	The transaction will deliver immediate value upon completion to shareholders at a premium, while providing an opportunity to participate in the long-term upside potential of the combined company.

25.	Was an outright sale of the company Instacart CEO’s plan all along?

•	Since becoming CEO, Chris Rogers has been focused on executing against Instacart’s long-term strategy and strengthening our position as a leading grocery technology company.

•

Our strategy is working, and we’ve demonstrated strong momentum. We’ve strengthened our marketplace, increased adoption of our enterprise technologies, and grown the breadth and depth of our advertising and data ecosystem.

•	This transaction is an incredible opportunity to build on that strong foundation, accelerate the innovation and growth already underway across our platform, and provide benefits to all stakeholders.

26.	Who approached whom regarding the transaction?

•	We and DoorDash recognized a compelling opportunity to bring together our complementary strengths.

•

Ultimately, we believe this transaction represents an attractive outcome for all stakeholders, including our shareholders, and an opportunity to accelerate innovation and create additional value across the grocery ecosystem.

27.	Have you considered any other offers for the company? Has Instacart received other offers in the past?

•

The Instacart Board carefully evaluated all options to maximize shareholder value and determined that this transaction with DoorDash represents the optimal path for realizing Instacart’s full potential for its shareholders, customers, retailers, brand partners, and shoppers.

•	This transaction will deliver immediate value upon completion to shareholders at a premium, while providing an opportunity to participate in the long-term upside potential of the combined company.

28.	How many parties did Goldman reach out to for indications of interest?

•

The Instacart Board carefully evaluated all options to maximize shareholder value and determined that this transaction with DoorDash represents the optimal path for realizing Instacart’s full potential for its shareholders, customers, retailers, brand partners, and shoppers.

•	This transaction will deliver immediate value upon completion to shareholders at a premium, while providing an opportunity to participate in the long-term upside potential of the combined company.

•	If pressed: Additional information regarding the background of the transaction will be provided in due course in our proxy statement.

29.	What approvals are required for the deal closing? Are there required shareholder votes? Does the transaction have to be approved by both Boards of Directors?

•

DoorDash’s Board has approved the transaction. The transaction has also been unanimously approved by the Instacart Board and is subject to customary closing conditions, including regulatory and shareholder approvals.

30.	Any regulatory challenges or delays to anticipate? Are there any antitrust concerns?

•	The transaction is expected to close by the end of 2027 or in the first half of 2028, subject to customary closing conditions, including regulatory and shareholder approvals.

•	The anticipated timeline is consistent with other major M&A transactions.

•	We look forward to completing the transaction.

31.	Are there divestitures or other concessions you think you’ll be forced to make to get this over the finish line from a regulatory standpoint?

•	We believe strongly in the strategic rationale for this transaction and the benefits it can deliver for consumers, retailers, brand partners, shoppers and employees.

•	If pressed: We aren’t going to speculate on hypothetical regulatory outcomes at this stage.

32.	Was the Caper Cart wind-down something DoorDash wanted? Are they interested in winding down more businesses?

•	The Caper Cart wind-down was a completely separate business decision.

•

Over several months, we evaluated Caper’s progress and the investment required to scale the business, and ultimately determined that retailer adoption had not progressed quickly enough to justify our continued investment.

•	Winding down our Caper Cart business allows us to focus on in-store technologies that we believe can scale and deliver the greatest impact for our retail partners and their customers.

•	Instacart’s differentiated capabilities across its marketplace, enterprise technology and advertising ecosystem are central to what makes this combination with DoorDash compelling.

33.	Is there a reverse termination fee if the deal falls through?

•

Yes. DoorDash has agreed to pay Instacart a $1.25 billion reverse termination fee in certain circumstances relating to failure to obtain regulatory approvals, and the merger agreement sets out DoorDash’s commitments to obtain those approvals.

•	We believe strongly in the pro-competitive benefits of combining the two companies and look forward to engaging constructively with regulators and completing the transaction.

34.	Is there a go-shop provision in your merger agreement with DoorDash?

•

No, Instacart will be subject to a customary “no-shop” provision. The definitive agreement sets forth Instacart’s rights and obligations, including a customary “fiduciary out,” consistent with Delaware law. In the event Instacart, in consultation with its financial advisor and legal counsel, entered into a subsequent transaction with a competing bidder, Instacart would be required to pay DoorDash a termination fee equal to $650 million.

35.	Do you expect an interloper to get involved? What would Instacart do if another party put forth a bid?
•	We are focused on completing the transaction with DoorDash, which we believe delivers compelling value for Instacart shareholders.

•	We are not going to speculate on hypothetical scenarios.

36.	Is this transaction an acknowledgment that Instacart cannot sustain its growth independently?

•

The opposite is true. This transaction is an incredible opportunity to build on our strategy, accelerate the innovation and growth already underway across our platform and provide benefits to all stakeholders.

•	This transaction will combine DoorDash’s and Instacart’s complementary strengths to build a stronger grocery ecosystem and capture untapped opportunity faster.

•	Instacart’s strategy is centered on grocery technology, trusted retailer and brand partnerships, and the merger with DoorDash builds on this foundation.

•

Connecting DoorDash’s global consumer reach and logistics capabilities with Instacart’s purpose-built grocery technology and trusted retailer and brand relationships will enable us to advance the future of grocery: giving retailers and brands better tools to compete and grow, consumers more access to affordable groceries, and shoppers more ways to earn.

Employees

37.	How will the transaction impact Instacart’s employees? Will there be any layoffs?

•	Bringing together Instacart and DoorDash will create opportunities for our teams to take on new challenges and expand our collective impact on our customers, partners and communities.

•	There are no changes during the transaction period. Instacart and DoorDash will continue to operate as separate, independent companies until the transaction is closed.

•

It’s too early for us to speculate beyond that; we do not have enough information to confirm or make any plans for potential changes. After the transaction closes, we will partner with DoorDash to determine the most effective and efficient way to integrate Instacart into the DoorDash business.

38.	Did you know about this transaction when the Caper wind-down was announced?

•	The Caper Cart wind-down was a completely separate business decision, made after several months of strategic evaluation.

•	Winding down our Caper Cart business allows us to focus on in-store technologies that we believe can scale and deliver the greatest impact for our retail partners and their customers.

•	We remain incredibly grateful to all our team members who contributed to Caper and are committed to ensuring they are treated with the care, respect and support they deserve.

39.	What will the organizational structure look like post-transaction? Will Instacart be fully integrated into DoorDash?

•	Instacart and DoorDash will continue to operate as separate, independent companies until the transaction is closed.

•	Decisions about organizational structure, roles and reporting lines after close haven’t been made.

•

Instacart and DoorDash have built highly successful platforms that millions of consumers rely on daily, and our priority will be to bring the best of both companies together to deliver an even better experience and service for customers, retailers, brand partners, and shoppers.

40.	Will this affect employees’ compensation and benefits?

•	Instacart and DoorDash will continue to operate as separate, independent companies until the transaction is closed.

•

What stays the same until close: Instacart and DoorDash remain separate, independent companies until the transaction is closed. In the interim period, hiring, pay, promotions, performance cycles, benefits, Flex First and 4YFU all continue, and our annual and mid-year cycles will run on schedule. Please continue working with your teams and managers on your existing responsibilities and priorities.

•

Recognizing your role in what comes next: Every team member plays a vital role in sustaining Instacart’s momentum and continuing to deliver for the people and partners who count on us. We also recognize that navigating a period of change takes focus and commitment. To demonstrate our commitment to you and reward the work ahead, we have agreed with DoorDash that every active full-time employee will be eligible for a cash retention bonus, sized as a percentage of base salary. Details, including amount and payment dates, will be available at go/dealupdates.

•

Looking ahead: When the transaction is closed, vested equity awards of Instacart will be cashed out based on deal price of $65/share (net of any applicable exercise price and withholding taxes). Unvested equity awards of Instacart will roll over into DoorDash awards. More information will be shared closer to closing.

•	We recognize how important these matters are to our employees and are committed to providing additional information as we have it.

41.	Will Instacart exist in any capacity after transaction close? Will we continue to operate with the same name? What will the organizational structure look like post-transaction?

•	Until the transaction closes, DoorDash and Instacart will continue to operate as separate and independent companies. We will share more details on our integration plans over time.

•	Following closing, Instacart is expected to retain its brand, name, and app.

42.	What is the process between today and close of the transaction? When will integration efforts begin?

•	Instacart and DoorDash will continue to operate as separate, independent companies until the transaction is closed.

•	We will share more details on our integration plans over time, but for now we need to keep focused on running our business.

43.	How will this affect our company culture?

•	Instacart and DoorDash will continue to operate as separate, independent companies with our unique company cultures until the transaction is closed.

•	We are confident that DoorDash will be a strong partner—both as a strategic and cultural fit, and as an organization that can accelerate our trajectory and capitalize on our unique strengths.

•	DoorDash shares our commitment to fostering a collaborative, transparent, and engaging workplace for employees.

44.	Will I have to relocate?

•	We will continue to operate as a separate, independent company until the transaction is closed, and we have no plans to change our Flex First policy in that time.

•	DoorDash has a very similar model to ours. DoorDash currently has a Flexible Workplace Model, which gives teams and managers the ability to decide how they want to leverage in-person and remote work.

45.	How would this change our strategy and day-to-day operations?

•	Instacart and DoorDash will continue to operate as separate, independent companies until the transaction is closed.

•	Our focus remains on executing against our strategy and delivering for the customers, retailers, brands, and shoppers who rely on us.

46.	How do we respond if we get questions from the media or investors about the transaction?

•

In line with our policies, if you receive any media or investor inquiries related to the announcement, please do not comment. You may direct media inquiries to the Comms team at press@instacart.com and investor inquiries to investors@instacart.com.

Shoppers

47.	What does this transaction mean for Instacart shoppers? How will it affect earnings opportunities?

•

By bringing together DoorDash’s global consumer reach and logistics capabilities with Instacart’s purpose-built grocery technology and trusted retailer and brand relationships, we expect to be able to serve new retail and brand partners and expand business and orders for existing retail partners.

•	We expect that this increase in orders will provide shoppers with expanded earnings opportunities.

•	Combining DoorDash and Instacart will also drive more orders in concentrated areas, improving order density. Over time, we also see opportunities to improve fulfillment efficiency.

•	Together, this creates the potential for shoppers to access more orders closer to where they are, so they can decide which orders best meet their needs.

48.	Will the transaction lead to changes in delivery routing or order assignment algorithms?

•	There are no immediate changes to how you accept or deliver orders as a result of today’s announcement.

•	The transaction is expected to close by the end of 2027 or in the first half of 2028 and until then, Instacart and DoorDash will continue to operate as separate, independent companies.

•

Following closing, we see opportunities to leverage DoorDash’s global consumer reach and logistics capabilities with Instacart’s purpose-built grocery technology and trusted retailer and brand relationships to serve new retail partners and expand business and orders for existing retail partners.

•	We expect that this increase in orders will provide shoppers with expanded earnings opportunities.

•	Combining DoorDash and Instacart will also drive more orders in concentrated areas, improving order density. Over time, we also see opportunities to improve fulfillment efficiency.

•	Together, this creates the potential for shoppers to access more orders closer to where they are, so they can decide which orders best meet their needs.

49.	Will the companies combine their delivery networks? Will shoppers be able to accept orders across both platforms?

•

Until the transaction closes, which is expected to occur by the end of 2027 or in the first half of 2028, Instacart and DoorDash will continue operating as separate, independent companies, and shoppers will continue accepting and fulfilling orders through their respective platforms as they do today.

•

Following closing, we see opportunities to leverage DoorDash’s global consumer reach and logistics capabilities with Instacart’s purpose-built grocery technology and trusted retailer and brand relationships to serve new retail partners and expand business and orders for existing retail partners. We expect that this increase in orders will provide shoppers with expanded earnings opportunities.

•	Combining DoorDash and Instacart will also drive more orders in concentrated areas, improving order density. Over time, we also see opportunities to improve fulfillment efficiency.

•	Together, this creates the potential for shoppers to access more orders closer to where they are, so they can decide which orders best meet their needs.

•	We will share more details on our integration plans over time.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or the future financial or operating performance of DoorDash, Inc. (“DoorDash”) or Maplebear Inc. (the “Company”). In some cases, you can identify forward-looking statements because they contain words such as “may,” “aim,” “will,” “should,” “expect,” “plan,” “try,” “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “toward,” or “continue” or the negative of these words or other similar terms or expressions that concern DoorDash’s or the Company’s expectations, strategies, plans, or intentions. Forward-looking statements in this communication include, but are not limited to, statements regarding the proposed acquisition of the Company by DoorDash pursuant to the Agreement and Plan of Merger among DoorDash, Ibiza Merger Sub, Inc., a wholly owned subsidiary of DoorDash, and the Company (the “Merger Agreement” and such transaction, the “Proposed Transaction”); the expected financing of the Proposed Transaction; the expected timing and likelihood of completion of the Proposed Transaction on the terms contemplated or at all; the expected benefits, synergies, and strategic value of the Proposed Transaction, including the future financial and operating performance of the combined company; DoorDash’s plans and expectations regarding the integration of the Company; and the plans, objectives, expectations, and intentions of DoorDash and the Company with respect to the Proposed Transaction, the period of pendency of the Proposed Transaction, and the combined company. These expectations and beliefs may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay a termination fee or reimburse expenses; the ability to obtain, or delays in obtaining, governmental and regulatory approvals required for the Proposed Transaction, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any required clearance or approval under the Competition Act (Canada) or under the Israeli Economic Competition Law-1988, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Proposed Transaction; the ability to obtain the requisite approval of the Company stockholders; the satisfaction or waiver of the other conditions to the closing of the Proposed Transaction; delays in completing the Proposed Transaction, or the failure to complete the Proposed Transaction at all; the ability to obtain adequate financing or financings on satisfactory terms and the effect of any indebtedness incurred in connection with the Proposed Transaction on the combined company’s credit ratings; the ability to successfully integrate the Company’s business and to realize the anticipated cost savings, synergies, and other benefits of the Proposed Transaction within the expected timeframe or at all; the effect of any announcement relating to the Proposed Transaction on the market price of DoorDash’s or the Company’s common stock; fluctuations in the market price of DoorDash common stock and the possibility that the Company stockholders may receive a form of consideration different from what they elect as a result of proration; the nature, cost, and outcome of any litigation related to the Proposed Transaction; the risk that the Proposed Transaction disrupts current plans and operations or diverts management’s attention from ongoing business operations and opportunities; adverse reactions or changes to business or employee relationships resulting from the announcement, pendency, or completion of the Proposed Transaction; the ability of DoorDash and the Company to retain and hire key personnel; economic, financial, social, or political conditions that could adversely affect DoorDash or the Company; the macroeconomic environment and geopolitical uncertainty; competition; changes in legislation or governmental regulations; legal proceedings and regulatory matters and developments; and DoorDash’s and the Company’s respective brands and reputations. The forward-looking statements contained in this communication are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in the filings of DoorDash and the Company with the Securities and Exchange Commission (the “SEC”), including DoorDash’s and the Company’s respective Annual Reports on Form 10-K for the year ended December 31, 2025 and quarterly reports on Form 10-Q filed thereafter, as well as in the registration statement on Form S-4 and the proxy statement/prospectus described below when they become available. All forward-looking statements in this communication are based on information available to DoorDash and the Company and assumptions and beliefs as of the date hereof, and each of DoorDash and the Company disclaims any obligation to update any forward-looking statements, except as required by law.

Important Additional Information Will Be Filed with the SEC and Where to Find It

In connection with the Proposed Transaction, DoorDash intends to file with the SEC a registration statement on Form S-4 (the “Registration Statement”) to register the shares of DoorDash common stock to be issued in connection with the Proposed Transaction. The Registration Statement will include a proxy statement of the Company that also constitutes a prospectus of DoorDash (the “proxy statement/prospectus”). Each of DoorDash and the Company may also file other relevant documents with the SEC regarding the Proposed Transaction. After the Registration Statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to stockholders of the Company as of the record date established for voting on the Proposed Transaction. This communication is not a substitute for the Registration Statement, the proxy statement/prospectus, or any other document that DoorDash or the Company may file with the SEC in connection with the Proposed Transaction. INVESTORS AND SECURITY HOLDERS OF DOORDASH AND THE COMPANY ARE URGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE PROXY STATEMENT/PROSPECTUS AND DOCUMENTS INCORPORATED THEREIN BY REFERENCE, AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DOORDASH, THE COMPANY, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO, AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the Registration Statement and the proxy statement/prospectus (when available), as each may be amended or supplemented from time to time, and other documents containing important information about DoorDash, the Company, and the Proposed Transaction, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by DoorDash, including the proxy statement/prospectus (when available), will be available free of charge on DoorDash’s investor relations website at ir.doordash.com. Copies of the documents filed with the SEC by the Company, including the proxy statement/prospectus (when available), will be available free of charge on the Company’s investor relations website at investors.instacart.com.

Participants in the Solicitation

DoorDash, the Company, and certain of their respective directors, executive officers, and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the Proposed Transaction under the rules of the SEC. Information about the directors and executive officers of DoorDash, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in DoorDash’s Annual Report on Form 10-K for the year ended December 31, 2025, its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, and its definitive information statement on Schedule 14C filed with the SEC on August 27, 2026 (including the beneficial ownership information set forth therein), each filed with the SEC. Information about the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, each filed with the SEC. To the extent holdings of securities by the directors and executive officers of DoorDash or the Company have changed from the amounts reflected therein, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3, Statements of Changes in Beneficial Ownership on Form 4, or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5 subsequently filed with the SEC.

Other information regarding the interests of participants in the proxy solicitation, which may differ from the interests of DoorDash and the Company stockholders generally, will be contained in the Registration Statement, the proxy statement/prospectus, and other relevant materials to be filed with the SEC regarding the Proposed Transaction when they become available. Investors and security holders should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from DoorDash or the Company using the sources indicated above.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute an offer to sell, buy, or exchange, or the solicitation of an offer to sell, subscribe for, buy, or exchange any securities, or a solicitation of any vote or approval, in any jurisdiction, nor shall there be any sale, issuance, exchange, or transfer of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities, including the shares of DoorDash common stock to be issued as part of the merger consideration in the Proposed Transaction, shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Instacart Retailer Communications Toolkit

The Company intends to use the following talking points in calls with certain of its top retailers beginning on or around October 29, 2026.

Talking Points

Overview

•	You may have seen that today we announced Instacart has entered into a definitive agreement to be acquired by DoorDash.

•

By bringing together Instacart’s purpose-built grocery technology and trusted retailer and brand relationships with DoorDash’s global consumer reach and logistics capabilities, we can build a stronger grocery ecosystem. This means:

•	Greater investment in technology, including enterprise

•	More efficient fulfillment

•	Larger customer base

•	Lower cost to serve

•	Simply put, we’ll be even better positioned to offer retailers like you the tools you need to compete [with the ecommerce giants].

Top Messages

1.

More investment in ecommerce and a deep(er) commitment to Enterprise. Instacart’s leadership position in Enterprise is an important differentiator and is a crucial element to the transaction. We are deeply committed to continuing to invest in our products. Post deal close, combining resources and engineering capacity will lead to more investment in enterprise technology, faster feature development, and broader access to tools that improve retailers’ digital experience. Enterprise is core to Instacart’s strategy today and will remain a core part of the new entity’s strategy.

2.

Greater shopper density and efficiency. More orders in the same areas improve shopper density and fulfillment efficiency, which will help us serve customers even faster, with better quality, while reducing cost to serve over time.

3.

More customers, and more (larger basket) orders for grocers. We will connect DoorDash’s customer reach with our technology to bring more customers to your stores and your ecommerce platforms. Our objective is incremental grocery demand and stronger retailer relationships with customers.

a.

Instacart has a leadership position in large baskets. Our learnings can be leveraged to drive additional sales by supporting the transition of small basket orders (often younger demographics) to bigger spenders

4.

A stronger ability to compete. We share your focus on competing with ecommerce giants. The transaction helps grocers offer compelling alternatives through better technology, customer reach, and service.

5.

Confidence in company stability and commercial terms. Instacart will continue to honor our current agreements, and it is ‘business as usual’ as it relates to our existing integration & launch plans with retailers, including our continued investment in enterprise innovation.

Closing

•

While exciting news, nothing changes today. Instacart and DoorDash will continue to operate as separate, independent companies until the transaction closes. Your existing contacts remain the same, and our focus continues to be on supporting your business and helping you deliver for your customers.

•	Instacart and DoorDash will continue to operate as separate, independent companies until the transaction closes, and you should treat them as such.

•	We value our partnership with you and will keep you updated with relevant developments throughout the process.

Anticipated Q&A

1.	How will this affect our existing partnership with Instacart?

•	Nothing about our partnership changes as a result of today’s announcement.

•	You will continue working with your current Instacart contacts, and our focus remains on helping you serve your customers and grow your business.

•	Until the transaction closes, Instacart and DoorDash will continue operating as separate, independent companies.

•	[We will share more details on our integration plan in due course.]

2.	How will the combination benefit our business?

•

By bringing together Instacart’s purpose-built grocery technology and trusted retailer and brand relationships with DoorDash’s global consumer reach and logistics capabilities, we can build a stronger grocery ecosystem. This means:

•	Greater investment in technology, including enterprise

•	More efficient fulfillment

•	A larger customer base, bringing more customers and more (larger basket) orders to your stores and ecommerce platforms

•	Lower cost to serve

•	Simply put, we’ll be even better positioned to offer retailers like you the tools you need to compete with the ecommerce giants.

3.	Will Instacart continue investing in its enterprise technology and retailer offerings?

•	Yes. Enterprise is core to Instacart’s strategy today and will continue to be core to the combined company’s strategy.

•	We are deeply committed to continuing to invest in our products.

•

After closing, combining resources and engineering capacity will lead to more investment in enterprise technology, faster feature development, and broader access to tools that improve your digital experience.

•	We will share more details on our integration plans in due course.

4.	Will our existing agreements, pricing, or commercial terms change?

•

Instacart will continue to honor our current agreements, and it is business as usual as it relates to our existing integration and launch plans with retailers, including our continued investment in enterprise innovation.

•	Until closing, Instacart and DoorDash will continue operating as separate, independent companies, and nothing changes about our existing commercial arrangements as a result of today’s announcement.

•	Our focus during this period remains helping you serve your customers and grow your business.

•	We will share more details on our integration plan in due course.

•	If needed: Retailer demands for immediate rate changes (e.g. to match DoorDash’s rate) should be resisted. We continue to operate as an independent company, and our agreements stand.

5.	Will the combined company require exclusivity? Will we be forced to work with DoorDash if we don’t already?

•	For now, nothing changes. Your relationship with Instacart is the same as it was yesterday. In terms of what will happen after the transaction closes, there’s not much I can say at this point.

•	We will share more details on our integration plan in due course.

6.	Will the combination affect our ability to work with other delivery platforms?

•	Nothing about our partnership changes as a result of today’s announcement.

7.	Will we have to use DoorDash’s delivery services or other products?

•	Nothing about the services you use today or how we work together changes as a result of today’s announcement.

•	We will share more details on our integration plans in due course.

•

[For retailers where we have discussed order orchestration using DoorDash’s fulfillment network:] We will continue to operate business as usual, and will partner with DoorDash to enable the integration into DoorDash’s network. This is an independent workstream from the transaction.

8.	Will the companies combine their delivery networks? Will the companies deprecate the Instacart App?

•	Nothing changes today. Instacart and DoorDash will continue to operate as separate, independent companies until the transaction closes.

•	Upon closing, Instacart is expected to retain its brand, enterprise technology and app.

•	We will share more details on our integration plans in due course.

9.	Could the transaction weaken my negotiating power with you? How do I know you won’t increase costs once the transaction closes?

•	We share your focus on competing with ecommerce giants. The transaction helps grocers offer compelling alternatives through better technology, customer reach, and service.

•	Instacart will continue to honor our current agreements, and it is business as usual.

•	We value our partnership with you, and we want it to continue well into the future.

10.	Will the combination change how Instacart uses or protects retailer data?

•	We recognize the importance of preserving the trust we’ve built with our retail partners. Protecting consumer privacy and safeguarding retailer data are top priorities for both companies.

•

We remain committed to maintaining appropriate data and security safeguards and complying with any applicable laws and contractual obligations [both now, while we operate as separate, independent companies, and after the transaction is closed].

11.	What happens if the transaction takes longer than expected or does not close?

•	The transaction is subject to customary closing conditions, including regulatory and shareholder approvals.

•

We are committed to engaging collaboratively and constructively with relevant competition authorities to ensure they understand the benefits of the combined company and to obtain timely regulatory clearances.

•	In the meantime, Instacart and DoorDash will continue operating independently, and our focus remains on delivering for your business.

Instacart Retailer Outreach Emails

The Company intends to send the following emails to key retailers on or around October 29, 2026.

For 1:1 Emails

SUBJ: An Update from Instacart

Hi [Name],

I am personally reaching out to share that today we announced that Instacart has entered into a definitive agreement to be acquired by DoorDash, marking an important new chapter for our company.

We’re excited about what this means for our business and for partners like you. By bringing together Instacart’s purpose-built grocery technology and trusted retailer and brand relationships with DoorDash’s global consumer reach and logistics capabilities, we’ll be better positioned to help [INSERT GROCER NAME] reach more customers, grow sales, and compete more effectively.

Importantly, nothing changes about our partnership as a result of today’s announcement. Instacart and DoorDash will continue operating as separate, independent companies until the transaction closes, and our team remains focused on supporting your business as we do today.

We value our relationship and look forward to continuing to build on our work together. Sharing a link to today’s announcement for your reference and would be happy to connect if you have any questions.

Best,

[Name]

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or the future financial or operating performance of DoorDash, Inc. (“DoorDash”) or Maplebear Inc. (the “Company”). In some cases, you can identify forward-looking statements because they contain words such as “may,” “aim,” “will,” “should,” “expect,” “plan,” “try,” “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “toward,” or “continue” or the negative of these words or other similar terms or expressions that concern DoorDash’s or the Company’s expectations, strategies, plans, or intentions. Forward-looking statements in this communication include, but are not limited to, statements regarding the proposed acquisition of the Company by DoorDash pursuant to the Agreement and Plan of Merger among DoorDash, Ibiza Merger Sub, Inc., a wholly owned subsidiary of DoorDash, and the Company (the “Merger Agreement” and such transaction, the “Proposed Transaction”); the expected financing of the Proposed Transaction; the expected timing and likelihood of completion of the Proposed Transaction on the terms contemplated or at all; the expected benefits, synergies, and strategic value of the Proposed Transaction, including the future financial and operating performance of the combined company; DoorDash’s plans and expectations regarding the integration of the Company; and the plans, objectives, expectations, and intentions of DoorDash and the Company with respect to the Proposed Transaction, the period of pendency of the Proposed Transaction, and the combined company. These expectations and beliefs may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay a termination fee or reimburse expenses; the ability to obtain, or delays in obtaining, governmental and regulatory approvals required for the Proposed Transaction, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any required clearance or approval under the Competition Act (Canada) or under the Israeli Economic Competition Law-1988, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Proposed Transaction; the ability to obtain the requisite approval of the Company stockholders; the satisfaction or waiver of the other conditions to the closing of the Proposed Transaction; delays in completing the Proposed Transaction, or the failure to complete the Proposed Transaction at all; the ability to obtain adequate financing or financings on satisfactory terms and the effect of any indebtedness incurred in connection with the Proposed Transaction on the combined company’s credit ratings; the ability to successfully integrate the Company’s business and to realize the anticipated cost savings, synergies, and other benefits of the Proposed Transaction within the expected timeframe or at all; the effect of any announcement relating to the Proposed Transaction on the market price of DoorDash’s or the Company’s common stock; fluctuations in the market price of DoorDash common stock and the possibility that the Company stockholders may receive a form of consideration different from what they elect as a result of proration; the nature, cost, and outcome of any litigation related to the Proposed Transaction; the risk that the Proposed Transaction disrupts current plans and operations or diverts management’s attention from ongoing business operations and opportunities; adverse reactions or changes to business or employee relationships resulting from the announcement, pendency, or completion of the Proposed Transaction; the ability of DoorDash and the Company to retain and hire key personnel; economic, financial, social, or political conditions that could adversely affect DoorDash or the Company; the macroeconomic environment and geopolitical uncertainty; competition; changes in legislation or governmental regulations; legal proceedings and regulatory matters and developments; and DoorDash’s and the Company’s respective brands and reputations. The forward-looking statements contained in this communication are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in the filings of DoorDash and the Company with the Securities and Exchange Commission (the “SEC”), including DoorDash’s and the Company’s respective Annual Reports on Form 10-K for the year ended December 31, 2025 and quarterly reports on Form 10-Q filed thereafter, as well as in the registration statement on Form S-4 and the proxy statement/prospectus described below when they become available. All forward-looking statements in this communication are based on information available to DoorDash and the Company and assumptions and beliefs as of the date hereof, and each of DoorDash and the Company disclaims any obligation to update any forward-looking statements, except as required by law.

Important Additional Information Will Be Filed with the SEC and Where to Find It

In connection with the Proposed Transaction, DoorDash intends to file with the SEC a registration statement on Form S-4 (the “Registration Statement”) to register the shares of DoorDash common stock to be issued in connection with the Proposed Transaction. The Registration Statement will include a proxy statement of the Company that also constitutes a prospectus of DoorDash (the “proxy statement/prospectus”). Each of DoorDash and the Company may also file other relevant documents with the SEC regarding the Proposed Transaction. After the Registration Statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to stockholders of the Company as of the record date established for voting on the Proposed Transaction. This communication is not a substitute for the Registration Statement, the proxy statement/prospectus, or any other document that DoorDash or the Company may file with the SEC in connection with the Proposed Transaction. INVESTORS AND SECURITY HOLDERS OF DOORDASH AND THE COMPANY ARE URGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE PROXY STATEMENT/PROSPECTUS AND DOCUMENTS INCORPORATED THEREIN BY REFERENCE, AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DOORDASH, THE COMPANY, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO, AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the Registration Statement and the proxy statement/prospectus (when available), as each may be amended or supplemented from time to time, and other documents containing important information about DoorDash, the Company, and the Proposed Transaction, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by DoorDash, including the proxy statement/prospectus (when available), will be available free of charge on DoorDash’s investor relations website at ir.doordash.com. Copies of the documents filed with the SEC by the Company, including the proxy statement/prospectus (when available), will be available free of charge on the Company’s investor relations website at investors.instacart.com.

Participants in the Solicitation

DoorDash, the Company, and certain of their respective directors, executive officers, and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the Proposed Transaction under the rules of the SEC. Information about the directors and executive officers of DoorDash, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in DoorDash’s Annual Report on Form 10-K for the year ended December 31, 2025, its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, and its definitive information statement on Schedule 14C filed with the SEC on August 27, 2026 (including the beneficial ownership information set forth therein), each filed with the SEC. Information about the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, each filed with the SEC. To the extent holdings of securities by the directors and executive officers of DoorDash or the Company have changed from the amounts reflected therein, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3, Statements of Changes in Beneficial Ownership on Form 4, or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5 subsequently filed with the SEC.

Other information regarding the interests of participants in the proxy solicitation, which may differ from the interests of DoorDash and the Company stockholders generally, will be contained in the Registration Statement, the proxy statement/prospectus, and other relevant materials to be filed with the SEC regarding the Proposed Transaction when they become available. Investors and security holders should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from DoorDash or the Company using the sources indicated above.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute an offer to sell, buy, or exchange, or the solicitation of an offer to sell, subscribe for, buy, or exchange any securities, or a solicitation of any vote or approval, in any jurisdiction, nor shall there be any sale, issuance, exchange, or transfer of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities, including the shares of DoorDash common stock to be issued as part of the merger consideration in the Proposed Transaction, shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

For Batch Sending to Longtail Retailers

SUBJ: An Update from Instacart

Hi [Name],

I am personally reaching out to share that today we announced that Instacart has entered into a definitive agreement to be acquired by DoorDash, marking an important new chapter for our company.

We’re excited about what this means for our business and for partners like you. By bringing together Instacart’s purpose-built grocery technology and trusted retailer and brand relationships with DoorDash’s global consumer reach and logistics capabilities, we’ll be better positioned to help your business reach more customers, grow sales, and compete more effectively.

Importantly, nothing changes about our partnership as a result of today’s announcement. Instacart and DoorDash will continue operating as separate, independent companies until the transaction closes, and our team remains focused on supporting your business as we do today.

We value our relationship and look forward to continuing to build on our work together. Sharing a link to today’s announcement for your reference and would be happy to connect if you have any questions.

Best,

[Name]

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or the future financial or operating performance of DoorDash, Inc. (“DoorDash”) or Maplebear Inc. (the “Company”). In some cases, you can identify forward-looking statements because they contain words such as “may,” “aim,” “will,” “should,” “expect,” “plan,” “try,” “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “toward,” or “continue” or the negative of these words or other similar terms or expressions that concern DoorDash’s or the Company’s expectations, strategies, plans, or intentions. Forward-looking statements in this communication include, but are not limited to, statements regarding the proposed acquisition of the Company by DoorDash pursuant to the Agreement and Plan of Merger among DoorDash, Ibiza Merger Sub, Inc., a wholly owned subsidiary of DoorDash, and the Company (the “Merger

Agreement” and such transaction, the “Proposed Transaction”); the expected financing of the Proposed Transaction; the expected timing and likelihood of completion of the Proposed Transaction on the terms contemplated or at all; the expected benefits, synergies, and strategic value of the Proposed Transaction, including the future financial and operating performance of the combined company; DoorDash’s plans and expectations regarding the integration of the Company; and the plans, objectives, expectations, and intentions of DoorDash and the Company with respect to the Proposed Transaction, the period of pendency of the Proposed Transaction, and the combined company. These expectations and beliefs may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay a termination fee or reimburse expenses; the ability to obtain, or delays in obtaining, governmental and regulatory approvals required for the Proposed Transaction, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any required clearance or approval under the Competition Act (Canada) or under the Israeli Economic Competition Law-1988, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Proposed Transaction; the ability to obtain the requisite approval of the Company stockholders; the satisfaction or waiver of the other conditions to the closing of the Proposed Transaction; delays in completing the Proposed Transaction, or the failure to complete the Proposed Transaction at all; the ability to obtain adequate financing or financings on satisfactory terms and the effect of any indebtedness incurred in connection with the Proposed Transaction on the combined company’s credit ratings; the ability to successfully integrate the Company’s business and to realize the anticipated cost savings, synergies, and other benefits of the Proposed Transaction within the expected timeframe or at all; the effect of any announcement relating to the Proposed Transaction on the market price of DoorDash’s or the Company’s common stock; fluctuations in the market price of DoorDash common stock and the possibility that the Company stockholders may receive a form of consideration different from what they elect as a result of proration; the nature, cost, and outcome of any litigation related to the Proposed Transaction; the risk that the Proposed Transaction disrupts current plans and operations or diverts management’s attention from ongoing business operations and opportunities; adverse reactions or changes to business or employee relationships resulting from the announcement, pendency, or completion of the Proposed Transaction; the ability of DoorDash and the Company to retain and hire key personnel; economic, financial, social, or political conditions that could adversely affect DoorDash or the Company; the macroeconomic environment and geopolitical uncertainty; competition; changes in legislation or governmental regulations; legal proceedings and regulatory matters and developments; and DoorDash’s and the Company’s respective brands and reputations. The forward-looking statements contained in this communication are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in the filings of DoorDash and the Company with the Securities and Exchange Commission (the “SEC”), including DoorDash’s and the Company’s respective Annual Reports on Form 10-K for the year ended December 31, 2025 and quarterly reports on Form 10-Q filed thereafter, as well as in the registration statement on Form S-4 and the proxy statement/prospectus described below when they become available. All forward-looking statements in this communication are based on information available to DoorDash and the Company and assumptions and beliefs as of the date hereof, and each of DoorDash and the Company disclaims any obligation to update any forward-looking statements, except as required by law.

Important Additional Information Will Be Filed with the SEC and Where to Find It

In connection with the Proposed Transaction, DoorDash intends to file with the SEC a registration statement on Form S-4 (the “Registration Statement”) to register the shares of DoorDash common stock to be issued in connection with the Proposed Transaction. The Registration Statement will include a proxy statement of the Company that also constitutes a prospectus of DoorDash (the “proxy statement/prospectus”). Each of DoorDash and the Company may also file other relevant documents with the SEC regarding the Proposed Transaction. After the Registration Statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to stockholders of the Company as of the record date established for voting on the Proposed Transaction. This communication is not a substitute for the Registration Statement, the proxy statement/prospectus, or any other document that DoorDash or the Company may file with the SEC in connection with the Proposed Transaction. INVESTORS AND SECURITY HOLDERS OF DOORDASH AND THE COMPANY ARE URGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE PROXY STATEMENT/PROSPECTUS AND DOCUMENTS INCORPORATED THEREIN BY REFERENCE, AND ANY OTHER

RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DOORDASH, THE COMPANY, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO, AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the Registration Statement and the proxy statement/prospectus (when available), as each may be amended or supplemented from time to time, and other documents containing important information about DoorDash, the Company, and the Proposed Transaction, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by DoorDash, including the proxy statement/prospectus (when available), will be available free of charge on DoorDash’s investor relations website at ir.doordash.com. Copies of the documents filed with the SEC by the Company, including the proxy statement/prospectus (when available), will be available free of charge on the Company’s investor relations website at investors.instacart.com.

Participants in the Solicitation

DoorDash, the Company, and certain of their respective directors, executive officers, and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the Proposed Transaction under the rules of the SEC. Information about the directors and executive officers of DoorDash, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in DoorDash’s Annual Report on Form 10-K for the year ended December 31, 2025, its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, and its definitive information statement on Schedule 14C filed with the SEC on August 27, 2026 (including the beneficial ownership information set forth therein), each filed with the SEC. Information about the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, each filed with the SEC. To the extent holdings of securities by the directors and executive officers of DoorDash or the Company have changed from the amounts reflected therein, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3, Statements of Changes in Beneficial Ownership on Form 4, or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5 subsequently filed with the SEC.

Other information regarding the interests of participants in the proxy solicitation, which may differ from the interests of DoorDash and the Company stockholders generally, will be contained in the Registration Statement, the proxy statement/prospectus, and other relevant materials to be filed with the SEC regarding the Proposed Transaction when they become available. Investors and security holders should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from DoorDash or the Company using the sources indicated above.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute an offer to sell, buy, or exchange, or the solicitation of an offer to sell, subscribe for, buy, or exchange any securities, or a solicitation of any vote or approval, in any jurisdiction, nor shall there be any sale, issuance, exchange, or transfer of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities, including the shares of DoorDash common stock to be issued as part of the merger consideration in the Proposed Transaction, shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Instacart Brand Partnerships Communications Toolkit

The Company intends to use the following talking points in calls with certain of its top brand partners beginning on or around October 29, 2026.

Talking Points

Opening

•	You may have seen that today we announced Instacart has entered into a definitive agreement to be acquired by DoorDash.

•

By bringing together Instacart’s purpose-built grocery technology and trusted retailer and brand relationships with DoorDash’s global consumer reach and logistics capabilities, we can build a stronger grocery ecosystem.

•	For brands like you, this means:

•	Scaled audience reach (more retailers, more consumers)

•	Strengthened ability to drive results that matter to your business

•	Larger investments in ad technology, insights, and growth

•	Simply put, we’ll be even better positioned to help you compete more effectively and reach your advertising goals.

Top Messages

1.

Ease of access to retail media at greater scale. By simplifying access to retail media across thousands of retailers connected through marketplaces and enterprise sites, brands of all sizes will have an easier way to buy, manage, and measure results at scale - ensuring diversity in the retail media landscape across regional and local grocers and driving meaningful brand outcomes.

2.

Broader audience reach. Broadening audiences across both marketplaces and enterprise sites will make it even easier to reach consumers holistically across the shopping journey and expand opportunities for brand discovery, trial, and sales.

3.

Strengthened capabilities to drive results. With access to technology and tooling across both companies, brands can expect improved optimization, tooling, and measurement to drive omnichannel outcomes — driving improvements to capabilities across on-platform, off-platform, and in-store advertising that incorporate the best of what each company has to offer.

4.

More valuable data and insights. By working together, both companies can offer even richer access to omnichannel consumer insights across a broader audience, enriching your ability to understand shopping behavior at scale.

Closing

•

Just like before, we’ll continue to partner on driving results through access to consumers on the Instacart Marketplace and across the Instacart Ads ecosystem. Our team continues to invest in new capabilities, tooling, and growth across both the core consumer experience and advertising capabilities.

•

While exciting news, nothing changes today. Instacart and DoorDash will continue to operate as separate, independent companies until the transaction closes. Your existing contacts remain the same, and our focus continues to be on supporting your business and helping you deliver for your customers.

•

We are committed to continuing to be a great partner. Instacart and DoorDash will continue to operate as separate, independent companies until the transaction closes, and you should treat them as such.

Anticipated Q&A

1. How will the combination benefit our advertising business?

•

By bringing together Instacart’s purpose-built grocery technology and trusted retailer and brand relationships with DoorDash’s global consumer reach and logistics capabilities, we can build a stronger grocery ecosystem. For brands like you, this means:

•

Ease of access to retail media at greater scale: Brands of all sizes will have an easier way to buy, manage, and measure results across thousands of retailers on marketplaces and enterprise sites. This also keeps retail media diverse, giving regional and local grocers access to sophisticated tools and sales support so brands can keep investing with grocers of all sizes.

•

Broader audience reach: Broadening audiences across both marketplaces and enterprise sites will make it even easier to reach consumers holistically across the shopping journey and expand opportunities for brand discovery, trial, and sales.

•

Strengthened capabilities to drive results: With access to technology and tooling across both companies, you can expect improved optimization, tooling, and measurement to drive omnichannel outcomes across on-platform, off-platform, and in-store advertising.

•

More valuable data and insights: By working together, both companies can offer even richer access to omnichannel consumer insights across a broader audience, enriching your ability to understand shopping behavior at scale.

•	Simply put, we’ll be even better positioned to help you compete more effectively and reach your advertising goals.

2. Will our existing campaigns or advertising agreements change?

•	Nothing changes today. Your existing campaigns and agreements stay as they are.

•	Just like before, we’ll continue to partner on driving results through access to consumers on the Instacart Marketplace and across the Instacart Ads ecosystem.

•	Your existing contacts remain the same, and our focus continues to be on supporting your business and helping you deliver for your customers.

•	Instacart and DoorDash will continue to operate as separate, independent companies until the transaction closes.

•	We will share more details on our integration plans in due course.

3. Will we be able to advertise across both Instacart and DoorDash?

•	There are no changes to how you buy or manage advertising with Instacart or DoorDash as a result of today’s announcement.

•	Once the transaction closes and the two businesses are combined, we expect that over time you will be able to advertise more seamlessly across both Instacart and DoorDash.

4. Will the combination change how we measure advertising performance?

•	There are no changes to your existing reporting or measurement arrangements as a result of today’s announcement.

•

Once the transaction closes and the two businesses are combined, we expect that over time you will be able to measure advertising performance more seamlessly across both Instacart and DoorDash, with richer omnichannel insights into shopping behavior at scale.

5. What will happen to our data and existing information-sharing arrangements?

•	There are no changes to our existing data practices or commercial arrangements as a result of today’s announcement.

•	Instacart and DoorDash will continue to operate as separate, independent companies until the transaction closes, and you should treat them as such.

•	We will share relevant updates as appropriate.

6. Will Instacart continue investing in its advertising business?

•	Yes. Advertising is an important part of Instacart’s business and growth strategy, and our team continues to invest in new capabilities, tooling, and growth.

•	Once the transaction closes, we expect that our combined resources and engineering capacity will support larger investments in ad technology, insights, and growth to serve brands like you.

•	We will share more details on our integration plans in due course.

7. Will Instacart continue investing in the consumer experience and growth?

•	Yes. We are deeply committed to continuing to invest in our consumer experience and growing users and orders.

•	Our team continues to invest in new capabilities, tooling, and growth across both the core consumer experience and advertising capabilities.

•

Once the transaction closes, we expect that our combined resources and engineering capacity will support even more investment in technology and innovation, which means a stronger experience for consumers and more scaled audience reach for brands like you.

•	We will share more details on our integration plans in due course.

8. What does the regulatory review process mean for our advertising partnership?

•	The transaction remains subject to customary closing conditions, including regulatory and shareholder approvals.

•	Until the transaction closes, our existing partnership will continue as usual. Instacart and DoorDash will continue to operate as separate, independent companies.

•	We are committed to continuing to be a great partner, and our focus continues to be on supporting your business and delivering results for you.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or the future financial or operating performance of DoorDash, Inc. (“DoorDash”) or Maplebear Inc. (the “Company”). In some cases, you can identify forward-looking statements because they contain words such as “may,” “aim,” “will,” “should,” “expect,” “plan,” “try,” “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “toward,” or “continue” or the negative of these words or other similar terms or expressions that concern DoorDash’s or the Company’s expectations, strategies, plans, or intentions. Forward-looking statements in this communication include, but are not limited to, statements regarding the proposed acquisition of the Company by DoorDash pursuant to the Agreement and Plan of Merger among DoorDash, Ibiza Merger Sub, Inc., a wholly owned subsidiary of DoorDash, and the Company (the “Merger Agreement” and such transaction, the “Proposed Transaction”); the expected financing of the Proposed Transaction; the expected timing and likelihood of completion of the Proposed Transaction on the terms contemplated or at all; the expected benefits, synergies, and strategic value of the Proposed Transaction, including the future financial and operating performance of the combined company; DoorDash’s plans and expectations regarding the integration of the Company; and the plans, objectives, expectations, and intentions of DoorDash and the Company with respect to the Proposed Transaction, the period of pendency of the Proposed Transaction, and the combined company. These expectations and beliefs may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay a termination fee or reimburse expenses; the ability to obtain, or delays in obtaining, governmental and regulatory approvals required for the Proposed Transaction, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any required clearance or approval under the Competition Act (Canada) or under the Israeli Economic Competition Law-1988, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Proposed Transaction; the ability to obtain the requisite approval of the Company stockholders; the satisfaction or waiver of the other conditions to the closing of the Proposed Transaction; delays in completing the Proposed Transaction, or the failure to complete the Proposed Transaction at all; the ability to obtain adequate financing or financings on satisfactory terms and the effect of any indebtedness incurred in connection with the Proposed Transaction on the combined company’s credit ratings; the ability to successfully integrate the Company’s business and to realize the anticipated cost savings, synergies, and other benefits of the Proposed Transaction within the expected timeframe or at all; the effect of any announcement relating to the Proposed Transaction on the market price of DoorDash’s or the Company’s common stock; fluctuations in the market price of DoorDash common stock and the possibility that the Company stockholders may receive a form of consideration different from what they elect as a result of proration; the nature, cost, and outcome of any litigation related to the Proposed Transaction; the risk that the Proposed Transaction disrupts current plans and operations or diverts management’s attention from ongoing business operations and opportunities; adverse reactions or changes to business or employee relationships resulting from the announcement, pendency, or completion of the Proposed Transaction; the ability of DoorDash and the Company to retain and hire key personnel; economic, financial, social, or political conditions that could adversely affect DoorDash or the Company; the macroeconomic environment and geopolitical uncertainty; competition; changes in legislation or governmental regulations; legal proceedings and regulatory matters and developments; and DoorDash’s and the Company’s respective brands and reputations. The forward-looking statements contained in this communication are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in the filings of DoorDash and the Company with the Securities and Exchange Commission (the “SEC”), including DoorDash’s and the Company’s respective Annual Reports on Form 10-K for the year ended December 31, 2025 and quarterly reports on Form 10-Q filed thereafter, as well as in the registration statement on Form S-4 and the proxy statement/prospectus described below when they become available. All forward-looking statements in this communication are based on information available to DoorDash and the Company and assumptions and beliefs as of the date hereof, and each of DoorDash and the Company disclaims any obligation to update any forward-looking statements, except as required by law.

Important Additional Information Will Be Filed with the SEC and Where to Find It

In connection with the Proposed Transaction, DoorDash intends to file with the SEC a registration statement on Form S-4 (the “Registration Statement”) to register the shares of DoorDash common stock to be issued in connection with the Proposed Transaction. The Registration Statement will include a proxy statement of the Company that also constitutes a prospectus of DoorDash (the “proxy statement/prospectus”). Each of DoorDash and the Company may also file other relevant documents with the SEC regarding the Proposed Transaction. After the Registration Statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to stockholders of the Company as of the record date established for voting on the Proposed Transaction. This communication is not a substitute for the Registration Statement, the proxy statement/prospectus, or any other document that DoorDash or the Company may file with the SEC in connection with the Proposed Transaction. INVESTORS AND SECURITY HOLDERS OF DOORDASH AND THE COMPANY ARE URGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE PROXY STATEMENT/PROSPECTUS AND DOCUMENTS INCORPORATED THEREIN BY REFERENCE, AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DOORDASH, THE COMPANY, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO, AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the Registration Statement and the proxy statement/prospectus (when available), as each may be amended or supplemented from time to time, and other documents containing important information about DoorDash, the Company, and the Proposed Transaction, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by DoorDash, including the proxy statement/prospectus (when available), will be available free of charge on DoorDash’s investor relations website at ir.doordash.com. Copies of the documents filed with the SEC by the Company, including the proxy statement/prospectus (when available), will be available free of charge on the Company’s investor relations website at investors.instacart.com.

Participants in the Solicitation

DoorDash, the Company, and certain of their respective directors, executive officers, and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the Proposed Transaction under the rules of the SEC. Information about the directors and executive officers of DoorDash, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in DoorDash’s Annual Report on Form 10-K for the year ended December 31, 2025, its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, and its definitive information statement on Schedule 14C filed with the SEC on August 27, 2026 (including the beneficial ownership information set forth therein), each filed with the SEC. Information about the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, each filed with the SEC. To the extent holdings of securities by the directors and executive officers of DoorDash or the Company have changed from the amounts reflected therein, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3, Statements of Changes in Beneficial Ownership on Form 4, or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5 subsequently filed with the SEC.

Other information regarding the interests of participants in the proxy solicitation, which may differ from the interests of DoorDash and the Company stockholders generally, will be contained in the Registration Statement, the proxy statement/prospectus, and other relevant materials to be filed with the SEC regarding the Proposed Transaction when they become available. Investors and security holders should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from DoorDash or the Company using the sources indicated above.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute an offer to sell, buy, or exchange, or the solicitation of an offer to sell, subscribe for, buy, or exchange any securities, or a solicitation of any vote or approval, in any jurisdiction, nor shall there be any sale, issuance, exchange, or transfer of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities, including the shares of DoorDash common stock to be issued as part of the merger consideration in the Proposed Transaction, shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Instacart Advertiser Outreach Emails

The Company intends to send the following emails to key retailers on or around October 29, 2026.

For 1:1 Emails

SUBJ: An Update from Instacart

Hi [Name],

I am personally reaching out to share that today we announced that Instacart has entered into a definitive agreement to be acquired by DoorDash, marking an important new chapter for our company.

We’re excited about what this means for our business and for partners like you. By bringing together Instacart’s purpose-built grocery technology and trusted retailer and brand relationships with DoorDash’s global consumer reach and logistics capabilities, we’ll be better positioned to help [INSERT BRAND NAME] reach more consumers, grow sales, and compete more effectively.

Importantly, nothing changes about our partnership as a result of today’s announcement. Instacart and DoorDash will continue operating as separate, independent companies until the transaction closes, and our team remains focused on supporting your business as we do today.

We value our relationship and look forward to continuing to build on our work together. Sharing a link to today’s announcement for your reference, and would be happy to connect if you have any questions.

Best,

[Name]

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or the future financial or operating performance of DoorDash, Inc. (“DoorDash”) or Maplebear Inc. (the “Company”). In some cases, you can identify forward-looking statements because they contain words such as “may,” “aim,” “will,” “should,” “expect,” “plan,” “try,” “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “toward,” or “continue” or the negative of these words or other similar terms or expressions that concern DoorDash’s or the Company’s expectations, strategies, plans, or intentions. Forward-looking statements in this communication include, but are not limited to, statements regarding the proposed acquisition of the Company by DoorDash pursuant to the Agreement and Plan of Merger among DoorDash, Ibiza Merger Sub, Inc., a wholly owned subsidiary of DoorDash, and the Company (the “Merger Agreement” and such transaction, the “Proposed Transaction”); the expected financing of the Proposed Transaction; the expected timing and likelihood of completion of the Proposed Transaction on the terms contemplated or at all; the expected benefits, synergies, and strategic value of the Proposed Transaction, including the future financial and operating performance of the combined company; DoorDash’s plans and expectations regarding the integration of the Company; and the plans, objectives, expectations, and intentions of DoorDash and the Company with respect to the Proposed Transaction, the period of pendency of the Proposed Transaction, and the combined company. These expectations and beliefs may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay a termination fee or reimburse expenses; the ability to obtain, or delays in obtaining, governmental and regulatory approvals required for the Proposed Transaction, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any required clearance or approval under the Competition Act (Canada) or under the Israeli Economic Competition Law-1988, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Proposed Transaction; the ability to obtain the requisite approval of the Company stockholders; the satisfaction or waiver of the other conditions to the closing of the Proposed Transaction; delays in completing the Proposed Transaction, or the failure to complete the Proposed Transaction at all; the ability to obtain adequate financing or financings on satisfactory terms and the effect of any indebtedness incurred in connection with the Proposed Transaction on the combined company’s credit ratings; the ability to successfully integrate the Company’s business and to realize the anticipated cost savings, synergies, and other benefits of the Proposed Transaction within the expected timeframe or at all; the effect of any announcement relating to the Proposed Transaction on the market price of DoorDash’s or the Company’s common stock; fluctuations in the market price of DoorDash common stock and the possibility that the Company stockholders may receive a form of consideration different from what they elect as a result of proration; the nature, cost, and outcome of any litigation related to the Proposed Transaction; the risk that the Proposed Transaction disrupts current plans and operations or diverts management’s attention from ongoing business operations and opportunities; adverse reactions or changes to business or employee relationships resulting from the announcement, pendency, or completion of the Proposed Transaction; the ability of DoorDash and the Company to retain and hire key personnel; economic, financial, social, or political conditions that could adversely affect DoorDash or the Company; the macroeconomic environment and geopolitical uncertainty; competition; changes in legislation or governmental regulations; legal proceedings and regulatory matters and developments; and DoorDash’s and the Company’s respective brands and reputations. The forward-looking statements contained in this communication are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in the filings of DoorDash and the Company with the Securities and Exchange Commission (the “SEC”), including DoorDash’s and the Company’s respective Annual Reports on Form 10-K for the year ended December 31, 2025 and quarterly reports on Form 10-Q filed thereafter, as well as in the registration statement on Form S-4 and the proxy statement/prospectus described below when they become available. All forward-looking statements in this communication are based on information available to DoorDash and the Company and assumptions and beliefs as of the date hereof, and each of DoorDash and the Company disclaims any obligation to update any forward-looking statements, except as required by law.

Important Additional Information Will Be Filed with the SEC and Where to Find It

In connection with the Proposed Transaction, DoorDash intends to file with the SEC a registration statement on Form S-4 (the “Registration Statement”) to register the shares of DoorDash common stock to be issued in connection with the Proposed Transaction. The Registration Statement will include a proxy statement of the Company that also constitutes a prospectus of DoorDash (the “proxy statement/prospectus”). Each of DoorDash and the Company may also file other relevant documents with the SEC regarding the Proposed Transaction. After the Registration Statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to stockholders of the Company as of the record date established for voting on the Proposed Transaction. This communication is not a substitute for the Registration Statement, the proxy statement/prospectus, or any other document that DoorDash or the Company may file with the SEC in connection with the Proposed Transaction. INVESTORS AND SECURITY HOLDERS OF DOORDASH AND THE COMPANY ARE URGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE PROXY STATEMENT/PROSPECTUS AND DOCUMENTS INCORPORATED THEREIN BY REFERENCE, AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DOORDASH, THE COMPANY, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO, AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the Registration Statement and the proxy statement/prospectus (when available), as each may be amended or supplemented from time to time, and other documents containing important information about DoorDash, the Company, and the Proposed Transaction, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by DoorDash, including the proxy statement/prospectus (when available), will be available free of charge on DoorDash’s investor relations website at ir.doordash.com. Copies of the documents filed with the SEC by the Company, including the proxy statement/prospectus (when available), will be available free of charge on the Company’s investor relations website at investors.instacart.com.

Participants in the Solicitation

DoorDash, the Company, and certain of their respective directors, executive officers, and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the Proposed Transaction under the rules of the SEC. Information about the directors and executive officers of DoorDash, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in DoorDash’s Annual Report on Form 10-K for the year ended December 31, 2025, its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, and its definitive information statement on Schedule 14C filed with the SEC on August 27, 2026 (including the beneficial ownership information set forth therein), each filed with the SEC. Information about the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, each filed with the SEC. To the extent holdings of securities by the directors and executive officers of DoorDash or the Company have changed from the amounts reflected therein, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3, Statements of Changes in Beneficial Ownership on Form 4, or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5 subsequently filed with the SEC.

Other information regarding the interests of participants in the proxy solicitation, which may differ from the interests of DoorDash and the Company stockholders generally, will be contained in the Registration Statement, the proxy statement/prospectus, and other relevant materials to be filed with the SEC regarding the Proposed Transaction when they become available. Investors and security holders should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from DoorDash or the Company using the sources indicated above.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute an offer to sell, buy, or exchange, or the solicitation of an offer to sell, subscribe for, buy, or exchange any securities, or a solicitation of any vote or approval, in any jurisdiction, nor shall there be any sale, issuance, exchange, or transfer of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities, including the shares of DoorDash common stock to be issued as part of the merger consideration in the Proposed Transaction, shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

For Batch Sending to Longtail Brands

SUBJ: An Update from Instacart

Hi [Name],

Today, we announced that Instacart has entered into a definitive agreement to be acquired by DoorDash, marking an important new chapter for our company.

We’re excited about what this means for our business and for partners like you. By bringing together Instacart’s purpose-built grocery technology and trusted retailer and brand relationships with DoorDash’s global consumer reach and logistics capabilities, we’ll be better positioned to help your brand reach more consumers, grow sales, and compete more effectively.

Importantly, nothing changes about our partnership as a result of today’s announcement. Instacart and DoorDash will continue operating as separate, independent companies until the transaction closes, and our team remains focused on supporting your business as we do today.

We value our relationship and look forward to continuing to build on our work together. Sharing a link to today’s announcement for your reference and would be happy to connect if you have any questions.

Best,

[Name]

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or the future financial or operating performance of DoorDash, Inc. (“DoorDash”) or Maplebear Inc. (the “Company”). In some cases, you can identify forward-looking statements because they contain words such as “may,” “aim,” “will,” “should,” “expect,” “plan,” “try,” “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “toward,” or “continue” or the negative of these words or other similar terms or expressions that concern DoorDash’s or the Company’s expectations, strategies, plans, or intentions. Forward-looking statements in this communication include, but are not limited to, statements regarding the proposed acquisition of the Company by DoorDash pursuant to the Agreement and Plan of Merger among DoorDash, Ibiza Merger Sub, Inc., a wholly owned subsidiary of DoorDash, and the Company (the “Merger Agreement” and such transaction, the “Proposed Transaction”); the expected financing of the Proposed Transaction; the expected timing and likelihood of completion of the Proposed Transaction on the terms contemplated or at all; the expected benefits, synergies, and strategic value of the Proposed Transaction, including the future financial and operating performance of the combined company; DoorDash’s plans and expectations regarding the integration of the Company; and the plans, objectives, expectations, and intentions of DoorDash and the Company with respect to the Proposed Transaction, the period of pendency of the Proposed Transaction, and the combined company. These expectations and beliefs may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay a termination fee or reimburse expenses; the ability to obtain, or delays in obtaining, governmental and regulatory approvals required for the Proposed Transaction, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any required clearance or approval under the Competition Act (Canada) or under the Israeli Economic Competition Law-1988, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Proposed

Transaction; the ability to obtain the requisite approval of the Company stockholders; the satisfaction or waiver of the other conditions to the closing of the Proposed Transaction; delays in completing the Proposed Transaction, or the failure to complete the Proposed Transaction at all; the ability to obtain adequate financing or financings on satisfactory terms and the effect of any indebtedness incurred in connection with the Proposed Transaction on the combined company’s credit ratings; the ability to successfully integrate the Company’s business and to realize the anticipated cost savings, synergies, and other benefits of the Proposed Transaction within the expected timeframe or at all; the effect of any announcement relating to the Proposed Transaction on the market price of DoorDash’s or the Company’s common stock; fluctuations in the market price of DoorDash common stock and the possibility that the Company stockholders may receive a form of consideration different from what they elect as a result of proration; the nature, cost, and outcome of any litigation related to the Proposed Transaction; the risk that the Proposed Transaction disrupts current plans and operations or diverts management’s attention from ongoing business operations and opportunities; adverse reactions or changes to business or employee relationships resulting from the announcement, pendency, or completion of the Proposed Transaction; the ability of DoorDash and the Company to retain and hire key personnel; economic, financial, social, or political conditions that could adversely affect DoorDash or the Company; the macroeconomic environment and geopolitical uncertainty; competition; changes in legislation or governmental regulations; legal proceedings and regulatory matters and developments; and DoorDash’s and the Company’s respective brands and reputations. The forward-looking statements contained in this communication are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in the filings of DoorDash and the Company with the Securities and Exchange Commission (the “SEC”), including DoorDash’s and the Company’s respective Annual Reports on Form 10-K for the year ended December 31, 2025 and quarterly reports on Form 10-Q filed thereafter, as well as in the registration statement on Form S-4 and the proxy statement/prospectus described below when they become available. All forward-looking statements in this communication are based on information available to DoorDash and the Company and assumptions and beliefs as of the date hereof, and each of DoorDash and the Company disclaims any obligation to update any forward-looking statements, except as required by law.

Important Additional Information Will Be Filed with the SEC and Where to Find It

In connection with the Proposed Transaction, DoorDash intends to file with the SEC a registration statement on Form S-4 (the “Registration Statement”) to register the shares of DoorDash common stock to be issued in connection with the Proposed Transaction. The Registration Statement will include a proxy statement of the Company that also constitutes a prospectus of DoorDash (the “proxy statement/prospectus”). Each of DoorDash and the Company may also file other relevant documents with the SEC regarding the Proposed Transaction. After the Registration Statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to stockholders of the Company as of the record date established for voting on the Proposed Transaction. This communication is not a substitute for the Registration Statement, the proxy statement/prospectus, or any other document that DoorDash or the Company may file with the SEC in connection with the Proposed Transaction. INVESTORS AND SECURITY HOLDERS OF DOORDASH AND THE COMPANY ARE URGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE PROXY STATEMENT/PROSPECTUS AND DOCUMENTS INCORPORATED THEREIN BY REFERENCE, AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DOORDASH, THE COMPANY, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO, AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the Registration Statement and the proxy statement/prospectus (when available), as each may be amended or supplemented from time to time, and other documents containing important information about DoorDash, the Company, and the Proposed Transaction, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by DoorDash, including the proxy statement/prospectus (when available), will be available free of charge on DoorDash’s investor relations website at ir.doordash.com. Copies of the documents filed with the SEC by the Company, including the proxy statement/prospectus (when available), will be available free of charge on the Company’s investor relations website at investors.instacart.com.

Participants in the Solicitation

DoorDash, the Company, and certain of their respective directors, executive officers, and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the Proposed Transaction under the rules of the SEC. Information about the directors and executive officers of DoorDash, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in DoorDash’s Annual Report on Form 10-K for the year ended December 31, 2025, its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, and its definitive information statement on Schedule 14C filed with the SEC on August 27, 2026 (including the beneficial ownership information set forth therein), each filed with the SEC. Information about the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, each filed with the SEC. To the extent holdings of securities by the directors and executive officers of DoorDash or the Company have changed from the amounts reflected therein, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3, Statements of Changes in Beneficial Ownership on Form 4, or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5 subsequently filed with the SEC.

Other information regarding the interests of participants in the proxy solicitation, which may differ from the interests of DoorDash and the Company stockholders generally, will be contained in the Registration Statement, the proxy statement/prospectus, and other relevant materials to be filed with the SEC regarding the Proposed Transaction when they become available. Investors and security holders should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from DoorDash or the Company using the sources indicated above.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute an offer to sell, buy, or exchange, or the solicitation of an offer to sell, subscribe for, buy, or exchange any securities, or a solicitation of any vote or approval, in any jurisdiction, nor shall there be any sale, issuance, exchange, or transfer of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities, including the shares of DoorDash common stock to be issued as part of the merger consideration in the Proposed Transaction, shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Instacart Business and Health Communications Toolkit

The Company intends to use the following talking points in calls with certain of its key partners beginning on or around October 29, 2026.

Talking Points

Overview

•	You may have seen that today we announced Instacart has entered into a definitive agreement to be acquired by DoorDash.

Distributor Key Messages

•

Better together. Bringing together Instacart’s purpose-built food and beverage technology and trusted retailer and brand relationships with DoorDash’s global consumer reach and logistics capabilities creates an exciting opportunity to build on Instacart’s strong foundation and accelerate the innovation and growth already underway across our platform. More shoppers and orders in the same areas improve fulfillment efficiency, which will help us serve customers even faster, with better quality.

•

Continued investment in innovation. We are committed to continuing to invest in our products and services. After closing, combining resources will lead to more investment. We will share more details on our integration plans in due course.

•	Confidence in company stability and commercial terms. Instacart will continue to honor our current agreements, and it is ‘business as usual’ as it relates to our existing plans with partners.

•

Importantly, nothing changes today. Instacart and DoorDash will continue to operate as separate, independent companies until the transaction closes. Your existing contacts remain the same, and our focus continues to be on supporting your business and providing the high quality service you’ve come to expect from us.

Businesses Key Messages

•

Business as usual. Upon closing, we’ll be even better positioned to support your business over the long-term. Nothing changes about how we work together as a result of today’s announcement and our team remains focused on providing you with the high quality service you’ve come to expect from us.

Health Partner Key Messages

•

Better together. Bringing together Instacart’s purpose-built grocery technology and trusted retailer and brand relationships with DoorDash’s global consumer reach and logistics capabilities creates an exciting opportunity to build on Instacart’s strong foundation and accelerate the innovation and growth already underway across our platform.

•

We’re extremely proud of the work we’ve done in helping communities struggling with food access—something we’ve been focused on for years. Whether that’s bringing SNAP/EBT online in all 50 states or building partnerships with non-profits and governments to get healthy food to families, combining our two companies will make us even better positioned to support you for the long-term.

•

While exciting news, nothing changes today. Instacart and DoorDash will continue to operate as separate, independent companies until the transaction closes. Your existing contacts remain the same, and our focus continues to be on supporting your organization and helping you serve your [clients/users/patients].

Closing

•	Instacart and DoorDash will continue to operate as separate, independent companies until the transaction closes, and you should treat them as such.

•	We value our partnership with you and will keep you updated with relevant developments throughout the process.

Anticipated Q&A

1. How will this affect our existing partnership with Instacart?

•	Nothing about our partnership changes as a result of today’s announcement.

•	You will continue working with your current Instacart contacts, and our focus remains on helping you [serve your customers / grow your business / support your clients/patients/users].

•	Until the transaction closes, Instacart and DoorDash will continue operating as separate, independent companies.

•	We will share more details on our integration plan in due course.

2. How will the combination benefit our business?

•

By bringing together Instacart’s purpose-built grocery technology and trusted retailer and brand relationships with DoorDash’s global consumer reach and logistics capabilities, we can build a stronger grocery ecosystem.

3. Will Instacart continue investing in its offerings?

•	We are deeply committed to continuing to invest in our product and technologies.

•	After closing, with more resources, the combined company will be able to invest even more in its products and tools.

•	We will share more details on our integration plans in due course.

4. Will our existing agreements, pricing, or commercial terms change?

•	Instacart will continue to honor our current agreements, and it is business as usual.

•	Until closing, Instacart and DoorDash will continue operating as separate, independent companies, and nothing changes about our existing agreement.

•	We will share more details on our integration plan in due course.

5. Will the combination affect our ability to work with other delivery platforms?

•	Nothing about our partnership changes as a result of today’s announcement.

6. Will we have to use DoorDash’s delivery services or other products?

•	Nothing about the services you use today or how we work together changes as a result of today’s announcement.

•	We will share more details on our integration plans in due course.

7. Will the companies combine their delivery networks? Will the companies deprecate the Instacart App?

•	Nothing changes today. Instacart and DoorDash will continue to operate as separate, independent companies until the transaction closes.

•	Upon closing, Instacart is expected to retain its brand, enterprise technology and app.

•	We will share more details on our integration plans in due course.

8. Could the transaction weaken my negotiating power with you? How do I know you won’t increase costs once the transaction closes?

•	Instacart will continue to honor our current agreements, and it is business as usual.

•	Until closing, Instacart and DoorDash will continue operating as separate, independent companies, and nothing changes about our existing agreement.

•	We will share more details on our integration plan in due course.

•	We value our partnership with you, and we want it to continue well into the future.

9. Will the combination change how Instacart uses or protects our data?

•	We recognize the importance of preserving the trust we’ve built with our partners.

•	We remain committed to maintaining appropriate data and security safeguards and complying with any applicable laws and contractual obligations.

10. What happens if the transaction takes longer than expected or does not close?

•	The transaction is subject to customary closing conditions, including regulatory and shareholder approvals.

•

We are committed to engaging collaboratively and constructively with relevant competition authorities to ensure they understand the benefits of the combined company and to obtain timely regulatory clearances.

•	In the meantime, Instacart and DoorDash will continue operating independently, and our focus remains on delivering for your business.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or the future financial or operating performance of DoorDash, Inc. (“DoorDash”) or Maplebear Inc. (the “Company”). In some cases, you can identify forward-looking statements because they contain words such as “may,” “aim,” “will,” “should,” “expect,” “plan,” “try,” “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “toward,” or “continue” or the negative of these words or other similar terms or expressions that concern DoorDash’s or the Company’s expectations, strategies, plans, or intentions. Forward-looking statements in this communication include, but are not limited to, statements regarding the proposed acquisition of the Company by DoorDash pursuant to the Agreement and Plan of Merger among DoorDash, Ibiza Merger Sub, Inc., a wholly owned subsidiary of DoorDash, and the Company (the “Merger Agreement” and such transaction, the “Proposed Transaction”); the expected financing of the Proposed Transaction; the expected timing and likelihood of completion of the Proposed Transaction on the terms contemplated or at all; the expected benefits, synergies, and strategic value of the Proposed Transaction, including the future financial and operating performance of the combined company; DoorDash’s plans and expectations regarding the integration of the Company; and the plans, objectives, expectations, and intentions of DoorDash and the Company with respect to the Proposed Transaction, the period of pendency of the Proposed Transaction, and the combined company. These expectations and beliefs may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay a termination fee or reimburse expenses; the ability to obtain, or delays in obtaining, governmental and regulatory approvals required for the Proposed Transaction, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any required clearance or approval under the Competition Act (Canada) or under the Israeli Economic Competition Law-1988, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Proposed Transaction; the ability to obtain the requisite approval of the Company stockholders; the satisfaction or waiver of the other conditions to the closing of the Proposed Transaction; delays in completing the Proposed Transaction, or the failure to complete the Proposed Transaction at all; the ability to obtain adequate financing or financings on satisfactory terms and the effect of any indebtedness incurred in connection with the Proposed Transaction on the combined company’s credit ratings; the ability to successfully integrate the Company’s business and to realize the anticipated cost savings, synergies, and other benefits of the Proposed Transaction within the expected timeframe or at all; the effect of any announcement relating to the Proposed Transaction on the market price of DoorDash’s or the Company’s common stock; fluctuations in the market price of DoorDash common stock and the possibility that the Company stockholders may receive a form of consideration different from what they elect as a result of proration; the nature, cost, and outcome of any litigation related to the Proposed Transaction; the risk that the Proposed Transaction disrupts current plans and operations or diverts management’s attention from ongoing business operations and opportunities; adverse reactions or changes to business or employee relationships resulting from the announcement, pendency, or completion of the Proposed Transaction; the ability of DoorDash and the Company to retain and hire key personnel; economic, financial, social, or political conditions that could adversely affect DoorDash or the Company; the macroeconomic environment and geopolitical uncertainty; competition; changes in legislation or governmental regulations; legal proceedings and regulatory matters and developments; and DoorDash’s and the Company’s respective brands and reputations. The forward-looking statements contained in this communication are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in the filings of DoorDash and the Company with the Securities and Exchange Commission (the “SEC”), including DoorDash’s and the Company’s respective Annual Reports on Form 10-K for the year ended December 31, 2025 and quarterly reports on Form 10-Q filed thereafter, as well as in the registration statement on Form S-4 and the proxy statement/prospectus described below when they become available. All forward-looking statements in this communication are based on information available to DoorDash and the Company and assumptions and beliefs as of the date hereof, and each of DoorDash and the Company disclaims any obligation to update any forward-looking statements, except as required by law.

Important Additional Information Will Be Filed with the SEC and Where to Find It

In connection with the Proposed Transaction, DoorDash intends to file with the SEC a registration statement on Form S-4 (the “Registration Statement”) to register the shares of DoorDash common stock to be issued in connection with the Proposed Transaction. The Registration Statement will include a proxy statement of the Company that also constitutes a prospectus of DoorDash (the “proxy statement/prospectus”). Each of DoorDash and the Company may also file other relevant documents with the SEC regarding the Proposed Transaction. After the Registration Statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to stockholders of the Company as of the record date established for voting on the Proposed Transaction. This communication is not a substitute for the Registration Statement, the proxy statement/prospectus, or any other document that DoorDash or the Company may file with the SEC in connection with the Proposed Transaction. INVESTORS AND SECURITY HOLDERS OF DOORDASH AND THE COMPANY ARE URGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE PROXY STATEMENT/PROSPECTUS AND DOCUMENTS INCORPORATED THEREIN BY REFERENCE, AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DOORDASH, THE COMPANY, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO, AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the Registration Statement and the proxy statement/prospectus (when available), as each may be amended or supplemented from time to time, and other documents containing important information about DoorDash, the Company, and the Proposed Transaction, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by DoorDash, including the proxy statement/prospectus (when available), will be available free of charge on DoorDash’s investor relations website at ir.doordash.com. Copies of the documents filed with the SEC by the Company, including the proxy statement/prospectus (when available), will be available free of charge on the Company’s investor relations website at investors.instacart.com.

Participants in the Solicitation

DoorDash, the Company, and certain of their respective directors, executive officers, and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the Proposed Transaction under the rules of the SEC. Information about the directors and executive officers of DoorDash, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in DoorDash’s Annual Report on Form 10-K for the year ended December 31, 2025, its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, and its definitive information statement on Schedule 14C filed with the SEC on August 27, 2026 (including the beneficial ownership information set forth therein), each filed with the SEC. Information about the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, each filed with the SEC. To the extent holdings of securities by the directors and executive officers of DoorDash or the Company have changed from the amounts reflected therein, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3, Statements of Changes in Beneficial Ownership on Form 4, or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5 subsequently filed with the SEC.

Other information regarding the interests of participants in the proxy solicitation, which may differ from the interests of DoorDash and the Company stockholders generally, will be contained in the Registration Statement, the proxy statement/prospectus, and other relevant materials to be filed with the SEC regarding the Proposed Transaction when they become available. Investors and security holders should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from DoorDash or the Company using the sources indicated above.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute an offer to sell, buy, or exchange, or the solicitation of an offer to sell, subscribe for, buy, or exchange any securities, or a solicitation of any vote or approval, in any jurisdiction, nor shall there be any sale, issuance, exchange, or transfer of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities, including the shares of DoorDash common stock to be issued as part of the merger consideration in the Proposed Transaction, shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Instacart ICB/Health Partner Outreach Emails

The Company intends to send the following emails to key partners on or around October 29, 2026.

For 1:1 Emails to Distributors

SUBJ: An Update from Instacart

Hi [Name],

I am personally reaching out to share that today we announced that Instacart has entered into a definitive agreement to be acquired by DoorDash, marking an important new chapter for our company.

We’re excited about what this means for our business and for partners like you. By bringing together Instacart’s purpose-built food & beverage technology and trusted retailer and brand relationships with DoorDash’s global consumer reach and logistics capabilities, we’ll be better positioned to support [INSERT PARTNER NAME]’s [customers/operators].

Importantly, nothing changes about our partnership as a result of today’s announcement. Instacart and DoorDash will continue operating as separate, independent companies until the transaction closes, and our team remains focused on serving your business as we do today.

We value our relationship and look forward to continuing to build on our work together. Sharing a link to today’s announcement for your reference and would be happy to connect if you have any questions.

Best,

[Name]

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or the future financial or operating performance of DoorDash, Inc. (“DoorDash”) or Maplebear Inc. (the “Company”). In some cases, you can identify forward-looking statements because they contain words such as “may,” “aim,” “will,” “should,” “expect,” “plan,” “try,” “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “toward,” or “continue” or the negative of these words or other similar terms or expressions that concern DoorDash’s or the Company’s expectations, strategies, plans, or intentions. Forward-looking statements in this communication include, but are not limited to, statements regarding the proposed acquisition of the Company by DoorDash pursuant to the Agreement and Plan of Merger among DoorDash, Ibiza Merger Sub, Inc., a wholly owned subsidiary of DoorDash, and the Company (the “Merger Agreement” and such transaction, the “Proposed Transaction”); the expected financing of the Proposed Transaction; the expected timing and likelihood of completion of the Proposed Transaction on the terms contemplated or at all; the expected benefits, synergies, and strategic value of the Proposed Transaction, including the future financial and operating performance of the combined company; DoorDash’s plans and expectations regarding the integration of the Company; and the plans, objectives, expectations, and intentions of DoorDash and the Company with respect to the Proposed Transaction, the period of pendency of the Proposed Transaction, and the combined company. These expectations and beliefs may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay a termination fee or reimburse expenses; the ability to obtain, or delays in obtaining, governmental and regulatory approvals required for the Proposed Transaction, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any required clearance or approval under the Competition Act (Canada) or under the Israeli Economic Competition Law-1988, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Proposed Transaction; the ability to obtain the requisite approval of the Company stockholders; the satisfaction or waiver of the other conditions to the closing of the Proposed Transaction; delays in completing the Proposed Transaction, or the failure to complete the Proposed Transaction at all; the ability to obtain adequate financing or financings on satisfactory terms and the effect of any indebtedness incurred in connection with the Proposed Transaction on the combined company’s credit ratings; the ability to successfully integrate the Company’s business and to realize the anticipated cost savings, synergies, and other benefits of the Proposed Transaction within the expected timeframe or at all; the effect of any announcement relating to the Proposed Transaction on the market price of DoorDash’s or the Company’s common stock; fluctuations in the market price of DoorDash common stock and the possibility that the Company stockholders may receive a form of consideration different from what they elect as a result of proration; the nature, cost, and outcome of any litigation related to the Proposed Transaction; the risk that the Proposed Transaction disrupts current plans and operations or diverts management’s attention from ongoing business operations and opportunities; adverse reactions or changes to business or employee relationships resulting from the announcement, pendency, or completion of the Proposed Transaction; the ability of DoorDash and the Company to retain and hire key personnel; economic, financial, social, or political conditions that could adversely affect DoorDash or the Company; the macroeconomic environment and geopolitical uncertainty; competition; changes in legislation or governmental regulations; legal proceedings and regulatory matters and developments; and DoorDash’s and the Company’s respective brands and reputations. The forward-looking statements contained in this communication are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in the filings of DoorDash and the Company with the Securities and Exchange Commission (the “SEC”), including DoorDash’s and the Company’s respective Annual Reports on Form 10-K for the year ended December 31, 2025 and quarterly reports on Form 10-Q filed thereafter, as well as in the registration statement on Form S-4 and the proxy statement/prospectus described below when they become available. All forward-looking statements in this communication are based on information available to DoorDash and the Company and assumptions and beliefs as of the date hereof, and each of DoorDash and the Company disclaims any obligation to update any forward-looking statements, except as required by law.

Important Additional Information Will Be Filed with the SEC and Where to Find It

In connection with the Proposed Transaction, DoorDash intends to file with the SEC a registration statement on Form S-4 (the “Registration Statement”) to register the shares of DoorDash common stock to be issued in connection with the Proposed Transaction. The Registration Statement will include a proxy statement of the Company that also constitutes a prospectus of DoorDash (the “proxy statement/prospectus”). Each of DoorDash and the Company may also file other relevant documents with the SEC regarding the Proposed Transaction. After the Registration Statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to stockholders of the Company as of the record date established for voting on the Proposed Transaction. This communication is not a substitute for the Registration Statement, the proxy statement/prospectus, or any other document that DoorDash or the Company may file with the SEC in connection with the Proposed Transaction. INVESTORS AND SECURITY HOLDERS OF DOORDASH AND THE COMPANY ARE URGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE PROXY STATEMENT/PROSPECTUS AND DOCUMENTS INCORPORATED THEREIN BY REFERENCE, AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DOORDASH, THE COMPANY, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO, AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the Registration Statement and the proxy statement/prospectus (when available), as each may be amended or supplemented from time to time, and other documents containing important information about DoorDash, the Company, and the Proposed Transaction, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by DoorDash, including the proxy statement/prospectus (when available), will be available free of charge on DoorDash’s investor relations website at ir.doordash.com. Copies of the documents filed with the SEC by the Company, including the proxy statement/prospectus (when available), will be available free of charge on the Company’s investor relations website at investors.instacart.com.

Participants in the Solicitation

DoorDash, the Company, and certain of their respective directors, executive officers, and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the Proposed Transaction under the rules of the SEC. Information about the directors and executive officers of DoorDash, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in DoorDash’s Annual Report on Form 10-K for the year ended December 31, 2025, its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, and its definitive information statement on Schedule 14C filed with the SEC on August 27, 2026 (including the beneficial ownership information set forth therein), each filed with the SEC. Information about the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, each filed with the SEC. To the extent holdings of securities by the directors and executive officers of DoorDash or the Company have changed from the amounts reflected therein, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3, Statements of Changes in Beneficial Ownership on Form 4, or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5 subsequently filed with the SEC.

Other information regarding the interests of participants in the proxy solicitation, which may differ from the interests of DoorDash and the Company stockholders generally, will be contained in the Registration Statement, the proxy statement/prospectus, and other relevant materials to be filed with the SEC regarding the Proposed Transaction when they become available. Investors and security holders should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from DoorDash or the Company using the sources indicated above.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute an offer to sell, buy, or exchange, or the solicitation of an offer to sell, subscribe for, buy, or exchange any securities, or a solicitation of any vote or approval, in any jurisdiction, nor shall there be any sale, issuance, exchange, or transfer of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities, including the shares of DoorDash common stock to be issued as part of the merger consideration in the Proposed Transaction, shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

For 1:1 Emails to Larger Business Customers

SUBJ: An Update from Instacart

Hi [Name],

I am personally reaching out to share that today we announced that Instacart has entered into a definitive agreement to be acquired by DoorDash, marking an important new chapter for our company.

We’re excited about what this means for our business, and we believe we’ll be even better positioned to support [INSERT PARTNER NAME]’s business over the long term.

Importantly, nothing changes about our partnership as a result of today’s announcement as Instacart and DoorDash continue operating as separate, independent companies until the transaction closes. Our team remains focused on providing you with the high-quality service you’ve come to expect from us.

We value our relationship and look forward to continuing to build on our work together. Sharing a link to today’s announcement for your reference and would be happy to connect if you have any questions.

Best,

[Name]

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or the future financial or operating performance of DoorDash, Inc. (“DoorDash”) or Maplebear Inc. (the “Company”). In some cases, you can identify forward-

looking statements because they contain words such as “may,” “aim,” “will,” “should,” “expect,” “plan,” “try,” “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “toward,” or “continue” or the negative of these words or other similar terms or expressions that concern DoorDash’s or the Company’s expectations, strategies, plans, or intentions. Forward-looking statements in this communication include, but are not limited to, statements regarding the proposed acquisition of the Company by DoorDash pursuant to the Agreement and Plan of Merger among DoorDash, Ibiza Merger Sub, Inc., a wholly owned subsidiary of DoorDash, and the Company (the “Merger Agreement” and such transaction, the “Proposed Transaction”); the expected financing of the Proposed Transaction; the expected timing and likelihood of completion of the Proposed Transaction on the terms contemplated or at all; the expected benefits, synergies, and strategic value of the Proposed Transaction, including the future financial and operating performance of the combined company; DoorDash’s plans and expectations regarding the integration of the Company; and the plans, objectives, expectations, and intentions of DoorDash and the Company with respect to the Proposed Transaction, the period of pendency of the Proposed Transaction, and the combined company. These expectations and beliefs may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay a termination fee or reimburse expenses; the ability to obtain, or delays in obtaining, governmental and regulatory approvals required for the Proposed Transaction, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any required clearance or approval under the Competition Act (Canada) or under the Israeli Economic Competition Law-1988, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Proposed Transaction; the ability to obtain the requisite approval of the Company stockholders; the satisfaction or waiver of the other conditions to the closing of the Proposed Transaction; delays in completing the Proposed Transaction, or the failure to complete the Proposed Transaction at all; the ability to obtain adequate financing or financings on satisfactory terms and the effect of any indebtedness incurred in connection with the Proposed Transaction on the combined company’s credit ratings; the ability to successfully integrate the Company’s business and to realize the anticipated cost savings, synergies, and other benefits of the Proposed Transaction within the expected timeframe or at all; the effect of any announcement relating to the Proposed Transaction on the market price of DoorDash’s or the Company’s common stock; fluctuations in the market price of DoorDash common stock and the possibility that the Company stockholders may receive a form of consideration different from what they elect as a result of proration; the nature, cost, and outcome of any litigation related to the Proposed Transaction; the risk that the Proposed Transaction disrupts current plans and operations or diverts management’s attention from ongoing business operations and opportunities; adverse reactions or changes to business or employee relationships resulting from the announcement, pendency, or completion of the Proposed Transaction; the ability of DoorDash and the Company to retain and hire key personnel; economic, financial, social, or political conditions that could adversely affect DoorDash or the Company; the macroeconomic environment and geopolitical uncertainty; competition; changes in legislation or governmental regulations; legal proceedings and regulatory matters and developments; and DoorDash’s and the Company’s respective brands and reputations. The forward-looking statements contained in this communication are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in the filings of DoorDash and the Company with the Securities and Exchange Commission (the “SEC”), including DoorDash’s and the Company’s respective Annual Reports on Form 10-K for the year ended December 31, 2025 and quarterly reports on Form 10-Q filed thereafter, as well as in the registration statement on Form S-4 and the proxy statement/prospectus described below when they become available. All forward-looking statements in this communication are based on information available to DoorDash and the Company and assumptions and beliefs as of the date hereof, and each of DoorDash and the Company disclaims any obligation to update any forward-looking statements, except as required by law.

Important Additional Information Will Be Filed with the SEC and Where to Find It

In connection with the Proposed Transaction, DoorDash intends to file with the SEC a registration statement on Form S-4 (the “Registration Statement”) to register the shares of DoorDash common stock to be issued in connection with the Proposed Transaction. The Registration Statement will include a proxy statement of the Company that also constitutes a prospectus of DoorDash (the “proxy statement/prospectus”). Each of DoorDash and the Company may also file other relevant documents with the SEC regarding the Proposed Transaction. After the Registration Statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to stockholders of the Company as of the record date established for voting on the Proposed Transaction. This communication is not a substitute for the Registration Statement, the proxy statement/prospectus, or any other document that DoorDash or the Company may file with the SEC in connection with the Proposed Transaction. INVESTORS AND SECURITY HOLDERS OF DOORDASH AND THE COMPANY ARE URGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE PROXY STATEMENT/PROSPECTUS AND DOCUMENTS INCORPORATED THEREIN BY REFERENCE, AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DOORDASH, THE COMPANY, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO, AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the Registration Statement and the proxy statement/prospectus (when available), as each may be amended or supplemented from time to time, and other documents containing important information about DoorDash, the Company, and the Proposed Transaction, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by DoorDash, including the proxy statement/prospectus (when available), will be available free of charge on DoorDash’s investor relations website at ir.doordash.com. Copies of the documents filed with the SEC by the Company, including the proxy statement/prospectus (when available), will be available free of charge on the Company’s investor relations website at investors.instacart.com.

Participants in the Solicitation

DoorDash, the Company, and certain of their respective directors, executive officers, and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the Proposed Transaction under the rules of the SEC. Information about the directors and executive officers of DoorDash, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in DoorDash’s Annual Report on Form 10-K for the year ended December 31, 2025, its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, and its definitive information statement on Schedule 14C filed with the SEC on August 27, 2026 (including the beneficial ownership information set forth therein), each filed with the SEC. Information about the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, each filed with the SEC. To the extent holdings of securities by the directors and executive officers of DoorDash or the Company have changed from the amounts reflected therein, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3, Statements of Changes in Beneficial Ownership on Form 4, or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5 subsequently filed with the SEC.

Other information regarding the interests of participants in the proxy solicitation, which may differ from the interests of DoorDash and the Company stockholders generally, will be contained in the Registration Statement, the proxy statement/prospectus, and other relevant materials to be filed with the SEC regarding the Proposed Transaction when they become available. Investors and security holders should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from DoorDash or the Company using the sources indicated above.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute an offer to sell, buy, or exchange, or the solicitation of an offer to sell, subscribe for, buy, or exchange any securities, or a solicitation of any vote or approval, in any jurisdiction, nor shall there be any sale, issuance, exchange, or transfer of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities, including the shares of DoorDash common stock to be issued as part of the merger consideration in the Proposed Transaction, shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

For 1:1 Emails to Health Partners

SUBJ: An Update from Instacart

Hi [Name],

I am personally reaching out to share that today, we announced that Instacart has entered into a definitive agreement to be acquired by DoorDash, marking an important new chapter for our company.

We’re excited about what this means for our business and for partners like you. By bringing together Instacart’s purpose-built grocery technology and trusted retailer and brand relationships with DoorDash’s global consumer reach and logistics capabilities, we’ll be better positioned to support [INSERT PARTNER NAME]’s [clients/users/patients].

Importantly, nothing changes about our partnership as a result of today’s announcement. Instacart and DoorDash will continue operating as separate, independent companies until the transaction closes, and our team remains focused on serving your business as we do today.

We value our relationship and look forward to continuing to build on our work together. Sharing a link to today’s announcement for your reference and would be happy to connect if you have any questions.

Best,

[Name]

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or the future financial or operating performance of DoorDash, Inc. (“DoorDash”) or Maplebear Inc. (the “Company”). In some cases, you can identify forward-looking statements because they contain words such as “may,” “aim,” “will,” “should,” “expect,” “plan,” “try,” “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “toward,” or “continue” or the negative of these words or other similar terms or expressions that concern DoorDash’s or the Company’s expectations, strategies, plans, or intentions. Forward-looking statements in this communication include, but are not limited to, statements regarding the proposed acquisition of the Company by DoorDash pursuant to the Agreement and Plan of Merger among DoorDash, Ibiza Merger Sub, Inc., a wholly owned subsidiary of DoorDash, and the Company (the “Merger Agreement” and such transaction, the “Proposed Transaction”); the expected financing of the Proposed Transaction; the expected timing and likelihood of completion of the Proposed Transaction on the terms contemplated or at all; the expected benefits, synergies, and strategic value of the Proposed Transaction, including the future financial and operating performance of the combined company; DoorDash’s plans and expectations regarding the integration of the Company; and the plans, objectives, expectations, and intentions of DoorDash and the Company with respect to the Proposed Transaction, the period of pendency of the Proposed Transaction, and the combined company. These expectations and beliefs may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay a termination fee or reimburse expenses; the ability to obtain, or delays in obtaining, governmental and regulatory approvals required for the Proposed Transaction, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any required clearance or approval under the Competition Act (Canada) or under the Israeli Economic Competition Law-1988, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Proposed Transaction; the ability to obtain the requisite approval of the Company stockholders; the satisfaction or waiver of the other conditions to the closing of the Proposed Transaction; delays in completing the Proposed Transaction, or the failure to complete the Proposed Transaction at all; the ability to obtain adequate financing or financings on satisfactory terms and the effect of any indebtedness incurred in connection with the Proposed Transaction on the combined company’s credit ratings; the ability to successfully integrate the Company’s business and to realize the anticipated cost savings, synergies, and other benefits of the Proposed Transaction within the expected timeframe or at all; the effect of any announcement relating to the Proposed Transaction on the market price of DoorDash’s or the Company’s common stock; fluctuations in the market price of DoorDash common stock and the possibility that the Company stockholders may receive a form of consideration different from what they elect as a result of proration; the nature, cost, and outcome of any litigation related to the Proposed Transaction; the risk that the Proposed Transaction disrupts current plans and operations or diverts management’s attention from ongoing business operations and opportunities; adverse reactions or changes to business or employee relationships resulting from the announcement, pendency, or completion of the Proposed Transaction; the ability of DoorDash and the Company to retain and hire key personnel; economic, financial, social, or political conditions that could adversely affect DoorDash or the Company; the macroeconomic environment and geopolitical uncertainty; competition; changes in legislation or governmental regulations; legal proceedings and regulatory matters and developments; and DoorDash’s and the Company’s respective brands and reputations. The forward-looking statements contained in this communication are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in the filings of DoorDash and the Company with the Securities and Exchange Commission (the “SEC”), including DoorDash’s and the Company’s respective Annual Reports on Form 10-K for the year ended December 31, 2025 and quarterly reports on Form 10-Q filed thereafter, as well as in the registration statement on Form S-4 and the proxy statement/prospectus described below when they become available. All forward-looking statements in this communication are based on information available to DoorDash and the Company and assumptions and beliefs as of the date hereof, and each of DoorDash and the Company disclaims any obligation to update any forward-looking statements, except as required by law.

Important Additional Information Will Be Filed with the SEC and Where to Find It

In connection with the Proposed Transaction, DoorDash intends to file with the SEC a registration statement on Form S-4 (the “Registration Statement”) to register the shares of DoorDash common stock to be issued in connection with the Proposed Transaction. The Registration Statement will include a proxy statement of the Company that also constitutes a prospectus of DoorDash (the “proxy statement/prospectus”). Each of DoorDash and the Company may also file other relevant documents with the SEC regarding the Proposed Transaction. After the Registration Statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to stockholders of the Company as of the record date established for voting on the Proposed Transaction. This communication is not a substitute for the Registration Statement, the proxy statement/prospectus, or any other document that DoorDash or the Company may file with the SEC in connection with the Proposed Transaction. INVESTORS AND SECURITY HOLDERS OF DOORDASH AND THE COMPANY ARE URGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE PROXY STATEMENT/PROSPECTUS AND DOCUMENTS INCORPORATED THEREIN BY REFERENCE, AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DOORDASH, THE COMPANY, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO, AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the Registration Statement and the proxy statement/prospectus (when available), as each may be amended or supplemented from time to time, and other documents containing important information about DoorDash, the Company, and the Proposed Transaction, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by DoorDash, including the proxy statement/prospectus (when available), will be available free of charge on DoorDash’s investor relations website at ir.doordash.com. Copies of the documents filed with the SEC by the Company, including the proxy statement/prospectus (when available), will be available free of charge on the Company’s investor relations website at investors.instacart.com.

Participants in the Solicitation

DoorDash, the Company, and certain of their respective directors, executive officers, and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the Proposed Transaction under the rules of the SEC. Information about the directors and executive officers of DoorDash, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in DoorDash’s Annual Report on Form 10-K for the year ended December 31, 2025, its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, and its definitive information statement on Schedule 14C filed with the SEC on August 27, 2026 (including the beneficial ownership information set forth therein), each filed with the SEC. Information about the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, each filed with the SEC. To the extent holdings of securities by the directors and executive officers of DoorDash or the Company have changed from the amounts reflected therein, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3, Statements of Changes in Beneficial Ownership on Form 4, or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5 subsequently filed with the SEC.

Other information regarding the interests of participants in the proxy solicitation, which may differ from the interests of DoorDash and the Company stockholders generally, will be contained in the Registration Statement, the proxy statement/prospectus, and other relevant materials to be filed with the SEC regarding the Proposed Transaction when they become available. Investors and security holders should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from DoorDash or the Company using the sources indicated above.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute an offer to sell, buy, or exchange, or the solicitation of an offer to sell, subscribe for, buy, or exchange any securities, or a solicitation of any vote or approval, in any jurisdiction, nor shall there be any sale, issuance, exchange, or transfer of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities, including the shares of DoorDash common stock to be issued as part of the merger consideration in the Proposed Transaction, shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

For Batch Sending to Business Profile Customers

SUBJ: An Update from Instacart Business

Hi [Name],

We announced that Instacart has entered into a definitive agreement to be acquired by DoorDash, marking an important new chapter for our company.

We’re excited about what this means for our business, and we believe we’ll be even better positioned to support you over the long term.

Importantly, nothing changes about our relationship as a result of this announcement, as Instacart and DoorDash continue operating as separate, independent companies until the transaction closes. Our team remains focused on providing you with the high-quality features and services you’ve come to expect from us.

For Instacart+ members, your benefits remain the same. You can continue using the app and shopping from your favorite stores, as usual.

We value our relationship and look forward to continuing to build for your business needs.

Best,

The Instacart Team

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or the future financial or operating performance of DoorDash, Inc. (“DoorDash”) or Maplebear Inc. (the “Company”). In some cases, you can identify forward-looking statements because they contain words such as “may,” “aim,” “will,” “should,” “expect,” “plan,” “try,” “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “toward,” or “continue” or the negative of these words or other similar terms or expressions that concern DoorDash’s or the Company’s expectations, strategies, plans, or intentions. Forward-looking statements in this communication include, but are not limited to, statements regarding the proposed acquisition of the Company by DoorDash pursuant to the Agreement and Plan of Merger among DoorDash, Ibiza Merger Sub, Inc., a wholly owned subsidiary of DoorDash, and the Company (the “Merger Agreement” and such transaction, the “Proposed Transaction”); the expected financing of the Proposed Transaction; the expected timing and likelihood of completion of the Proposed Transaction on the terms contemplated or at all; the expected benefits, synergies, and strategic value of the Proposed Transaction, including the future financial and operating performance of the combined company; DoorDash’s plans and expectations regarding the integration of the Company; and the plans, objectives, expectations, and intentions of DoorDash and the Company with respect to the Proposed Transaction, the period of pendency of the Proposed Transaction, and the combined company. These expectations and beliefs may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay a termination fee or reimburse expenses; the ability to obtain, or delays in obtaining, governmental and regulatory approvals required for the Proposed Transaction, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any required clearance or approval under the Competition Act (Canada) or under the Israeli Economic Competition Law-1988, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Proposed Transaction; the ability to obtain the requisite approval of the Company stockholders; the satisfaction or waiver of the other conditions to the closing of the Proposed Transaction; delays in completing the Proposed Transaction, or the failure to complete the Proposed Transaction at all; the ability to obtain adequate financing or financings on satisfactory terms and the effect of any indebtedness incurred in connection with the Proposed Transaction on the combined company’s credit ratings; the ability to successfully integrate the Company’s business and to realize the anticipated cost savings, synergies, and other benefits of the Proposed Transaction within the expected timeframe or at all; the effect of any announcement relating to the Proposed Transaction on the market price of DoorDash’s or the Company’s common stock; fluctuations in the market price of DoorDash common stock and the possibility that the Company stockholders may receive a form of consideration different from what they elect as a result of proration; the nature, cost, and outcome of any litigation related to the Proposed Transaction; the risk that the Proposed Transaction disrupts current plans and operations or diverts management’s attention from ongoing business operations and opportunities; adverse reactions or changes to business or employee relationships resulting from the announcement, pendency, or completion of the Proposed Transaction; the ability of DoorDash and the Company to retain and hire key personnel; economic, financial, social, or political conditions that could adversely affect DoorDash or the Company; the macroeconomic environment and geopolitical uncertainty; competition; changes in legislation or governmental regulations; legal proceedings and regulatory matters and developments; and DoorDash’s and the Company’s respective brands and reputations. The forward-looking statements contained in this communication are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in the filings of DoorDash and the Company with the Securities and Exchange Commission (the “SEC”), including DoorDash’s and the Company’s respective Annual Reports on Form 10-K for the year ended December 31, 2025 and quarterly reports on Form 10-Q filed thereafter, as well as in the registration statement on Form S-4 and the proxy statement/prospectus described below when they become available. All forward-looking statements in this communication are based on information available to DoorDash and the Company and assumptions and beliefs as of the date hereof, and each of DoorDash and the Company disclaims any obligation to update any forward-looking statements, except as required by law.

Important Additional Information Will Be Filed with the SEC and Where to Find It

In connection with the Proposed Transaction, DoorDash intends to file with the SEC a registration statement on Form S-4 (the “Registration Statement”) to register the shares of DoorDash common stock to be issued in connection with the Proposed Transaction. The Registration Statement will include a proxy statement of the Company that also constitutes a prospectus of DoorDash (the “proxy statement/prospectus”). Each of DoorDash and the Company may also file other relevant documents with the SEC regarding the Proposed Transaction. After the Registration Statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to stockholders of the Company as of the record date established for voting on the Proposed Transaction. This communication is not a substitute for the Registration Statement, the proxy statement/prospectus, or any other document that DoorDash or the Company may file with the SEC in connection with the Proposed Transaction. INVESTORS AND SECURITY HOLDERS OF DOORDASH AND THE COMPANY ARE URGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE PROXY STATEMENT/PROSPECTUS AND DOCUMENTS INCORPORATED THEREIN BY REFERENCE, AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DOORDASH, THE COMPANY, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO, AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the Registration Statement and the proxy statement/prospectus (when available), as each may be amended or supplemented from time to time, and other documents containing important information about DoorDash, the Company, and the Proposed Transaction, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by DoorDash, including the proxy statement/prospectus (when available), will be available free of charge on DoorDash’s investor relations website at ir.doordash.com. Copies of the documents filed with the SEC by the Company, including the proxy statement/prospectus (when available), will be available free of charge on the Company’s investor relations website at investors.instacart.com.

Participants in the Solicitation

DoorDash, the Company, and certain of their respective directors, executive officers, and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the Proposed Transaction under the rules of the SEC. Information about the directors and executive officers of DoorDash, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in DoorDash’s Annual Report on Form 10-K for the year ended December 31, 2025, its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, and its definitive information statement on Schedule 14C filed with the SEC on August 27, 2026 (including the beneficial ownership information set forth therein), each filed with the SEC. Information about the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, each filed with the SEC. To the extent holdings of securities by the directors and executive officers of DoorDash or the Company have changed from the amounts reflected therein, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3, Statements of Changes in Beneficial Ownership on Form 4, or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5 subsequently filed with the SEC.

Other information regarding the interests of participants in the proxy solicitation, which may differ from the interests of DoorDash and the Company stockholders generally, will be contained in the Registration Statement, the proxy statement/prospectus, and other relevant materials to be filed with the SEC regarding the Proposed Transaction when they become available. Investors and security holders should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from DoorDash or the Company using the sources indicated above.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute an offer to sell, buy, or exchange, or the solicitation of an offer to sell, subscribe for, buy, or exchange any securities, or a solicitation of any vote or approval, in any jurisdiction, nor shall there be any sale, issuance, exchange, or transfer of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities, including the shares of DoorDash common stock to be issued as part of the merger consideration in the Proposed Transaction, shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Instacart Commercial Partnerships Communications Toolkit

The Company intends to use the following talking points in calls with certain of its top commercial partners beginning on or around October 29, 2026.

Talking Points

•	You may have seen that today we announced Instacart has entered into a definitive agreement to be acquired by DoorDash.

•

Bringing together Instacart’s purpose-built grocery technology and trusted retailer and brand relationships with DoorDash’s global consumer reach and logistics capabilities creates an exciting opportunity to build on Instacart’s strong foundation and accelerate the innovation and growth already underway across our platform.

•

While exciting news, nothing changes today. Instacart and DoorDash will continue to operate as separate, independent companies until the transaction closes, and you should treat them as such. Your existing contacts remain the same, and our focus continues to be on supporting your business and helping you deliver for your customers.

•	We value our partnership with you and will keep you updated with relevant developments throughout the process.

Anticipated Q&A

1. How will the transaction affect our existing partnership with Instacart?

•	Nothing about our partnership changes as a result of this announcement.

•	We remain focused on supporting your business and delivering against our current commitments.

•	Until the transaction closes, Instacart and DoorDash will continue operating as separate, independent companies.

2. Will our existing agreements or commercial terms change?

•	Nothing about our existing agreements or commercial terms changes as a result of this announcement.

•	Our existing agreements remain in effect, and we will continue working together under those arrangements in the ordinary course.

•	We will share relevant updates as more information becomes available.

3. Will our day-to-day contacts or the way we work together change?

•	Nothing about our day-to-day operations changes as a result of the announcement.

•	You can continue working with your existing Instacart contacts as usual, and our team remains focused on delivering for your business.

4. What opportunities will the combination create for our partnership?

•

Once the transaction closes and the two businesses are combined, Instacart and DoorDash’s complementary strengths will allow us to build an even stronger grocery ecosystem and capture untapped opportunity faster.

•	We believe this will help us deliver more value for partners like you over time.

•	We’re excited about the opportunities ahead, but our immediate focus remains on delivering against our existing commitments.

5. Will we need to begin working with DoorDash before the transaction closes?

•	Nothing changes about your existing relationship with Instacart, and you should continue working with your current contacts.

•	Instacart and DoorDash will continue operating as separate, independent companies until the transaction closes.

6. Will confidential commercial information shared with Instacart be shared with DoorDash?

•	No. Existing confidentiality obligations and information-sharing arrangements remain in effect.

•	Instacart and DoorDash remain separate, independent companies until the transaction closes.

7. What happens if the regulatory review takes longer than expected?

•	We do not expect the regulatory review to impact our day-to-day operations. Our team remains focused on delivering for your business.

8. When will we learn more about what the combination means for our partnership?

•	We will keep you updated with relevant developments throughout the process.

•	In the meantime, our focus remains on supporting your business and continuing our work together.

•	Please don’t hesitate to reach out to your existing Instacart contact with any questions.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or the future financial or operating performance of DoorDash, Inc. (“DoorDash”) or Maplebear Inc. (the “Company”). In some cases, you can identify forward-looking statements because they contain words such as “may,” “aim,” “will,” “should,” “expect,” “plan,” “try,” “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “toward,” or “continue” or the negative of these words or other similar terms or expressions that concern DoorDash’s or the Company’s expectations, strategies, plans, or intentions. Forward-looking statements in this communication include, but are not limited to, statements regarding the proposed acquisition of the Company by DoorDash pursuant to the Agreement and Plan of Merger among DoorDash, Ibiza Merger Sub, Inc., a wholly owned subsidiary of DoorDash, and the Company (the “Merger Agreement” and such transaction, the “Proposed Transaction”); the expected financing of the Proposed Transaction; the expected timing and likelihood of completion of the Proposed Transaction on the terms contemplated or at all; the expected benefits, synergies, and strategic value of the Proposed Transaction, including the future financial and operating performance of the combined company; DoorDash’s plans and expectations regarding the integration of the Company; and the plans, objectives, expectations, and intentions of DoorDash and the Company with respect to the Proposed Transaction, the period of pendency of the Proposed Transaction, and the combined company. These expectations and beliefs may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay a termination fee or reimburse expenses; the ability to obtain, or delays in obtaining, governmental and regulatory approvals required for the Proposed Transaction, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any required clearance or approval under the Competition Act (Canada) or under the Israeli Economic Competition Law-1988, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Proposed Transaction; the ability to obtain the requisite approval of the Company stockholders; the satisfaction or waiver of the other conditions to the closing of the Proposed Transaction; delays in completing the Proposed Transaction, or the failure to complete the Proposed Transaction at all; the ability to obtain adequate financing or financings on satisfactory terms and the effect of any indebtedness incurred in connection with the Proposed Transaction on the combined company’s credit ratings; the ability to successfully integrate the Company’s business and to realize the anticipated cost savings, synergies, and other benefits of the Proposed Transaction within the expected timeframe or at all; the effect of any announcement relating to the Proposed Transaction on the market price of DoorDash’s or the Company’s common stock; fluctuations in the market price of DoorDash common stock and the possibility that the Company stockholders may receive a form of consideration different from what they elect as a result of proration; the nature, cost, and outcome of any litigation related to the Proposed Transaction; the risk that the Proposed Transaction disrupts current plans and operations or diverts management’s attention from ongoing business operations and opportunities; adverse reactions or changes to business or employee relationships resulting from the announcement, pendency, or completion of the Proposed Transaction; the ability of DoorDash and the Company to retain and hire key personnel; economic, financial, social, or political conditions that could adversely affect DoorDash or the Company; the macroeconomic environment and geopolitical uncertainty; competition; changes in legislation or governmental regulations; legal proceedings and regulatory matters and developments; and DoorDash’s and the Company’s respective brands and reputations. The forward-looking statements contained in this communication are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in the filings of DoorDash and the Company with the Securities and Exchange Commission (the “SEC”), including DoorDash’s and the Company’s respective Annual Reports on Form 10-K for the year ended December 31, 2025 and quarterly reports on Form 10-Q filed thereafter, as well as in the registration statement on Form S-4 and the proxy statement/prospectus described below when they become available. All forward-looking statements in this communication are based on information available to DoorDash and the Company and assumptions and beliefs as of the date hereof, and each of DoorDash and the Company disclaims any obligation to update any forward-looking statements, except as required by law.

Important Additional Information Will Be Filed with the SEC and Where to Find It

In connection with the Proposed Transaction, DoorDash intends to file with the SEC a registration statement on Form S-4 (the “Registration Statement”) to register the shares of DoorDash common stock to be issued in connection with the Proposed Transaction. The Registration Statement will include a proxy statement of the Company that also constitutes a prospectus of DoorDash (the “proxy statement/prospectus”). Each of DoorDash and the Company may also file other relevant documents with the SEC regarding the Proposed Transaction. After the Registration Statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to stockholders of the Company as of the record date established for voting on the Proposed Transaction. This communication is not a substitute for the Registration Statement, the proxy statement/prospectus, or any other document that DoorDash or the Company may file with the SEC in connection with the Proposed Transaction. INVESTORS AND SECURITY HOLDERS OF DOORDASH AND THE COMPANY ARE URGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE PROXY STATEMENT/PROSPECTUS AND DOCUMENTS INCORPORATED THEREIN BY REFERENCE, AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DOORDASH, THE COMPANY, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO, AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the Registration Statement and the proxy statement/prospectus (when available), as each may be amended or supplemented from time to time, and other documents containing important information about DoorDash, the Company, and the Proposed Transaction, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by DoorDash, including the proxy statement/prospectus (when available), will be available free of charge on DoorDash’s investor relations website at ir.doordash.com. Copies of the documents filed with the SEC by the Company, including the proxy statement/prospectus (when available), will be available free of charge on the Company’s investor relations website at investors.instacart.com.

Participants in the Solicitation

DoorDash, the Company, and certain of their respective directors, executive officers, and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the Proposed Transaction under the rules of the SEC. Information about the directors and executive officers of DoorDash, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in DoorDash’s Annual Report on Form 10-K for the year ended December 31, 2025, its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, and its definitive information statement on Schedule 14C filed with the SEC on August 27, 2026 (including the beneficial ownership information set forth therein), each filed with the SEC. Information about the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, each filed with the SEC. To the extent holdings of securities by the directors and executive officers of DoorDash or the Company have changed from the amounts reflected therein, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3, Statements of Changes in Beneficial Ownership on Form 4, or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5 subsequently filed with the SEC.

Other information regarding the interests of participants in the proxy solicitation, which may differ from the interests of DoorDash and the Company stockholders generally, will be contained in the Registration Statement, the proxy statement/prospectus, and other relevant materials to be filed with the SEC regarding the Proposed Transaction when they become available. Investors and security holders should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from DoorDash or the Company using the sources indicated above.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute an offer to sell, buy, or exchange, or the solicitation of an offer to sell, subscribe for, buy, or exchange any securities, or a solicitation of any vote or approval, in any jurisdiction, nor shall there be any sale, issuance, exchange, or transfer of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities, including the shares of DoorDash common stock to be issued as part of the merger consideration in the Proposed Transaction, shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Instacart Commercial Partner Outreach Emails

The Company intends to send the following emails to key commercial partners on or around October 29, 2026.

For 1:1 Emails

SUBJ: An Update from Instacart

Hi [Name],

I am personally reaching out to share that today we announced that Instacart has entered into a definitive agreement to be acquired by DoorDash, marking an important new chapter for our company.

We’re excited about what this means for our business and for partners like you. By bringing together Instacart’s purpose-built grocery technology and trusted retailer and brand relationships with DoorDash’s global consumer reach and logistics capabilities, we’ll be better positioned to support [INSERT PARTNER NAME]’s business.

Importantly, nothing changes about our partnership as a result of this announcement. Instacart and DoorDash will continue operating as separate, independent companies until the transaction closes, and our team remains focused on supporting your business as we do today.

We value our relationship and look forward to continuing to build on our work together. Sharing a link to today’s announcement for your reference and would be happy to connect if you have any questions.

Best,

[Name]

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or the future financial or operating performance of DoorDash, Inc. (“DoorDash”) or Maplebear Inc. (the “Company”). In some cases, you can identify forward-looking statements because they contain words such as “may,” “aim,” “will,” “should,” “expect,” “plan,” “try,” “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “toward,” or “continue” or the negative of these words or other similar terms or expressions that concern DoorDash’s or the Company’s expectations, strategies, plans, or intentions. Forward-looking statements in this communication include, but are not limited to, statements regarding the proposed acquisition of the Company by DoorDash pursuant to the Agreement and Plan of Merger among DoorDash, Ibiza Merger Sub, Inc., a wholly owned subsidiary of DoorDash, and the Company (the “Merger Agreement” and such transaction, the “Proposed Transaction”); the expected financing of the Proposed Transaction; the expected timing and likelihood of completion of the Proposed Transaction on the terms contemplated or at all; the expected benefits, synergies, and strategic value of the Proposed Transaction, including the future financial and operating performance of the combined company; DoorDash’s plans and expectations regarding the integration of the Company; and the plans, objectives, expectations, and intentions of DoorDash and the Company with respect to the Proposed Transaction, the period of pendency of the Proposed Transaction, and the combined company. These expectations and beliefs may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay a termination fee or reimburse expenses; the ability to obtain, or delays in obtaining, governmental and regulatory approvals required for the Proposed Transaction, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any required clearance or approval under the Competition Act (Canada) or under the Israeli Economic Competition Law-1988, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Proposed Transaction; the ability to obtain the requisite approval of the Company stockholders; the satisfaction or waiver of the other conditions to the closing of the Proposed Transaction; delays in completing the Proposed Transaction, or the failure to complete the Proposed Transaction at all; the ability to obtain adequate financing or financings on satisfactory terms and the effect of any indebtedness incurred in connection with the Proposed Transaction on the combined company’s credit ratings; the ability to successfully integrate the Company’s business and to realize the anticipated cost savings, synergies, and other benefits of the Proposed Transaction within the expected timeframe or at all; the effect of any announcement relating to the Proposed Transaction on the market price of DoorDash’s or the Company’s common stock; fluctuations in the market price of DoorDash common stock and the possibility that the Company stockholders may receive a form of consideration different from what they elect as a result of proration; the nature, cost, and outcome of any litigation related to the Proposed Transaction; the risk that the Proposed Transaction disrupts current plans and operations or diverts management’s attention from ongoing business operations and opportunities; adverse reactions or changes to business or employee relationships resulting from the announcement, pendency, or completion of the Proposed Transaction; the ability of DoorDash and the Company to retain and hire key personnel; economic, financial, social, or political conditions that could adversely affect DoorDash or the Company; the macroeconomic environment and geopolitical uncertainty; competition; changes in legislation or governmental regulations; legal proceedings and regulatory matters and developments; and DoorDash’s and the Company’s respective brands and reputations. The forward-looking statements contained in this communication are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in the filings of DoorDash and the Company with the Securities and Exchange Commission (the “SEC”), including DoorDash’s and the Company’s respective Annual Reports on Form 10-K for the year ended December 31, 2025 and quarterly reports on Form 10-Q filed thereafter, as well as in the registration statement on Form S-4 and the proxy statement/prospectus described below when they become available. All forward-looking statements in this communication are based on information available to DoorDash and the Company and assumptions and beliefs as of the date hereof, and each of DoorDash and the Company disclaims any obligation to update any forward-looking statements, except as required by law.

Important Additional Information Will Be Filed with the SEC and Where to Find It

In connection with the Proposed Transaction, DoorDash intends to file with the SEC a registration statement on Form S-4 (the “Registration Statement”) to register the shares of DoorDash common stock to be issued in connection with the Proposed Transaction. The Registration Statement will include a proxy statement of the Company that also constitutes a prospectus of DoorDash (the “proxy statement/prospectus”). Each of DoorDash and the Company may also file other relevant documents with the SEC regarding the Proposed Transaction. After the Registration Statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to stockholders of the Company as of the record date established for voting on the Proposed Transaction. This communication is not a substitute for the Registration Statement, the proxy statement/prospectus, or any other document that DoorDash or the Company may file with the SEC in connection with the Proposed Transaction. INVESTORS AND SECURITY HOLDERS OF DOORDASH AND THE COMPANY ARE URGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE PROXY STATEMENT/PROSPECTUS AND DOCUMENTS INCORPORATED THEREIN BY REFERENCE, AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DOORDASH, THE COMPANY, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO, AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the Registration Statement and the proxy statement/prospectus (when available), as each may be amended or supplemented from time to time, and other documents containing important information about DoorDash, the Company, and the Proposed Transaction, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by DoorDash, including the proxy statement/prospectus (when available), will be available free of charge on DoorDash’s investor relations website at ir.doordash.com. Copies of the documents filed with the SEC by the Company, including the proxy statement/prospectus (when available), will be available free of charge on the Company’s investor relations website at investors.instacart.com.

Participants in the Solicitation

DoorDash, the Company, and certain of their respective directors, executive officers, and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the Proposed Transaction under the rules of the SEC. Information about the directors and executive officers of DoorDash, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in DoorDash’s Annual Report on Form 10-K for the year ended December 31, 2025, its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, and its definitive information statement on Schedule 14C filed with the SEC on August 27, 2026 (including the beneficial ownership information set forth therein), each filed with the SEC. Information about the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, each filed with the SEC. To the extent holdings of securities by the directors and executive officers of DoorDash or the Company have changed from the amounts reflected therein, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3, Statements of Changes in Beneficial Ownership on Form 4, or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5 subsequently filed with the SEC.

Other information regarding the interests of participants in the proxy solicitation, which may differ from the interests of DoorDash and the Company stockholders generally, will be contained in the Registration Statement, the proxy statement/prospectus, and other relevant materials to be filed with the SEC regarding the Proposed Transaction when they become available. Investors and security holders should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from DoorDash or the Company using the sources indicated above.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute an offer to sell, buy, or exchange, or the solicitation of an offer to sell, subscribe for, buy, or exchange any securities, or a solicitation of any vote or approval, in any jurisdiction, nor shall there be any sale, issuance, exchange, or transfer of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities, including the shares of DoorDash common stock to be issued as part of the merger consideration in the Proposed Transaction, shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

For Batch Sending to Longtail Partners (if applicable)

SUBJ: An Update from Instacart

Hi [Name],

Today, we announced that Instacart has entered into a definitive agreement to be acquired by DoorDash, marking an important new chapter for our company.

We’re excited about what this means for our business and for partners like you. By bringing together Instacart’s purpose-built grocery technology and trusted retailer and brand relationships with DoorDash’s global consumer reach and logistics capabilities, we’ll be better positioned to support your business.

Importantly, nothing changes about our partnership as a result of this announcement. Instacart and DoorDash will continue operating as separate, independent companies until the transaction closes, and our team remains focused on supporting your business as we do today.

We value our relationship and look forward to continuing to build on our work together. Sharing a link to today’s announcement for your reference and would be happy to connect if you have any questions.

Best,

[Name]

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or the future financial or operating performance of DoorDash, Inc. (“DoorDash”) or Maplebear Inc. (the “Company”). In some cases, you can identify forward-looking statements because they contain words such as “may,” “aim,” “will,” “should,” “expect,” “plan,” “try,” “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “toward,” or “continue” or the negative of these words or other similar terms or expressions that concern DoorDash’s or the Company’s expectations, strategies, plans, or intentions. Forward-looking statements in this communication include, but are not limited to, statements regarding the proposed acquisition of the Company by DoorDash pursuant to the Agreement and Plan of Merger among DoorDash, Ibiza Merger Sub, Inc., a wholly owned subsidiary of DoorDash, and the Company (the “Merger Agreement” and such transaction, the “Proposed Transaction”); the expected financing of the Proposed Transaction; the expected timing and likelihood of completion of the Proposed Transaction on the terms contemplated or at all; the expected benefits, synergies, and strategic value of the Proposed Transaction, including the future financial and operating performance of the combined company; DoorDash’s plans and expectations regarding the integration of the Company; and the plans, objectives, expectations, and intentions of DoorDash and the Company with respect to the Proposed Transaction, the period of pendency of the Proposed Transaction, and the combined company. These expectations and beliefs may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay a termination fee or reimburse expenses; the ability to obtain, or delays in obtaining, governmental and regulatory approvals required for the Proposed Transaction, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any required clearance or approval under the Competition Act (Canada) or under the Israeli Economic Competition Law-1988, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Proposed Transaction; the ability to obtain the requisite approval of the Company stockholders; the satisfaction or waiver of the other conditions to the closing of the Proposed Transaction; delays in completing the Proposed Transaction, or the failure to complete the Proposed Transaction at all; the ability to obtain adequate financing or financings on satisfactory terms and the effect of any indebtedness incurred in connection with the Proposed Transaction on the combined company’s credit ratings; the ability to successfully integrate the Company’s business and to realize the anticipated cost savings, synergies, and other benefits of the Proposed Transaction within the expected timeframe or at all; the effect of any announcement relating to the Proposed Transaction on the market price of DoorDash’s or the Company’s common stock; fluctuations in the market price of DoorDash common stock and the possibility that the Company stockholders may receive a form of consideration different from what they elect as a result of proration; the nature, cost, and outcome of any litigation related to the Proposed Transaction; the risk that the Proposed Transaction disrupts current plans and operations or diverts management’s attention from ongoing business operations and opportunities; adverse reactions or changes to business or employee relationships resulting from the announcement, pendency, or completion of the Proposed Transaction; the ability of DoorDash and the Company to retain and hire key personnel; economic, financial, social, or political conditions that could adversely affect DoorDash or the Company; the macroeconomic environment and geopolitical uncertainty; competition; changes in legislation or governmental regulations; legal proceedings and regulatory matters and developments; and DoorDash’s and the Company’s respective brands and reputations. The forward-looking statements contained in this communication are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in the filings of DoorDash and the Company with the Securities and Exchange Commission (the “SEC”), including DoorDash’s and the Company’s respective Annual Reports on Form 10-K for the year ended December 31, 2025 and quarterly reports on Form 10-Q filed thereafter, as well as in the registration statement on Form S-4 and the proxy statement/prospectus described below when they become available. All forward-looking statements in this communication are based on information available to DoorDash and the Company and assumptions and beliefs as of the date hereof, and each of DoorDash and the Company disclaims any obligation to update any forward-looking statements, except as required by law.

Important Additional Information Will Be Filed with the SEC and Where to Find It

In connection with the Proposed Transaction, DoorDash intends to file with the SEC a registration statement on Form S-4 (the “Registration Statement”) to register the shares of DoorDash common stock to be issued in connection with the Proposed Transaction. The Registration Statement will include a proxy statement of the Company that also constitutes a prospectus of DoorDash (the “proxy statement/prospectus”). Each of DoorDash and the Company may also file other relevant documents with the SEC regarding the Proposed Transaction. After the Registration Statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to stockholders of the Company as of the record date established for voting on the Proposed Transaction. This communication is not a substitute for the Registration Statement, the proxy statement/prospectus, or any other document that DoorDash or the Company may file with the SEC in connection with the Proposed Transaction. INVESTORS AND SECURITY HOLDERS OF DOORDASH AND THE COMPANY ARE URGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE PROXY STATEMENT/PROSPECTUS AND DOCUMENTS INCORPORATED THEREIN BY REFERENCE, AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DOORDASH, THE COMPANY, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO, AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the Registration Statement and the proxy statement/prospectus (when available), as each may be amended or supplemented from time to time, and other documents containing important information about DoorDash, the Company, and the Proposed Transaction, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by DoorDash, including the proxy statement/prospectus (when available), will be available free of charge on DoorDash’s investor relations website at ir.doordash.com. Copies of the documents filed with the SEC by the Company, including the proxy statement/prospectus (when available), will be available free of charge on the Company’s investor relations website at investors.instacart.com.

Participants in the Solicitation

DoorDash, the Company, and certain of their respective directors, executive officers, and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the Proposed Transaction under the rules of the SEC. Information about the directors and executive officers of DoorDash, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in DoorDash’s Annual Report on Form 10-K for the year ended December 31, 2025, its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, and its definitive information statement on Schedule 14C filed with the SEC on August 27, 2026 (including the beneficial ownership information set forth therein), each filed with the SEC. Information about the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, each filed with the SEC. To the extent holdings of securities by the directors and executive officers of DoorDash or the Company have changed from the amounts reflected therein, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3, Statements of Changes in Beneficial Ownership on Form 4, or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5 subsequently filed with the SEC.

Other information regarding the interests of participants in the proxy solicitation, which may differ from the interests of DoorDash and the Company stockholders generally, will be contained in the Registration Statement, the proxy statement/prospectus, and other relevant materials to be filed with the SEC regarding the Proposed Transaction when they become available. Investors and security holders should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from DoorDash or the Company using the sources indicated above.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute an offer to sell, buy, or exchange, or the solicitation of an offer to sell, subscribe for, buy, or exchange any securities, or a solicitation of any vote or approval, in any jurisdiction, nor shall there be any sale, issuance, exchange, or transfer of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities, including the shares of DoorDash common stock to be issued as part of the merger consideration in the Proposed Transaction, shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Instacart Customer Communications Toolkit

The Company intends to use the following talking points in calls with certain key customers on or around October 29, 2026.

Talking Points

•	You may have seen that today we announced Instacart has entered into a definitive agreement to be acquired by DoorDash.

•

By bringing together Instacart and DoorDash, we see an opportunity to do even more — lowering grocery costs with efficiencies, savings, discounts and loyalty programs, connecting you with more local stores, and making it easier to find groceries that fit your budget.

•	Together, we can also further expand access to groceries and everyday essentials, particularly for communities where transportation barriers or limited grocery options make shopping difficult.

•

We can also make technology, such as Instacart’s Clementine and Cart Assistant, available to more customers and grocers. These tools offer a better shopping experience by turning a natural-language conversation – about a recipe, a dietary restriction, or about finding deals – into a ready-to-buy cart in seconds.

•

Importantly, nothing changes about how you shop with Instacart. You can continue using Instacart and accessing our services as usual. Until the transaction closes, Instacart and DoorDash will continue operating as separate, independent companies.

•	We remain focused on delivering a high-quality experience for our customers, and will share relevant updates as more information becomes available.

Anticipated Q&A

1. What does this announcement mean for me?

•	Nothing changes about your Instacart experience today. You can continue shopping and placing orders as usual.

•	Once the transaction closes, Instacart and DoorDash will expect to make grocery shopping even more affordable, convenient, and accessible in the future.

2. Will I still be able to use the Instacart app?

•	Yes. You can continue using Instacart as you do today.

•	Until the transaction closes, Instacart and DoorDash will continue operating as separate, independent companies.

•	Following closing, Instacart is expected to retain its brand, enterprise technology and app.

3. Will grocery prices or delivery fees increase?

•

Major global online retailers capture about half of every dollar Americans spend on online groceries, making it hard for local businesses to keep up. Local grocers and retailers thrive when they have a strong partner to power their business. We work every day to do exactly that.

•

Our goal is to make grocery shopping more affordable, convenient, and accessible. As a larger, more efficient delivery network, the combined company will help customers by lowering costs, improving service reliability, surfacing savings and discounts, enabling retailer loyalty programs, and offering grocery options that fit their budgets.

•

Instacart has more retailers offering online grocery delivery with no markups than any other third-party marketplace in North America, and more than 90% of U.S. customers have access to a no-markup grocery retailer on Instacart.

•	We’ve helped customers save more than $3 billion through deals, discounts, and loyalty programs over the course of our company’s history.

•

Leveraging DoorDash’s logistics capabilities, the combined company will also help further expand access to groceries and everyday essentials, particularly for communities where transportation barriers or limited grocery options make shopping difficult.

4. Will I still be able to shop from my favorite grocery stores?

•	Nothing changes about your Instacart experience today. You can continue shopping and placing orders from the retailers you know and love, as usual.

•	Following closing, Instacart is expected to retain its own app.

5. Will my membership, account, or loyalty benefits change?

•	There are no changes to your Instacart account or existing membership benefits as a result of today’s announcement. You can continue shopping as usual.

6. Will Instacart and DoorDash become one app?

•	Instacart and DoorDash will continue to operate as separate, independent companies until the transaction is closed.

•	Following closing, Instacart is expected to retain its own app.

7. When will the transaction close?

•	The transaction is expected to close by the end of 2027 or in the first half of 2028, subject to customary closing conditions, including regulatory and shareholder approvals.

•	Until then, Instacart and DoorDash will continue operating separately, and nothing changes about how you use Instacart today.

Instacart CRM Email Messages

The Company intends to send the following emails to key customers on or around October 29, 2026.

Customer CRM Email

SUBJ: An Update from Instacart

Hi [Name],

Today, we announced that Instacart has entered into a definitive agreement to be acquired by DoorDash, marking an important new chapter for our company.

Our goal has always been to make grocery shopping more affordable, convenient, and accessible. By bringing together Instacart and DoorDash, we see an opportunity to do even more — helping lower grocery costs, connecting you with more local stores, and making it easier to find groceries that fit your budget.

Nothing changes about how you shop with Instacart because of this announcement. You can continue using the app and shopping from your favorite stores, as usual.

We’re excited about what the combined company could make possible, and we’ll keep you updated as we have more to share.

Thank you for shopping with us.

The Instacart Team

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or the future financial or operating performance of DoorDash, Inc. (“DoorDash”) or Maplebear Inc. (the “Company”). In some cases, you can identify forward-looking statements because they contain words such as “may,” “aim,” “will,” “should,” “expect,” “plan,” “try,” “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “toward,” or “continue” or the negative of these words or other similar terms or expressions that concern DoorDash’s or the Company’s expectations, strategies, plans, or intentions. Forward-looking statements in this communication include, but are not limited to, statements regarding the proposed acquisition of the Company by DoorDash pursuant to the Agreement and Plan of Merger among DoorDash, Ibiza Merger Sub, Inc., a wholly owned subsidiary of DoorDash, and the Company (the “Merger Agreement” and such transaction, the “Proposed Transaction”); the expected financing of the Proposed Transaction; the expected timing and likelihood of completion of the Proposed Transaction on the terms contemplated or at all; the expected benefits, synergies, and strategic value of the Proposed Transaction, including the future financial and operating performance of the combined company; DoorDash’s plans and expectations regarding the integration of the Company; and the plans, objectives, expectations, and intentions of DoorDash and the Company with respect to the Proposed Transaction, the period of pendency of the Proposed Transaction, and the combined company. These expectations and beliefs may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay a termination fee or reimburse expenses; the ability to obtain, or delays in obtaining, governmental and regulatory approvals required for the Proposed Transaction, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any required clearance or approval under the Competition Act (Canada) or under the Israeli Economic Competition Law-1988, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Proposed Transaction; the ability to obtain the requisite approval of the Company stockholders; the satisfaction or waiver of the other conditions to the closing of the Proposed Transaction; delays in completing the Proposed Transaction, or the failure to complete the Proposed Transaction at all; the ability to obtain adequate financing or financings on satisfactory terms and the effect of any indebtedness incurred in connection with the Proposed Transaction on the combined company’s credit ratings; the ability to successfully integrate the Company’s business and to realize the anticipated cost savings, synergies, and other benefits of the Proposed Transaction within the expected timeframe or at all; the effect of any announcement relating to the Proposed Transaction on the market price of DoorDash’s or the Company’s common stock; fluctuations in the market price of DoorDash common stock and the possibility that the Company stockholders may receive a form of consideration different from what they elect as a result of proration; the nature, cost, and outcome of any litigation related to the Proposed Transaction; the risk that the Proposed Transaction disrupts current plans and operations or diverts management’s attention from ongoing business operations and opportunities; adverse reactions or changes to business or employee relationships resulting from the announcement, pendency, or completion of the Proposed Transaction; the ability of DoorDash and the Company to retain and hire key personnel; economic, financial, social, or political conditions that could adversely affect DoorDash or the Company; the macroeconomic environment and geopolitical uncertainty; competition; changes in legislation or governmental regulations; legal proceedings and regulatory matters and developments; and DoorDash’s and the Company’s respective brands and reputations. The forward-looking statements contained in this communication are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in the filings of DoorDash and the Company with the Securities and Exchange Commission (the “SEC”), including DoorDash’s and the Company’s respective Annual Reports on Form 10-K for the year ended December 31, 2025 and quarterly reports on Form 10-Q filed thereafter, as well as in the registration statement on Form S-4 and the proxy statement/prospectus described below when they become available. All forward-looking statements in this communication are based on information available to DoorDash and the Company and assumptions and beliefs as of the date hereof, and each of DoorDash and the Company disclaims any obligation to update any forward-looking statements, except as required by law.

Important Additional Information Will Be Filed with the SEC and Where to Find It

In connection with the Proposed Transaction, DoorDash intends to file with the SEC a registration statement on Form S-4 (the “Registration Statement”) to register the shares of DoorDash common stock to be issued in connection with the Proposed Transaction. The Registration Statement will include a proxy statement of the Company that also constitutes a prospectus of DoorDash (the “proxy statement/prospectus”). Each of DoorDash and the Company may also file other relevant documents with the SEC regarding the Proposed Transaction. After the Registration Statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to stockholders of the Company as of the record date established for voting on the Proposed Transaction. This communication is not a substitute for the Registration Statement, the proxy statement/prospectus, or any other document that DoorDash or the Company may file with the SEC in connection with the Proposed Transaction. INVESTORS AND SECURITY HOLDERS OF DOORDASH AND THE COMPANY ARE URGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE PROXY STATEMENT/PROSPECTUS AND DOCUMENTS INCORPORATED THEREIN BY REFERENCE, AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DOORDASH, THE COMPANY, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO, AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the Registration Statement and the proxy statement/prospectus (when available), as each may be amended or supplemented from time to time, and other documents containing important information about DoorDash, the Company, and the Proposed Transaction, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by DoorDash, including the proxy statement/prospectus (when available), will be available free of charge on DoorDash’s investor relations website at ir.doordash.com. Copies of the documents filed with the SEC by the Company, including the proxy statement/prospectus (when available), will be available free of charge on the Company’s investor relations website at investors.instacart.com.

Participants in the Solicitation

DoorDash, the Company, and certain of their respective directors, executive officers, and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the Proposed Transaction under the rules of the SEC. Information about the directors and executive officers of DoorDash, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in DoorDash’s Annual Report on Form 10-K for the year ended December 31, 2025, its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, and its definitive information statement on Schedule 14C filed with the SEC on August 27, 2026 (including the beneficial ownership information set forth therein), each filed with the SEC. Information about the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, each filed with the SEC. To the extent holdings of securities by the directors and executive officers of DoorDash or the Company have changed from the amounts reflected therein, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3, Statements of Changes in Beneficial Ownership on Form 4, or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5 subsequently filed with the SEC.

Other information regarding the interests of participants in the proxy solicitation, which may differ from the interests of DoorDash and the Company stockholders generally, will be contained in the Registration Statement, the proxy statement/prospectus, and other relevant materials to be filed with the SEC regarding the Proposed Transaction when they become available. Investors and security holders should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from DoorDash or the Company using the sources indicated above.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute an offer to sell, buy, or exchange, or the solicitation of an offer to sell, subscribe for, buy, or exchange any securities, or a solicitation of any vote or approval, in any jurisdiction, nor shall there be any sale, issuance, exchange, or transfer of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities, including the shares of DoorDash common stock to be issued as part of the merger consideration in the Proposed Transaction, shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Customer Instacart+ CRM Email

SUBJ: An Update from Instacart

Hi [Name],

Today, we announced that Instacart has entered into a definitive agreement to be acquired by DoorDash, marking an important new chapter for our company.

Our goal has always been to make grocery shopping more affordable, convenient, and accessible. By bringing together Instacart and DoorDash, we see an opportunity to do even more — helping lower grocery costs, connecting you with more local stores, and making it easier to find groceries that fit your budget.

Nothing changes about how you shop with Instacart because of this announcement and your Instacart+ membership benefits remain the same. You can continue using the app and shopping from your favorite stores, as usual.

We’re excited about what the combined company could make possible, and we’ll keep you updated as we have more to share.

Thank you for being an Instacart+ member. We appreciate you shopping with us.

[The Instacart Team]

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or the future financial or operating performance of DoorDash, Inc. (“DoorDash”) or Maplebear Inc. (the “Company”). In some cases, you can identify forward-looking statements because they contain words such as “may,” “aim,” “will,” “should,” “expect,” “plan,” “try,” “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “toward,” or “continue” or the negative of these words or other similar terms or expressions that concern DoorDash’s or the Company’s expectations, strategies, plans, or intentions. Forward-looking statements in this communication include, but are not limited to, statements regarding the proposed acquisition of the Company by DoorDash pursuant to the Agreement and Plan of Merger among DoorDash, Ibiza Merger Sub, Inc., a wholly owned subsidiary of DoorDash, and the Company (the “Merger Agreement” and such transaction, the “Proposed Transaction”); the expected financing of the Proposed Transaction; the expected timing and likelihood of completion of the Proposed Transaction on the terms contemplated or at all; the expected benefits, synergies, and strategic value of the Proposed Transaction, including the future financial and operating performance of the combined company; DoorDash’s plans and expectations regarding the integration of the Company; and the plans, objectives, expectations, and intentions of DoorDash and the Company with respect to the Proposed Transaction, the period of pendency of the Proposed Transaction, and the combined company. These expectations and beliefs may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay a termination fee or reimburse expenses; the ability to obtain, or delays in obtaining, governmental and regulatory approvals required for the Proposed Transaction, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any required clearance or approval under the Competition Act (Canada) or under the Israeli Economic Competition Law-1988, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Proposed Transaction; the ability to obtain the requisite approval of the Company stockholders; the satisfaction or waiver of the other conditions to the closing of the Proposed Transaction; delays in completing the Proposed Transaction, or the failure to complete the Proposed Transaction at all; the ability to obtain adequate financing or financings on satisfactory terms and the effect of any indebtedness incurred in connection with the Proposed Transaction on the combined company’s credit ratings; the ability to successfully integrate the Company’s business and to realize the anticipated cost savings, synergies, and other benefits of the Proposed Transaction within the expected timeframe or at all; the effect of any announcement relating to the Proposed Transaction on the market price of DoorDash’s or the Company’s common stock; fluctuations in the market price of DoorDash common stock and the possibility that the Company stockholders may receive a form of consideration different from what they elect as a result of proration; the nature, cost, and outcome of any litigation related to the Proposed Transaction; the risk that the Proposed Transaction disrupts current plans and operations or diverts management’s attention from ongoing business operations and opportunities; adverse reactions or changes to business or employee relationships resulting from the announcement, pendency, or completion of the Proposed Transaction; the ability of DoorDash and the Company to retain and hire key personnel; economic, financial, social, or political conditions that could adversely affect DoorDash or the Company; the macroeconomic environment and geopolitical uncertainty; competition; changes in legislation or governmental regulations; legal proceedings and regulatory matters and developments; and DoorDash’s and the Company’s respective brands and reputations. The forward-looking statements contained in this communication are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in the filings of DoorDash and the Company with the Securities and Exchange Commission (the “SEC”), including DoorDash’s and the Company’s respective Annual Reports on Form 10-K for the year ended December 31, 2025 and quarterly reports on Form 10-Q filed thereafter, as well as in the registration statement on Form S-4 and the proxy statement/prospectus described below when they become available. All forward- looking statements in this communication are based on information available to DoorDash and the Company and assumptions and beliefs as of the date hereof, and each of DoorDash and the Company disclaims any obligation to update any forward-looking statements, except as required by law.

Important Additional Information Will Be Filed with the SEC and Where to Find It

In connection with the Proposed Transaction, DoorDash intends to file with the SEC a registration statement on Form S-4 (the “Registration Statement”) to register the shares of DoorDash common stock to be issued in connection with the Proposed Transaction. The Registration Statement will include a proxy statement of the Company that also constitutes a prospectus of DoorDash (the “proxy statement/prospectus”). Each of DoorDash and the Company may also file other relevant documents with the SEC regarding the Proposed Transaction. After the Registration Statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to stockholders of the Company as of the record date established for voting on the Proposed Transaction. This communication is not a substitute for the Registration Statement, the proxy statement/prospectus, or any other document that DoorDash or the Company may file with the SEC in connection with the Proposed Transaction. INVESTORS AND SECURITY HOLDERS OF DOORDASH AND THE COMPANY ARE URGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE PROXY STATEMENT/PROSPECTUS AND DOCUMENTS INCORPORATED THEREIN BY REFERENCE, AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DOORDASH, THE COMPANY, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO, AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the Registration Statement and the proxy statement/prospectus (when available), as each may be amended or supplemented from time to time, and other documents containing important information about DoorDash, the Company, and the Proposed Transaction, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by DoorDash, including the proxy statement/prospectus (when available), will be available free of charge on DoorDash’s investor relations website at ir.doordash.com. Copies of the documents filed with the SEC by the Company, including the proxy statement/prospectus (when available), will be available free of charge on the Company’s investor relations website at investors.instacart.com.

Participants in the Solicitation

DoorDash, the Company, and certain of their respective directors, executive officers, and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the Proposed Transaction under the rules of the SEC. Information about the directors and executive officers of DoorDash, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in DoorDash’s Annual Report on Form 10-K for the year ended December 31, 2025, its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, and its definitive information statement on Schedule 14C filed with the SEC on August 27, 2026 (including the beneficial ownership information set forth therein), each filed with the SEC. Information about the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, each filed with the SEC. To the extent holdings of securities by the directors and executive officers of DoorDash or the Company have changed from the amounts reflected therein, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3, Statements of Changes in Beneficial Ownership on Form 4, or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5 subsequently filed with the SEC.

Other information regarding the interests of participants in the proxy solicitation, which may differ from the interests of DoorDash and the Company stockholders generally, will be contained in the Registration Statement, the proxy statement/prospectus, and other relevant materials to be filed with the SEC regarding the Proposed Transaction when they become available. Investors and security holders should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from DoorDash or the Company using the sources indicated above.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute an offer to sell, buy, or exchange, or the solicitation of an offer to sell, subscribe for, buy, or exchange any securities, or a solicitation of any vote or approval, in any jurisdiction, nor shall there be any sale, issuance, exchange, or transfer of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities, including the shares of DoorDash common stock to be issued as part of the merger consideration in the Proposed Transaction, shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Instacart Shopper Communications Toolkit

The Company intends to use the following talking points in calls with Instacart shoppers on or around October 29, 2026.

Talking Points

•	You may have seen that today we announced Instacart has entered into a definitive agreement to be acquired by DoorDash.

•

By bringing together Instacart’s purpose-built grocery technology and trusted retailer and brand relationships with DoorDash’s global consumer reach and logistics capabilities, we see an opportunity to expand flexible earnings opportunities for shoppers across the grocery ecosystem.

•

Combining Instacart and DoorDash will drive more orders and improve order density, which we expect to benefit shoppers through an increase in higher-value batches and greater access to orders closer to where they are, so they can decide which orders best meet their needs.

•	Importantly, nothing changes about how you shop and fulfill orders today. Until the transaction closes, Instacart and DoorDash will continue operating as separate, independent companies.

•	We remain focused on supporting shoppers and delivering a high-quality experience, and will share relevant updates as more information becomes available.

Shopper FAQ

1. What does this mean for Instacart shoppers? How will it affect earnings opportunities?

•	Nothing changes today about how you work and earn flexibly with Instacart.

•	Instacart and DoorDash will continue operating as separate, independent companies until the transaction closes, which is expected by the end of 2027 or in the first half of 2028.

•

Once the two businesses are combined, we see an opportunity to create even more ways for you to earn, across the grocery ecosystem. We also expect to drive more orders and improve order density. We expect that to mean more higher-value batches and more orders closer to where you are, so you can decide which orders best meet your needs.

•	We’ll keep you updated as relevant information becomes available.

2. Will the transaction lead to changes in delivery routing or order assignment algorithms?

•	Nothing changes today about how you receive, accept, or deliver orders, including delivery routing or order assignment algorithms.

•	Instacart and DoorDash will continue operating as separate, independent companies until the transaction closes, which is expected by the end of 2027 or in the first half of 2028.

•	We’ll keep you updated as relevant information becomes available.

3. Will the companies combine their delivery networks? Will shoppers be able to accept orders across both platforms?

•

Nothing changes today. Instacart and DoorDash will continue operating as separate, independent companies until the transaction closes, which is expected by the end of 2027 or in the first half of 2028. Until then, you’ll keep accepting and delivering orders through each platform just as you do now.

•

Once the two businesses are combined, we see an opportunity to pair DoorDash’s global consumer reach and logistics resources with Instacart’s purpose-built grocery technology and trusted retailer and brand relationships. The goal is a more efficient fulfillment process and a better delivery experience.

•	We’ll keep you updated as we have more to share.

Instacart Shopper Email

The Company intends to send the following emails to Instacart shoppers on or around October 29, 2026.

Shopper Email

SUBJ: An Update from Instacart

Hi [Name],

Today, we announced that Instacart has entered into a definitive agreement to be acquired by DoorDash, marking an exciting new chapter for our company.

Importantly, nothing changes today about how you shop with Instacart. Instacart and DoorDash will continue operating as separate, independent companies until the transaction closes by the end of 2027 or in the first half of 2028, and there are no immediate changes to how you accept or deliver orders. We’ll keep you updated as relevant information becomes available.

Our goal has always been to make it easy for shoppers like you to flexibly earn with Instacart. By bringing together Instacart and DoorDash, we see an opportunity to create even more opportunities for you, such as more orders, closer to where you are, so that you can decide which orders best meet your needs.

We’re excited about what the combined company could make possible, and we’ll keep you updated as we have more to share.

Thank you for all that you do for Instacart and its customers.

Chris Rogers

CEO, Instacart

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or the future financial or operating performance of DoorDash, Inc. (“DoorDash”) or Maplebear Inc. (the “Company”). In some cases, you can identify forward-looking statements because they contain words such as “may,” “aim,” “will,” “should,” “expect,” “plan,” “try,” “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “toward,” or “continue” or the negative of these words or other similar terms or expressions that concern DoorDash’s or the Company’s expectations, strategies, plans, or intentions. Forward-looking statements in this communication include, but are not limited to, statements regarding the proposed acquisition of the Company by DoorDash pursuant to the Agreement and Plan of

Merger among DoorDash, Ibiza Merger Sub, Inc., a wholly owned subsidiary of DoorDash, and the Company (the “Merger Agreement” and such transaction, the “Proposed Transaction”); the expected financing of the Proposed Transaction; the expected timing and likelihood of completion of the Proposed Transaction on the terms contemplated or at all; the expected benefits, synergies, and strategic value of the Proposed Transaction, including the future financial and operating performance of the combined company; DoorDash’s plans and expectations regarding the integration of the Company; and the plans, objectives, expectations, and intentions of DoorDash and the Company with respect to the Proposed Transaction, the period of pendency of the Proposed Transaction, and the combined company. These expectations and beliefs may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay a termination fee or reimburse expenses; the ability to obtain, or delays in obtaining, governmental and regulatory approvals required for the Proposed Transaction, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any required clearance or approval under the Competition Act (Canada) or under the Israeli Economic Competition Law-1988, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Proposed Transaction; the ability to obtain the requisite approval of the Company stockholders; the satisfaction or waiver of the other conditions to the closing of the Proposed Transaction; delays in completing the Proposed Transaction, or the failure to complete the Proposed Transaction at all; the ability to obtain adequate financing or financings on satisfactory terms and the effect of any indebtedness incurred in connection with the Proposed Transaction on the combined company’s credit ratings; the ability to successfully integrate the Company’s business and to realize the anticipated cost savings, synergies, and other benefits of the Proposed Transaction within the expected timeframe or at all; the effect of any announcement relating to the Proposed Transaction on the market price of DoorDash’s or the Company’s common stock; fluctuations in the market price of DoorDash common stock and the possibility that the Company stockholders may receive a form of consideration different from what they elect as a result of proration; the nature, cost, and outcome of any litigation related to the Proposed Transaction; the risk that the Proposed Transaction disrupts current plans and operations or diverts management’s attention from ongoing business operations and opportunities; adverse reactions or changes to business or employee relationships resulting from the announcement, pendency, or completion of the Proposed Transaction; the ability of DoorDash and the Company to retain and hire key personnel; economic, financial, social, or political conditions that could adversely affect DoorDash or the Company; the macroeconomic environment and geopolitical uncertainty; competition; changes in legislation or governmental regulations; legal proceedings and regulatory matters and developments; and DoorDash’s and the Company’s respective brands and reputations. The forward-looking statements contained in this communication are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in the filings of DoorDash and the Company with the Securities and Exchange Commission (the “SEC”), including DoorDash’s and the Company’s respective Annual Reports on Form 10-K for the year ended December 31, 2025 and quarterly reports on Form 10-Q filed thereafter, as well as in the registration statement on Form S-4 and the proxy statement/prospectus described below when they become available. All forward-looking statements in this communication are based on information available to DoorDash and the Company and assumptions and beliefs as of the date hereof, and each of DoorDash and the Company disclaims any obligation to update any forward-looking statements, except as required by law.

Important Additional Information Will Be Filed with the SEC and Where to Find It

In connection with the Proposed Transaction, DoorDash intends to file with the SEC a registration statement on Form S-4 (the “Registration Statement”) to register the shares of DoorDash common stock to be issued in connection with the Proposed Transaction. The Registration Statement will include a proxy statement of the Company that also constitutes a prospectus of DoorDash (the “proxy statement/prospectus”). Each of DoorDash and the Company may also file other relevant documents with the SEC regarding the Proposed Transaction. After the Registration Statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to stockholders of the Company as of the record date established for voting on the Proposed Transaction. This communication is not a substitute for the Registration Statement, the proxy statement/prospectus, or any other document that DoorDash or the Company may file with the SEC in connection with the Proposed Transaction. INVESTORS AND SECURITY HOLDERS OF DOORDASH AND THE COMPANY ARE URGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE PROXY

STATEMENT/PROSPECTUS AND DOCUMENTS INCORPORATED THEREIN BY REFERENCE, AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DOORDASH, THE COMPANY, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO, AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the Registration Statement and the proxy statement/prospectus (when available), as each may be amended or supplemented from time to time, and other documents containing important information about DoorDash, the Company, and the Proposed Transaction, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by DoorDash, including the proxy statement/prospectus (when available), will be available free of charge on DoorDash’s investor relations website at ir.doordash.com. Copies of the documents filed with the SEC by the Company, including the proxy statement/prospectus (when available), will be available free of charge on the Company’s investor relations website at investors.instacart.com.

Participants in the Solicitation

DoorDash, the Company, and certain of their respective directors, executive officers, and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the Proposed Transaction under the rules of the SEC. Information about the directors and executive officers of DoorDash, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in DoorDash’s Annual Report on Form 10-K for the year ended December 31, 2025, its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, and its definitive information statement on Schedule 14C filed with the SEC on August 27, 2026 (including the beneficial ownership information set forth therein), each filed with the SEC. Information about the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, each filed with the SEC. To the extent holdings of securities by the directors and executive officers of DoorDash or the Company have changed from the amounts reflected therein, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3, Statements of Changes in Beneficial Ownership on Form 4, or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5 subsequently filed with the SEC.

Other information regarding the interests of participants in the proxy solicitation, which may differ from the interests of DoorDash and the Company stockholders generally, will be contained in the Registration Statement, the proxy statement/prospectus, and other relevant materials to be filed with the SEC regarding the Proposed Transaction when they become available. Investors and security holders should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from DoorDash or the Company using the sources indicated above.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute an offer to sell, buy, or exchange, or the solicitation of an offer to sell, subscribe for, buy, or exchange any securities, or a solicitation of any vote or approval, in any jurisdiction, nor shall there be any sale, issuance, exchange, or transfer of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities, including the shares of DoorDash common stock to be issued as part of the merger consideration in the Proposed Transaction, shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Instacart Shopper Blog

The following blog post was made available in connection with the transaction beginning on October 29, 2026.

Instacart + DoorDash News: What it Means For Shoppers Today

Today, we announced that Instacart has entered into a definitive agreement to be acquired by DoorDash, marking an exciting new chapter for our company.

Importantly, nothing changes today about how you shop with Instacart. Instacart and DoorDash will continue operating as separate, independent companies until the transaction closes by the end of 2027 or in the first half of 2028, and there are no immediate changes to how you accept or deliver orders. We’ll keep you updated as relevant information becomes available.

Our goal has always been to make it easy for shoppers like you to flexibly earn with Instacart. By bringing together Instacart and DoorDash, we see an opportunity to create even more opportunities for you, such as more orders, closer to where you are, so that you can decide which orders best meet your needs.

We’re excited about what the combined company could make possible, and we’ll keep you updated as we have more to share. You can read more about today’s announcement in the joint press release here.

Thank you for all that you do for Instacart and its customers.

Chris Rogers

CEO, Instacart

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or the future financial or operating performance of DoorDash, Inc. (“DoorDash”) or Maplebear Inc. (the “Company”). In some cases, you can identify forward-looking statements because they contain words such as “may,” “aim,” “will,” “should,” “expect,” “plan,” “try,” “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “toward,” or “continue” or the negative of these words or other similar terms or expressions that concern DoorDash’s or the Company’s expectations, strategies, plans, or intentions. Forward-looking statements in this communication include, but are not limited to, statements regarding the proposed acquisition of the Company by DoorDash pursuant to the Agreement and Plan of Merger among DoorDash, Ibiza Merger Sub, Inc., a wholly owned subsidiary of DoorDash, and the Company (the “Merger Agreement” and such transaction, the “Proposed Transaction”); the expected financing of the Proposed Transaction; the expected timing and likelihood of completion of the Proposed Transaction on the terms contemplated or at all; the expected benefits, synergies, and strategic value of the Proposed Transaction, including the future financial and operating performance of the combined company; DoorDash’s plans and expectations regarding the integration of the Company; and the plans, objectives, expectations, and intentions of DoorDash and the Company with respect to the Proposed Transaction, the period of pendency of the Proposed Transaction, and the combined company. These expectations and beliefs may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay a termination fee or reimburse expenses; the ability to obtain, or delays in obtaining, governmental and regulatory approvals required for the Proposed Transaction, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any required clearance or approval under the Competition Act (Canada) or under the Israeli Economic Competition Law-1988, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Proposed Transaction; the ability to obtain the requisite approval of the Company stockholders; the satisfaction or waiver of the other conditions to the closing of the Proposed Transaction; delays in completing the Proposed Transaction, or the failure to complete the Proposed Transaction at all; the ability to obtain adequate financing or financings on satisfactory terms and the effect of any indebtedness incurred in connection with the Proposed Transaction on the combined company’s credit ratings; the ability to successfully integrate the Company’s business and to realize the anticipated cost savings, synergies, and other benefits of the Proposed Transaction within the expected timeframe or at all; the effect of any announcement relating to the Proposed Transaction on the market price of DoorDash’s or the Company’s common stock; fluctuations in the market price of DoorDash common stock and the possibility that the Company stockholders may receive a form of consideration different from what they elect as a result of proration; the nature, cost, and outcome of any litigation related to the Proposed Transaction; the risk that the Proposed Transaction disrupts current plans and operations or diverts management’s attention from ongoing business operations and opportunities; adverse reactions or changes to business or employee relationships resulting from the announcement, pendency, or completion of the Proposed Transaction; the ability of DoorDash and the Company to retain and hire key personnel; economic, financial, social, or political conditions that could adversely affect DoorDash or the Company; the macroeconomic environment and geopolitical uncertainty; competition; changes in legislation or governmental regulations; legal proceedings and regulatory matters and developments; and DoorDash’s and the Company’s respective brands and reputations. The forward-looking statements contained in this communication are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in the filings of DoorDash and the Company with the Securities and Exchange Commission (the “SEC”), including DoorDash’s and the Company’s respective Annual Reports on Form 10-K for the year ended December 31, 2025 and quarterly reports on Form 10-Q filed thereafter, as well as in the registration statement on Form S-4 and the proxy statement/prospectus described below when they become available. All forward-looking statements in this communication are based on information available to DoorDash and the Company and assumptions and beliefs as of the date hereof, and each of DoorDash and the Company disclaims any obligation to update any forward-looking statements, except as required by law.

Important Additional Information Will Be Filed with the SEC and Where to Find It

In connection with the Proposed Transaction, DoorDash intends to file with the SEC a registration statement on Form S-4 (the “Registration Statement”) to register the shares of DoorDash common stock to be issued in connection with the Proposed Transaction. The Registration Statement will include a proxy statement of the Company that also constitutes a prospectus of DoorDash (the “proxy statement/prospectus”). Each of DoorDash and the Company may also file other relevant documents with the SEC regarding the Proposed Transaction. After the Registration Statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to stockholders of the Company as of the record date established for voting on the Proposed Transaction. This communication is not a substitute for the Registration Statement, the proxy statement/prospectus, or any other document that DoorDash or the Company may file with the SEC in connection with the Proposed Transaction. INVESTORS AND SECURITY HOLDERS OF DOORDASH AND THE COMPANY ARE URGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE PROXY STATEMENT/PROSPECTUS AND DOCUMENTS INCORPORATED THEREIN BY REFERENCE, AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DOORDASH, THE COMPANY, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO, AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the Registration Statement and the proxy statement/prospectus (when available), as each may be amended or supplemented from time to time, and other documents containing important information about DoorDash, the Company, and the Proposed Transaction, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by DoorDash, including the proxy statement/prospectus (when available), will be available free of charge on DoorDash’s investor relations website at ir.doordash.com. Copies of the documents filed with the SEC by the Company, including the proxy statement/prospectus (when available), will be available free of charge on the Company’s investor relations website at investors.instacart.com.

Participants in the Solicitation

DoorDash, the Company, and certain of their respective directors, executive officers, and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the Proposed Transaction under the rules of the SEC. Information about the directors and executive officers of DoorDash, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in DoorDash’s Annual Report on Form 10-K for the year ended December 31, 2025, its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, and its definitive information statement on Schedule 14C filed with the SEC on August 27, 2026 (including the beneficial ownership information set forth therein), each filed with the SEC. Information about the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, each filed with the SEC. To the extent holdings of securities by the directors and executive officers of DoorDash or the Company have changed from the amounts reflected therein, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3, Statements of Changes in Beneficial Ownership on Form 4, or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5 subsequently filed with the SEC.

Other information regarding the interests of participants in the proxy solicitation, which may differ from the interests of DoorDash and the Company stockholders generally, will be contained in the Registration Statement, the proxy statement/prospectus, and other relevant materials to be filed with the SEC regarding the Proposed Transaction when they become available. Investors and security holders should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from DoorDash or the Company using the sources indicated above.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute an offer to sell, buy, or exchange, or the solicitation of an offer to sell, subscribe for, buy, or exchange any securities, or a solicitation of any vote or approval, in any jurisdiction, nor shall there be any sale, issuance, exchange, or transfer of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities, including the shares of DoorDash common stock to be issued as part of the merger consideration in the Proposed Transaction, shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

General FAQ

The following FAQ were made available in connection with the transaction beginning on October 29, 2026.

Why are DoorDash and Instacart coming together, and why now? DoorDash and Instacart share a mission to help local businesses succeed, and together will give merchants of all sizes the tools they need to compete against the world’s large, vertically integrated retail platforms.

What should DoorDash and Instacart consumers expect? Together, DoorDash and Instacart will provide more selection, more choice, and faster, more affordable delivery options. Members of DashPass and Instacart+ will no longer pay two separate subscription fees, saving consumers an estimated $100M per year on membership fees alone.

What does this mean for Dashers and Shoppers? More orders for local stores means more orders for both Dashers and Shoppers to fulfill and more ways to earn. At close, Shoppers will maintain the flexibility to choose how much they work, see the information they need to decide which batches to accept, and continue to benefit from Cart Star ratings. Take on DoorDash orders, or just Shop – the choice is theirs.

What does this mean for merchants? Together, DoorDash and Instacart will give local grocers and retailers of every size the best of both: DoorDash’s delivery network, and Instacart’s grocery and fulfillment technology. They will have the tools the biggest players have with faster, more affordable delivery options than they do today.

Will grocery prices go up for consumers? We expect the opposite. We intend to use the combination to help make bigger investments in affordability, which in turn will help create more sales for local stores and more earnings opportunities for Dashers and Shoppers.

Will the Instacart app go away? The Instacart app and brand will stay intact.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or the future financial or operating performance of DoorDash, Inc. (“DoorDash”) or Maplebear Inc. (the “Company”). In some cases, you can identify forward-looking statements because they contain words such as “may,” “aim,” “will,” “should,” “expect,” “plan,” “try,” “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “toward,” or “continue” or the negative of these words or other similar terms or expressions that concern DoorDash’s or the Company’s expectations, strategies, plans, or intentions. Forward-looking statements in this communication include, but are not limited to, statements regarding the proposed acquisition of the Company by DoorDash pursuant to the Agreement and Plan of Merger among DoorDash, Ibiza Merger Sub, Inc., a wholly owned subsidiary of DoorDash, and the Company (the “Merger Agreement” and such transaction, the “Proposed Transaction”); the expected financing of the Proposed Transaction; the expected timing and likelihood of completion of the Proposed Transaction on the terms contemplated or at all; the expected benefits, synergies, and strategic value of the Proposed Transaction, including the future financial and operating performance of the combined company; DoorDash’s plans and expectations regarding the integration of the Company; and the plans, objectives, expectations, and intentions of DoorDash and the Company with respect to the Proposed Transaction, the period of pendency of the Proposed Transaction, and the combined company. These expectations and beliefs may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay a termination fee or reimburse expenses; the ability to obtain, or delays in obtaining, governmental and regulatory approvals required for the Proposed Transaction, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any required clearance or approval under the Competition Act (Canada) or under the Israeli Economic Competition Law-1988, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Proposed Transaction; the ability to obtain the requisite approval of the Company stockholders; the satisfaction or waiver of the other conditions to the closing of the Proposed Transaction; delays in completing the Proposed Transaction, or the failure to complete the Proposed Transaction at all; the ability to obtain adequate financing or financings on satisfactory terms and the effect of any indebtedness incurred in connection with the Proposed Transaction on the combined company’s credit ratings; the ability to successfully integrate the Company’s business and to realize the anticipated cost savings, synergies, and other benefits of the Proposed Transaction within the expected timeframe or at all; the effect of any announcement relating to the Proposed Transaction on the market price of DoorDash’s or the Company’s common stock; fluctuations in the market price of DoorDash common stock and the possibility that the Company stockholders may receive a form of consideration different from what they elect as a result of proration; the nature, cost, and outcome of any litigation related to the Proposed Transaction; the risk that the Proposed Transaction disrupts current plans and operations or diverts management’s attention from ongoing business operations and opportunities; adverse reactions or changes to business or employee relationships resulting from the announcement, pendency, or completion of the Proposed Transaction; the ability of DoorDash and the Company to retain and hire key personnel; economic, financial, social, or political conditions that could adversely affect DoorDash or the Company; the macroeconomic environment and geopolitical uncertainty; competition; changes in legislation or governmental regulations; legal proceedings and regulatory matters and developments; and DoorDash’s and the Company’s respective brands and reputations. The forward-looking statements contained in this communication are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in the filings of DoorDash and the Company with the Securities and Exchange Commission (the “SEC”), including DoorDash’s and the Company’s respective Annual Reports on Form 10-K for the year ended December 31, 2025 and quarterly reports on Form 10-Q filed thereafter, as well as in the registration statement on Form S-4 and the proxy statement/prospectus described below when they become available. All forward-looking statements in this communication are based on information available to DoorDash and the Company and assumptions and beliefs as of the date hereof, and each of DoorDash and the Company disclaims any obligation to update any forward-looking statements, except as required by law.

Important Additional Information Will Be Filed with the SEC and Where to Find It

In connection with the Proposed Transaction, DoorDash intends to file with the SEC a registration statement on Form S-4 (the “Registration Statement”) to register the shares of DoorDash common stock to be issued in connection with the Proposed Transaction. The Registration Statement will include a proxy statement of the Company that also constitutes a prospectus of DoorDash (the “proxy statement/prospectus”). Each of DoorDash and the Company may also file other relevant documents with the SEC regarding the Proposed Transaction. After the Registration Statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to stockholders of the Company as of the record date established for voting on the Proposed Transaction. This communication is not a substitute for the Registration Statement, the proxy statement/prospectus, or any other document that DoorDash or the Company may file with the SEC in connection with the Proposed Transaction. INVESTORS AND SECURITY HOLDERS OF DOORDASH AND THE COMPANY ARE URGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE PROXY STATEMENT/PROSPECTUS AND DOCUMENTS INCORPORATED THEREIN BY REFERENCE, AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DOORDASH, THE COMPANY, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO, AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the Registration Statement and the proxy statement/prospectus (when available), as each may be amended or supplemented from time to time, and other documents containing important information about DoorDash, the Company, and the Proposed Transaction, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by DoorDash, including the proxy statement/prospectus (when available), will be available free of charge on DoorDash’s investor relations website at ir.doordash.com. Copies of the documents filed with the SEC by the Company, including the proxy statement/prospectus (when available), will be available free of charge on the Company’s investor relations website at investors.instacart.com.

Participants in the Solicitation

DoorDash, the Company, and certain of their respective directors, executive officers, and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the Proposed Transaction under the rules of the SEC. Information about the directors and executive officers of DoorDash, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in DoorDash’s Annual Report on Form 10-K for the year ended December 31, 2025, its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, and its definitive information statement on Schedule 14C filed with the SEC on August 27, 2026 (including the beneficial ownership information set forth therein), each filed with the SEC. Information about the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, each filed with the SEC. To the extent holdings of securities by the directors and executive officers of DoorDash or the Company have changed from the amounts reflected therein, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3, Statements of Changes in Beneficial Ownership on Form 4, or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5 subsequently filed with the SEC.

Other information regarding the interests of participants in the proxy solicitation, which may differ from the interests of DoorDash and the Company stockholders generally, will be contained in the Registration Statement, the proxy statement/prospectus, and other relevant materials to be filed with the SEC regarding the Proposed Transaction when they become available. Investors and security holders should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from DoorDash or the Company using the sources indicated above.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute an offer to sell, buy, or exchange, or the solicitation of an offer to sell, subscribe for, buy, or exchange any securities, or a solicitation of any vote or approval, in any jurisdiction, nor shall there be any sale, issuance, exchange, or transfer of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities, including the shares of DoorDash common stock to be issued as part of the merger consideration in the Proposed Transaction, shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Instacart enters into definitive agreement to be acquired by DoorDash in a cash-and-stock transaction with an equity value of approximately $17 billion

Additionally, in a separate release issued today, Instacart announced that it has entered into a definitive agreement to be acquired by DoorDash, Inc. (NASDAQ: DASH). The cash-and-stock transaction values Instacart at an equity value of approximately $17 billion.

In light of the announced agreement to be acquired by DoorDash, Instacart has cancelled its earnings conference call previously scheduled for November 5, 2026.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or the future financial or operating performance of DoorDash, Inc. (“DoorDash”) or Maplebear Inc. (the “Company”). In some cases, you can identify forward-looking statements because they contain words such as “may,” “aim,” “will,” “should,” “expect,” “plan,” “try,” “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “toward,” or “continue” or the negative of these words or other similar terms or expressions that concern DoorDash’s or the Company’s expectations, strategies, plans, or intentions. Forward-looking statements in this communication include, but are not limited to, statements regarding the proposed acquisition of the Company by DoorDash pursuant to the Agreement and Plan of Merger among DoorDash, Ibiza Merger Sub, Inc., a wholly owned subsidiary of DoorDash, and the Company (the “Merger Agreement” and such transaction, the “Proposed Transaction”); the expected financing of the Proposed Transaction; the expected timing and likelihood of completion of the Proposed Transaction on the terms contemplated or at all; the expected benefits, synergies, and strategic value of the Proposed Transaction, including the future financial and operating performance of the combined company; DoorDash’s plans and expectations regarding the integration of the Company; and the plans, objectives, expectations, and intentions of DoorDash and the Company with respect to the Proposed Transaction, the period of pendency of the Proposed Transaction, and the combined company. These expectations and beliefs may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay a termination fee or reimburse expenses; the ability to obtain, or delays in obtaining, governmental and regulatory approvals required for the Proposed Transaction, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any required clearance or approval under the Competition Act (Canada) or under the Israeli Economic Competition Law-1988, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Proposed Transaction; the ability to obtain the requisite approval of the Company stockholders; the satisfaction or waiver of the other conditions to the closing of the Proposed Transaction; delays in completing the Proposed Transaction, or the failure to complete the Proposed Transaction at all; the ability to obtain adequate financing or financings on satisfactory terms and the effect of any indebtedness incurred in connection with the Proposed Transaction on the combined company’s credit ratings; the ability to successfully integrate the Company’s business and to realize the anticipated cost savings, synergies, and other benefits of the Proposed Transaction within the expected timeframe or at all; the effect of any announcement relating to the Proposed Transaction on the market price of DoorDash’s or the Company’s common stock; fluctuations in the market price of DoorDash common stock and the possibility that the Company stockholders may receive a form of consideration different from what they elect as a result of proration; the nature, cost, and outcome of any litigation related to the Proposed Transaction; the risk that the Proposed Transaction disrupts current plans and operations or diverts management’s attention from ongoing business operations and opportunities; adverse reactions or changes to business or employee relationships resulting from the announcement, pendency, or completion of the Proposed Transaction; the ability of DoorDash and the Company to retain and hire key personnel; economic, financial, social, or political conditions that could adversely affect DoorDash or the Company; the macroeconomic environment and geopolitical uncertainty; competition; changes in legislation or governmental regulations; legal proceedings and regulatory matters and developments; and DoorDash’s and the Company’s respective brands and reputations. The forward-looking statements contained in this communication are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in the filings of DoorDash and the Company with the Securities and Exchange Commission (the “SEC”), including DoorDash’s and the Company’s respective Annual Reports on Form 10-K for the year ended December 31, 2025 and quarterly reports on Form 10-Q filed thereafter, as well as in the registration statement on Form S-4 and the proxy statement/prospectus described below when they become available. All forward-looking statements in this communication are based on information available to DoorDash and the Company and assumptions and beliefs as of the date hereof, and each of DoorDash and the Company disclaims any obligation to update any forward-looking statements, except as required by law.

Important Additional Information Will Be Filed with the SEC and Where to Find It

In connection with the Proposed Transaction, DoorDash intends to file with the SEC a registration statement on Form S-4 (the “Registration Statement”) to register the shares of DoorDash common stock to be issued in connection with the Proposed Transaction. The Registration Statement will include a proxy statement of the Company that also constitutes a prospectus of DoorDash (the “proxy statement/prospectus”). Each of DoorDash and the Company may also file other relevant documents with the SEC regarding the Proposed Transaction. After the Registration Statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to stockholders of the Company as of the record date established for voting on the Proposed Transaction. This communication is not a substitute for the Registration Statement, the proxy statement/prospectus, or any other document that DoorDash or the Company may file with the SEC in connection with the Proposed Transaction. INVESTORS AND SECURITY HOLDERS OF DOORDASH AND THE COMPANY ARE URGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE PROXY STATEMENT/PROSPECTUS AND DOCUMENTS INCORPORATED THEREIN BY REFERENCE, AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DOORDASH, THE COMPANY, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO, AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the Registration Statement and the proxy statement/prospectus (when available), as each may be amended or supplemented from time to time, and other documents containing important information about DoorDash, the Company, and the Proposed Transaction, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by DoorDash, including the proxy statement/prospectus (when available), will be available free of charge on DoorDash’s investor relations website at ir.doordash.com. Copies of the documents filed with the SEC by the Company, including the proxy statement/prospectus (when available), will be available free of charge on the Company’s investor relations website at investors.instacart.com.

Participants in the Solicitation

DoorDash, the Company, and certain of their respective directors, executive officers, and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the Proposed Transaction under the rules of the SEC. Information about the directors and executive officers of DoorDash, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in DoorDash’s Annual Report on Form 10-K for the year ended December 31, 2025, its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, and its definitive information statement on Schedule 14C filed with the SEC on August 27, 2026 (including the beneficial ownership information set forth therein), each filed with the SEC. Information about the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its definitive proxy statement on Schedule 14A for its 2026 Annual Meeting of Stockholders, each filed with the SEC. To the extent holdings of securities by the directors and executive officers of DoorDash or the Company have changed from the amounts reflected therein, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3, Statements of Changes in Beneficial Ownership on Form 4, or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5 subsequently filed with the SEC.

Other information regarding the interests of participants in the proxy solicitation, which may differ from the interests of DoorDash and the Company stockholders generally, will be contained in the Registration Statement, the proxy statement/prospectus, and other relevant materials to be filed with the SEC regarding the Proposed Transaction when they become available. Investors and security holders should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from DoorDash or the Company using the sources indicated above.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute an offer to sell, buy, or exchange, or the solicitation of an offer to sell, subscribe for, buy, or exchange any securities, or a solicitation of any vote or approval, in any jurisdiction, nor shall there be any sale, issuance, exchange, or transfer of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities, including the shares of DoorDash common stock to be issued as part of the merger consideration in the Proposed Transaction, shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.